Registration No.  333-69703

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                          PRE-EFFECTIVE AMENDMENT NO. 1

                                       to
                                    FORM S-11
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         SENIOR HOUSING PROPERTIES TRUST
             (Exact name of registrant as specified in its charter)

                                400 Centre Street
                           Newton, Massachusetts 02458
                                 (617) 796-8350
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                David J. Hegarty
                         Senior Housing Properties Trust
                                400 Centre Street
                           Newton, Massachusetts 02458
                                 (617) 796-8350
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:


  Alexander A. Notopoulos, Jr., Esq.            Howard G. Godwin, Jr., Esq.
       Sullivan & Worcester LLP                      Brown & Wood LLP
        One Post Office Square                    One World Trade Center
     Boston, Massachusetts 02109               New York, New York 10048-0557
            (617) 338-2800                            (212) 839-5300


     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              Subject to Completion
                  Preliminary prospectus dated January 7, 1999

PROSPECTUS
                                11,000,000 Shares
                         Senior Housing Properties Trust
                      Common Shares of Beneficial Interest

                           ---------------------------


     Senior Housing Properties Trust is a real estate investment trust. Upon completion of this offering, we will own or have commitments to buy 98 senior housing, congregate communities, assisted living properties and nursing homes, with 13,750 units/beds that are leased to nine unaffiliated tenants.


     This is Senior Housing Properties Trust's initial public offering of common shares. Prior to this offering no public market for the common shares has existed. We intend to make regular quarterly distributions initially at the rate of $.40 per share ($1.60 per share on an annual basis) commencing with the quarter ending March 31, 1999. We expect the public offering price to be between $18.00 and $20.00 per common share. After pricing of the offering, we expect that the common shares will trade on the New York Stock Exchange under the symbol "__."


     We are simultaneously offering 350,000 common shares in a separate offering to our Managing Trustees. The Managing Trustees will pay the public offering price per share set forth below. No underwriting discount will be paid with respect to these shares, and we will receive 100% of the proceeds.


     Investing in the common shares involves risks which are described in the "Risk Factors" section beginning on page 12 of this prospectus, including:

     o A majority of our income will come from one tenant, Marriott International, Inc.
     o Some of our tenants may experience problems beyond our control which impair their abilities to pay rent and our ability to make distributions.
     o    Some of our properties are subject to burdensome regulations.
     o Some of the properties we expect to buy from Marriott are not yet fully built.
     o Our ability to grow will depend upon our future access to capital and future efforts by our investment advisor, Managing Trustees and officers.
     o Affiliates will own 36% of our shares, their interests may not coincide with the interest of other shareholders, and these affiliates will receive substantial benefits from this offering.

                                                                             Per Share            Total
Public Offering Price...................................................
Underwriting Discount...................................................
Proceeds, before expenses, to Senior Housing Properties Trust...........

     The underwriters may also purchase up to an additional 1,650,000 shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We expect that the common shares will be ready for delivery in New York, New York on or about ___________, 1999.

                           ---------------------------
                               Merrill Lynch & Co.
                           ---------------------------

                     The date of this prospectus is , 1999.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                                               [ALTERNATE PAGE]

                              Subject to Completion
                  Preliminary prospectus dated January 7, 1999

PROSPECTUS

                                 350,000 Shares
                         Senior Housing Properties Trust
                      Common Shares of Beneficial Interest

                           ---------------------------

     Senior Housing Properties Trust is a real estate investment trust. Upon completion of this offering, we will own or have commitments to buy 98 senior housing, congregate communities, assisted living properties and nursing homes, with 13,750 units/beds that are leased to nine unaffiliated tenants.


     This is Senior Housing Properties Trust's initial public offering of common shares. Prior to this offering no public market for the common shares has existed. We intend to make regular quarterly distributions initially at the rate of $.40 per share ($1.60 per share on an annual basis) commencing with the quarter ending March 31, 1999. We expect the public offering price to be between $18.00 and $20.00 per common share. After pricing of the offering, we expect that the common shares will trade on the New York Stock Exchange under the symbol "__."


     We are simultaneously offering 11,000,000 common shares in a separate underwritten offering to the public at the same public offering price as set forth below. In connection with that offering, we have granted the underwriters an option to purchase up to an additional 1,650,000 shares within 30 days from the date of this prospectus to cover over-allotments. The underwriters are not associated with, or underwriters with respect to, the 350,000 shares to which this prospectus relates.


     Investing in the common shares involves risks which are described in the "Risk Factors" section beginning on page 12 of this prospectus, including:

     o A majority of our income will come from one tenant, Marriott International, Inc.

     o Some of our tenants may experience problems beyond our control which impair their abilities to pay rent and our ability to make distributions.
     o    Some of our properties are subject to burdensome regulations.
     o Some of the properties we expect to buy from Marriott are not yet fully built.
     o Our ability to grow will depend upon our future access to capital and future efforts by our investment advisor, Managing Trustees and officers.
     o Affiliates will own 36% of our shares, their interests may not coincide with the interest of other shareholders, and these affiliates will receive substantial benefits from this offering.

                                                                             Per Share            Total
Public Offering Price...................................................
Proceeds, before expenses, to Senior Housing Properties Trust ..........

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We expect that the common shares will be ready for delivery in New York, New York on or about ___________, 1999.

                     The date of this prospectus is , 1999.

                                                 TABLE OF CONTENTS
                                                                                                              Page

Summary..........................................................................................................5
Risk Factors....................................................................................................12
     Dependence Upon Marriott...................................................................................12
     Dependence Upon Tenants....................................................................................12
     Real Estate Risks..........................................................................................12
     Healthcare Properties Risks................................................................................13
     Completion of New Marriott Properties......................................................................13
     Possible Failure of Growth Strategy........................................................................13
     Limited Operating History and Dependence Upon Key Personnel................................................14
     Concentration of Ownership.................................................................................14
     Conflicts of Interest......................................................................................14
     Benefits to Related Parties................................................................................15
     Lack of Prior Market for the Common Shares.................................................................15
     Possible Future Sales of Common Shares.....................................................................15
     Tax Risks..................................................................................................16
     Risks of Debt Leverage.....................................................................................16
     Ownership Limitations and Anti-Takeover Provisions.........................................................16
     Policy Changes.............................................................................................16
     Properties Subject to Ground Leases........................................................................16
     Dilution...................................................................................................17
Distributions ..................................................................................................18
Dilution........................................................................................................21
Use of Proceeds.................................................................................................22
Capitalization..................................................................................................22
The Company.....................................................................................................23
     Formation..................................................................................................23
     History and Management.....................................................................................24
     Growth Strategy............................................................................................25
     Senior Living Real Estate Market...........................................................................25
     Government Regulations and Rate Setting....................................................................27
     Competition................................................................................................29
Initial Properties..............................................................................................31
Initial Tenants.................................................................................................35
     Marriott International, Inc................................................................................36
     Brookdale Living Communities, Inc..........................................................................37
     Mariner Post-Acute Network, Inc............................................................................37
     Integrated Health Services, Inc............................................................................37
     Sun Healthcare Group, Inc..................................................................................37
     Genesis Health Ventures, Inc...............................................................................38
     Privately Owned Tenants....................................................................................38
Initial Leases..................................................................................................39
     Lease Terms................................................................................................41
Selected Historical and Adjusted Pro Forma Financial Information................................................43
Management's Discussion and Analysis of Financial Condition and Results of Operations...........................44
     Overview...................................................................................................44
     Adjusted Pro Forma Results of Operations...................................................................44
     Historical Results of Operations...........................................................................45
     Liquidity and Capital Resources............................................................................45
Management......................................................................................................48
     Trustees and Executive Officers............................................................................48
     Committees of the Board of Trustees........................................................................49
     Compensation of the Trustees and Officers..................................................................49

                                                        2


     Incentive Share Award Plan.................................................................................49
     Limitation of Liability and Indemnification................................................................49
     The Investment Advisor and the Advisory Agreement..........................................................50
     Legal Proceedings..........................................................................................52
     Certain Transactions.......................................................................................53
Policies with Respect to Certain Activities.....................................................................53
     Investment Policies........................................................................................54
     Disposition Policies.......................................................................................54
     Financing Policies.........................................................................................54
     Conflict of Interest Policies..............................................................................55
     Policies with Respect to Other Activities..................................................................55
Summary of the Transaction Agreement............................................................................56
Certain Provisions of Maryland Law and of the Company's
     Declaration of Trust and By-laws...........................................................................58
     Trustees...................................................................................................58
     Advance Notice of Trustee Nominations and New Business.....................................................59
     Liability and Indemnification of Trustees and Officers.....................................................60
     Shareholder Liability......................................................................................61
     Maryland Asset Requirements................................................................................61
     Transactions with Affiliates, Trustees, Employees, Officers or Agents......................................61
     Voting by Shareholders.....................................................................................62
     Restrictions on Transfer of Shares.........................................................................62
     Business Combinations......................................................................................65
     Control Share Acquisitions.................................................................................65
     Amendment to the Declaration of Trust......................................................................66
     Dissolution of the Company.................................................................................66
     Anti-takeover Effect of Certain Provisions of Maryland Law and of the Declaration of Trust and
         By-laws................................................................................................67
Description of the Securities...................................................................................67
     General....................................................................................................67
     Common Shares..............................................................................................67
     Power to Issue Additional Common Shares....................................................................68
     Restrictions on Transfer of Shares.........................................................................68
     Transfer Agent and Registrar...............................................................................68
Principal Shareholders..........................................................................................69
Federal Income Tax Considerations...............................................................................70
     Taxation as a REIT.........................................................................................70
     REIT Qualification Requirements............................................................................72
     Federal Income Tax Treatment of Leases.....................................................................77
     Depreciation of Properties.................................................................................78
     Taxation of U.S. Shareholders..............................................................................79
     Taxation of Certain Tax-Exempt U.S. Shareholders...........................................................81
     Taxation of Non-U.S. Shareholders..........................................................................81
     Backup Withholding and Information Reporting Requirements..................................................84
     Other Tax Considerations...................................................................................85
ERISA Plans, Keogh Plans and Individual Retirement Accounts.....................................................85
     General Fiduciary Obligations..............................................................................85
     Prohibited Transactions....................................................................................85
     Special Fiduciary and Prohibited Transactions Considerations...............................................86
Underwriting....................................................................................................88
Experts.........................................................................................................90
Legal Matters...................................................................................................90
Where You Can Find Additional Information.......................................................................91
Index to Financial Statements..................................................................................F-1


                           ---------------------------


                           FORWARD LOOKING STATEMENTS

     This prospectus contains forward looking statements. We have based these statements on our current expectations about future events and on assumptions we have made. These forward looking statements are subject to risks and uncertainties which could cause actual results or events to differ materially from those we project. Prospective purchasers should not place undue reliance on these forward looking statements. We undertake no obligation to update or revise any forward looking statements as a result of new information, future events or otherwise.

                           ---------------------------


     You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that our business, financial condition, results of operations and prospects may have changed since the date appearing on the cover of this prospectus.

                           ---------------------------


     The Declaration of Trust establishing Senior Housing Properties Trust, dated December 16, 1998, a copy of which, together with all amendments thereto, is filed in the office of the Department of Assessments and Taxation of the State of Maryland, provides that the name "Senior Housing Properties Trust" refers to the trustees under the Declaration of Trust as trustees, but not individually or personally. The Declaration of Trust also provides that no trustee, officer, shareholder, employee or agent of Senior Housing Properties Trust shall be held to any personal liability for any obligation of, or claim against, Senior Housing Properties Trust. All persons dealing with Senior Housing Properties Trust shall look only to the assets of Senior Housing Properties Trust for the payment of any sum or the performance of any obligation.

                           ---------------------------


     In this prospectus we assume that the 84 properties currently owned by HRP have been transferred to us and that a binding agreement has been signed with respect to the 14 new Marriott properties to be acquired that is consistent with the letter of intent presently in effect. These events are expected to occur before this offering commences. Similarly, the descriptions of the Declaration of Trust, By-laws, management and common shares contained in this prospectus are presented giving effect to various changes that will occur before the sale of our common shares. All references to owned properties include investments in mortgages on properties for which we have nominal price purchase options.

                                     SUMMARY

     This summary highlights some information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in the common shares. You should read the entire prospectus carefully. Unless otherwise stated, references to Senior Housing Properties Trust or the Company include its consolidated subsidiaries and the information contained in this prospectus assumes the underwriters do not exercise their over-allotment option.

                                   THE COMPANY

     Senior Housing Properties Trust (the "Company") is a real estate investment trust ("REIT") formed to acquire and own senior living properties that are leased to unaffiliated tenants, including senior housing, congregate communities, assisted living properties and nursing homes. We currently own 84 properties including 14 leased to Marriott International, Inc. (including its subsidiaries, "Marriott"). We will use the proceeds from this offering to purchase 14 additional assisted living properties which we will lease to subsidiaries of Marriott. If we do not acquire all of these Marriott properties, we intend to use the proceeds for working capital and other general business purposes including other acquisitions. This offering is not conditioned upon the acquisition of any particular properties.

     The following chart shows the composition of our portfolio at historical costs after the purchase of the 14 new Marriott properties.


o    $819 million total assets
o    100% invested in senior housing
o    99% leased to 6 public companies
o    63% leased to Marriott
o    94% of rents from leases with
     at least 12 years remaining

                    [chart showing composition of portfolio]

                                      No. of
Tenant                                Properties            Historical Cost                    Percentage
------                                ----------            ---------------                    ----------
Marriott International                28                    $519 million                       63%

Brookdale Living                      4                     $102 million                       12%
Communities

Mariner Post-Acute                    26                    $87 million                        11%
Network

Integrated Health                     32                    $66 million                        8%
Services

Sun Healtcare Group                   4                     $21 million                        3%

Genesis Health                        1                     $13 million                        2%
Ventures

Other Operators                       3                     $11 million                        1%

Growth Strategy

     The population of the United States is aging. During the past 35 years, the increasing percentage of women working away from their homes, the high divorce rate and societal mobility have all combined to make traditional arrangements of family care for aging relatives less available. Although there are benefits to home healthcare, it is generally more economically efficient to congregate the elderly in properties with specialized services than to bring those services to diverse locations. Similarly, the cost containment pressure to reduce lengths of stay for the elderly in high cost hospitals has increased the need for intermediate care properties. We believe this combination of demographic, social and economic factors will increase the demand for specialized senior housing properties and nursing homes for the foreseeable future.

     Our business plan is to profit from this increasing demand in two ways. First, we intend to purchase additional properties and lease them at rents that are greater than our costs of acquisition capital. Second, we intend to structure leases that have periodic rental increases. We expect that our future investments will focus upon properties similar to the new Marriott properties. We expect these newer properties to attract residents who use private resources, rather than government programs, to pay for rent and services.

History and Management


     We are presently a 100% owned subsidiary of HRPT Properties Trust, a NYSE listed REIT ("HRP"). All 84 properties that we own were acquired by HRP since 1987. Our operations will be conducted by our investment advisor, REIT
Management & Research, Inc. ("RMR"). RMR is owned by our Managing Trustees, Barry M. Portnoy and Gerard M. Martin. RMR has approximately 180 full time employees, and its principals and other personnel have experience in managing REITs to produce increasing distributions and have extensive contacts in the senior housing and healthcare industries.

     Our management team founded HRP in 1986 with $63 million invested in seven healthcare properties leased to two tenants. Today, HRP has approximately $3 billion invested in 255 properties leased to over 500 tenants. As HRP grew, it diversified its investments to include hotels, office buildings and senior housing properties in addition to its original healthcare facilities. During its 12 years in business, HRP has made 48 consecutive quarterly distributions and raised its distribution rate 13 times.

     In 1995 our management team founded a new REIT, Hospitality Properties Trust ("HPT"), to capitalize separately and grow HRP's hotel investments. At its initial public offering in 1995 HPT had $329 million invested in 37 hotels leased to one tenant. Today, HPT has almost $1.8 billion invested in 167 hotels leased to nine tenants. During its three and one half years in business, HPT has made 14 consecutive quarterly distributions and raised its distribution rate nine times.


     A primary purpose of this offering is to capitalize separately our Company as a new REIT with a strong core of senior housing real estate and industry contacts to take advantage of favorable market conditions. To facilitate these efforts two senior officers of RMR will be assigned to devote substantially all of their business time to our Company. David J. Hegarty is currently the President and Chief Operating Officer of both RMR and HRP. Ajay Saini is currently a Vice President of RMR and Treasurer and Chief Financial Officer of HRP. Upon completion of this offering, Messrs. Hegarty and Saini will resign their positions at HRP and assume similar positions at our Company. All other RMR personnel including our Managing Trustees, Messrs. Portnoy and Martin, will devote a significant part of their time to assist in this effort.

     Upon the completion of this offering, HRP will distribute 13,187,380 of our common shares to its shareholders on the basis of one common share for every 10 HRP shares owned on _______, 1999. HRP will retain 13,187,380 common shares after this distribution. Simultaneously with this offering, our Managing Trustees will purchase 350,000 common shares at the same price paid by public investors. After completion of this offering, our Managing Trustees will own 1%, HRP will own 35% and the public generally (including public shareholders of HRP) will own 64% of our Company.

Competition

     There are several publicly owned REITs that today invest in senior housing and healthcare real estate. Also, some asset based finance companies and banks have marketing programs to provide sale leaseback and mortgage financing for these types of properties. Some of these competitors have resources that are greater than we will have and some have a cost of capital that may be less than we will have. Nonetheless, we believe that we will be able to successfully compete for new investments for at least five reasons:

     First, our initial senior living properties have solid records of performance. We will commence business with a large and diversified portfolio of properties which have strong prospects based on demographic trends and which are subject to long term leases.

     Second, we will be the only REIT exclusively focused on senior living properties. We do not intend to invest in medical office buildings, hospitals or any properties which do not benefit from the projected aging of the American population.

     Third, current market conditions have created an opportunity for a new market entrant to purchase and lease senior living properties. A large number of recently developed properties are currently available. The current turmoil in the mortgage markets has limited capital for new development and has reduced the financing available to several of our competitors. A new Medicare prospective payment program has caused nursing homes to be revalued so that purchase prices and rents can be set at levels which are well covered by current and projected property operations.

     Fourth, our proposed methods of doing business are intended to be attractive to a diversified group of prospective sellers and tenants of senior living properties. We intend to do business only with unaffiliated sellers and tenants and to retain the financial flexibility to work with our tenants to meet their business requirements.

     Finally, and perhaps most importantly, our management team has extensive experience and contacts in the senior housing and healthcare real estate markets.

Properties

     After completion of our purchase and lease of the 14 new assisted living properties from Marriott, 56% of our rent will come from properties leased to Marriott and 94% of our rent will come from property leases which are committed until December 31, 2010. The following table summarizes the tenants, types of properties and important lease terms for our properties:

                                                                           Lease           Annual           Percentage
Tenant                       Properties                                    Term             Rent           of Total Rent
------                       ----------                                    ----             ----           -------------
                                                                                         ($ in 000s)

Marriott (current            14 congregate                                 2013            $29,539            33.3%
properties)                  communities/assisted living
                             properties (3,932 units)

Marriott (new                14 assisted living properties             2014 and 2016        20,349            22.9
properties)                  (1,803 units)

Mariner Post-Acute           26 nursing homes (3,497 beds)                 2013             15,180            17.1
Network, Inc.

Brookdale Living             4 congregate communities                      2019             10,186            11.5
Communities, Inc.            (829 units)

Integrated Health            32 nursing homes (2,454 beds)                 2010              7,684             8.7
Services, Inc.

Sun Healthcare               4 nursing homes (565 beds)                    2005              2,732             3.1
Group, Inc.

Genesis Health               1 nursing home (150 beds)                     2005              1,440             1.6
Ventures, Inc.

Private Companies            3 nursing homes (520 beds)                2001 to 2007          1,638             1.8
                             --------------------------                                    -------            ----

          Totals:            98 properties                                                 $88,748             100%
                             (13,750 units/beds)                                           -------            ----

                                                         7

Distributions

     We intend to make distributions on a quarterly basis. We expect the initial quarterly distribution rate to be $.40 per share ($1.60 per share on an annual basis). We will make our initial distribution shortly after the quarter ending March 31, 1999 in the anticipated amount of $__ per share (the pro rata amount from the date of the offering through March 31, 1999). We intend to periodically increase our distributions as our cash flow increases. Of course, we cannot guarantee that our cash flow will always permit us to make or increase distributions.


Company's Address

     Our principal place of business is located at 400 Centre Street, Newton, Massachusetts 02458, and our telephone number is (617) 796-8350.

                                  RISK FACTORS


     An investment in our common shares involves various risks. You should carefully consider the information contained in "Risk Factors" beginning on page 12 prior to investing. The following discussion summarizes some of these risks.


     o Dependence Upon Marriott. Marriott is our largest tenant. After we purchase and lease the 14 new Marriott properties, Marriott will be the source of 56% of our rents. Changes could occur at Marriott that are beyond our control and may jeopardize Marriott's ability to pay our rent.


     o Dependence Upon Tenants. Some or all of our tenants could incur operating or financial problems that jeopardize their ability to pay rents. If we cannot collect our rents, we may be unable to pay distributions.

     o Real Estate Risks. The real estate business is generally considered to be cyclical and subject to periodic oversupply. Our business will be subject to various risks customarily associated with real estate ownership and acquisitions, including environmental risks.

     o Healthcare Properties Risks. Certain healthcare properties are highly regulated. A large percentage of the revenues at certain healthcare properties are paid by government programs such as Medicare and Medicaid. Changes in these regulations or in the amounts of payments available under Medicare and Medicaid programs may restrict our tenants' abilities to pay rent.

     o Completion of New Marriott Properties. Construction of ___ of the 14 properties to be acquired from Marriott with the proceeds of this offering has not been completed. Because Marriott is responsible for this construction, we can provide no assurances that this construction will be completed in a timely manner or at all.

     o Possible Failure of Growth Strategy. Our growth strategy depends, in part, upon our ability to raise additional capital and to invest in new properties which will produce rents in excess of our costs of capital. We can provide no assurance that capital will be available at reasonable costs or that we will be able to purchase and lease additional properties.

     o Limited Operating History and Dependence Upon Key Personnel. We have not previously operated independently. Our success depends upon the efforts of our investment advisor, Managing Trustees and officers.

     o Concentration of Ownership. Upon completion of this offering HRP will own 35% of our outstanding common shares. This ownership will enable HRP to have a significant influence over shareholder decisions.

     o Conflicts of Interest. Barry M. Portnoy and Gerard M. Martin are the Managing Trustees of our Company and HRP and also own the investment advisor to our Company and HRP. The interests of HRP, of Messrs. Portnoy and Martin and of our investment advisor may, in certain circumstances, conflict with the best interests of our other shareholders.

     o Benefits to Related Parties. The completion of this offering will result in substantial benefits to related parties. For example, 14 of our properties will be mortgaged for $250 million, and we will use the proceeds to repay a loan from HRP.

     o Lack of Prior Market for the Common Shares. The market value of our common shares may decline if an active market does not develop after this offering.


     o Possible Future Sales of Common Shares. We may authorize and issue additional common shares without shareholder approval. In addition, the HRP shareholders receiving our common shares as a distribution from HRP will be free to sell their shares. An oversupply of shares available for sale could adversely affect the market price of our common shares.

     o Tax Risks. If we fail to meet complex REIT qualification requirements, we will be subject to corporate taxes and the money available to make distributions will be reduced.

     o Risks of Debt Leverage. If we incur excessive debt or are unable to refinance debt before its maturity, our ability to make distributions may be jeopardized. A default on secured debt may result in foreclosure on our mortgaged properties.

     o Ownership Limitations and Anti-Takeover Provisions. Shareholders are prohibited from owning more than 9.8% of our Company. Our Declaration of Trust and our By-laws contain other provisions that may inhibit a change of control. Because of these limitations our shareholders may be unable to realize a change of control premium for their common shares.

     o Policy Changes. Our Board of Trustees may change our investment and business policies without shareholder approval.

     o Properties Subject to Ground Leases. Two of our properties are on land that is leased rather than owned. Our tenants must pay rents under these ground leases as well as our rent. If a tenant fails to pay ground rent, we may have to do so to protect our investment in these properties.

     o Dilution. The book value per common share of our net assets is less than the expected sale price of our common shares. Accordingly, you will experience immediate dilution in the book value per common share.


                                  The Offering


Common shares offered.............................................  11,000,000

Common shares to be outstanding after this offering
   and the concurrent sale to our Managing Trustees...............  37,724,760

Use of proceeds...................................................  To purchase 14 assisted living properties from Marriott and for
                                                                    general business purposes


Proposed NYSE symbol..............................................  ___



         SUMMARY HISTORICAL AND ADJUSTED PRO FORMA FINANCIAL INFORMATION


   The following table presents historical and adjusted pro forma financial information and other data for our properties. We are currently a 100% owned subsidiary of HRP, and none of our properties are encumbered by debt. It is impossible to estimate all operating expenses we would have incurred as a separate public company. The following table includes pro rata allocations of interest expense and certain general and administrative expenses for historical periods. However, the net income and funds from operations shown are not necessarily indicative of results that we will realize as a separate company. The adjusted pro forma information assumes that this offering is completed at a public offering price of $19 per common share and that net proceeds are used to purchase and lease 14 new Marriott properties and includes adjustments for certain properties under development. For additional information about the calculation of amounts appearing in this table see the Unaudited Pro Forma Financial Statements and notes thereto included elsewhere in this prospectus.

                                                                                                   Adjusted pro
                                                                                  Nine months       forma nine
                                                   Year ended December 31,           ended         months ended
                                         --------------------------------------   September 30,   September 30,
                                          1994      1995       1996       1997      1998              1998
                                         ------    -----      ------     ------  --------------  --------------
                                                         (dollars in thousands, except per share data)
Operating Data:
   Revenues:
     Rental income .................   $ 32,488   $ 49,545   $ 52,511   $ 64,515   $ 50,142        $ 66,865
     Interest and other income .....        599        792      1,024      2,515      1,953           1,953
                                       --------   --------   --------   --------   --------        --------
       Total revenues ..............     33,087     50,337     53,535     67,030     52,095          68,818
                                       --------   --------   --------   --------   --------        --------
   Expenses:
     Interest ......................      3,912     13,206     11,590     13,643     11,505          13,125
     Depreciation and
       amortization ................      6,860     10,943     11,524     13,906     10,744          14,771
     General and administrative ....      2,614      3,499      3,764      4,289      3,088           3,858
                                       --------   --------   --------   --------   --------        --------
       Total expenses ..............     13,386     27,648     26,878     31,838     25,337          31,754
                                       --------   --------   --------   --------   --------        --------
       Net income ..................   $ 19,701   $ 22,689   $ 26,657   $ 35,192   $ 26,758        $ 37,064
                                       ========   ========   ========   ========   ========        ========
Per Common Share:
   Shares outstanding ..............       --         --         --         --         --            37,725
   Net income per share ............       --         --         --         --         --          $    .98
Other Data:
   Number of properties at
     end of period .................         60         67         74         79         84              98
   Funds from operations
     ("FFO") (1) ...................   $ 26,561   $ 33,632   $ 38,181   $ 49,098   $ 37,502        $ 51,272
   FFO per share ...................       --         --         --         --         --          $   1.36


                                                                                                    Adjusted
                                                      December 31,                                 pro forma
                                         --------------------------------------  September 30,    September 30,
                                          1994      1995       1996       1997        1998            1998
                                         ------    ------     ------     ------  -------------    -------------
Balance Sheet Data:
   Total real estate investments
     (before depreciation) .........   $456,734   $482,339   $584,601   $613,666   $625,058        $818,858
   Total assets (after depreciation)    445,039    460,401    552,458    570,023    568,664         768,993
   Total debt ......................       --         --         --         --         --           250,000

--------
(1) Funds from operations or "FFO" means net income (computed in accordance with generally accepted accounting principles ("GAAP")), before gain or loss on sale of properties and extraordinary items, plus depreciation and other  non-cash  items.  We consider FFO to be a measure of the financial  performance  of an equity REIT that provides  a relevant  basis for  comparison  among  REITs.  FFO does not  represent  cash flow from  operating activities  (as  determined in accordance  with GAAP) and should not be  considered as an  alternative  to net income as an indicator of our financial performance or to cash flow as a measure of liquidity.

                                  RISK FACTORS

     Before deciding to purchase common shares, you should consider all the information contained in this prospectus, including the following risk factors:

Dependence Upon Marriott

     Marriott is our largest tenant and will be the source of 56% of our rents. Marriott has unconditionally guaranteed the lease obligations with regard to the 14 properties that we now own. With regard to the 14 new properties to be purchased and leased, Marriott's guaranty will expire at year-end 2006 or sooner if certain financial performance thresholds at these properties are achieved. Today Marriott appears to be financially able to meet all of its rent and guaranty obligations. However, changes could occur at Marriott that are beyond our control and may jeopardize Marriott's ability to pay our rent.

Dependence Upon Tenants


     Our success depends upon our ability to collect rent. If we cannot collect our rents, we may be unable to make distributions or to meet our expenses. We lease most of our current properties to affiliates of publicly owned companies that appear to be well capitalized. However, some or all of these tenants could incur operating or financial problems that may jeopardize their ability to pay rent. Also, we may make future investments in properties that are leased to less creditworthy tenants.


Real Estate Risks

     The real estate business is generally considered to be cyclical and subject to periodic oversupply. In some states, regulations that limit new construction of certain healthcare properties protect those properties from some of this cyclicality. However, the financial performance of senior living properties is generally subject to real estate business cycles.

     Our business will be subject to all of the risks customarily associated with real estate acquisitions and ownership, including casualty loss risks, the risks of lease renewals, the risks of lease defaults and the risk that we will not have capital available to fund regular capital expenditures, among others.

     Various environmental laws impose liability on current or previous owners or operators of real property for the costs of investigation and clean-up of hazardous or toxic substances on or migrating from their properties. These laws often impose liability regardless of the knowledge or fault of the owner or operator if a hazardous or toxic substance is found on a property. This liability may also be joint and several, meaning that one party may be liable for the entire cost of clean-up even though other parties may also be liable. Persons who arrange for the disposal or treatment of hazardous substances may also be liable for the costs of clean-up of contamination at a disposal or treatment facility. Also, environmental laws impose responsibility for properties with asbestos containing materials which are in poor condition or when the properties are undergoing renovation. Owners of contaminated properties may be liable for damages or injuries caused by the contamination. A property owner may be responsible for the costs of removing underground storage tanks found on its property. Besides these potential liabilities, the presence of hazardous substances may adversely affect the market value of the property, as well as the owner's ability to sell, lease or finance the property.

     HRP owned all of our current properties before their transfer to us. HRP has represented to us that it does not know of any material environmental problems that exist on these properties. Also, under each of our current leases, the tenants are responsible for any environmental clean-up that may be necessary and must indemnify us for any costs or liability we incur with respect to environmental matters.

Accordingly, we do not intend to obtain new environmental site assessment reports for our initial properties. We do intend to obtain Phase I environmental site assessment reports on the new Marriott properties. The state of environmental laws is such that we can provide no assurance that any of the environmental indemnification provisions in the existing leases are enforceable or that we will have no liability even if we are entitled to some indemnification. Also, if any of our tenants has responsibility for an environmental clean-up, that liability could adversely affect the tenant's ability to pay our rent.

Healthcare Properties Risks

     Our investing in healthcare properties involves certain risks:

     o Various governmental authorities regulate healthcare properties. These regulations can change. Sometimes these changes require major capital expenditures. We believe that our current properties substantially comply with all applicable regulations. However, our properties must be regularly maintained to remain in regulatory compliance. Because our properties are triple net leased to tenants we have only limited control over the maintenance of our properties.

     o Governmental programs such as Medicare and Medicaid pay a large percentage of the charges for occupancy and services at certain healthcare properties. We believe the current rates received by our tenants at our properties are adequate to permit our tenants to pay our rent. However, there are various legislative proposals to limit the growth of government expenditures for healthcare; if enacted, these proposals may impair our tenants' abilities to pay rent.

     o Certain of our properties were specifically designed for healthcare operations. If these properties cannot be operated as healthcare facilities, finding an alternative use for these properties may be difficult and costly.

Completion of New Marriott Properties

     Marriott has not yet completed construction of of the 14 assisted living properties to be acquired with the proceeds of this offering. Because Marriott is responsible for this construction, we can provide no assurances that this construction will be completed in a timely manner or at all. If some or all of these properties are not completed, we will have a smaller portfolio of properties than anticipated, and our initial cash flow may be less than expected. This offering is not conditioned upon the acquisition of any particular properties. If we do not use some or all of the proceeds from this offering to acquire these Marriott properties, we will use the proceeds for general business purposes, including future acquisitions. However, we can provide no assurance that we will be able to purchase and lease substitute properties.

Possible Failure of Growth Strategy

     Our growth strategy requires that we raise additional capital and then invest in new properties that will produce rents in excess of our costs of capital. Our ability to raise debt and equity capital in the future will depend not only upon our performance but also upon capital market conditions which are beyond our control. Our management has extensive experience in raising capital and in purchasing and leasing real estate. However, there are several other REITs as well as other finance companies that now aggressively compete to purchase and lease senior living properties. Accordingly, we can provide no assurance that our growth strategy will succeed.

Limited Operating History and Dependence Upon Key Personnel

     We are currently a 100% owned subsidiary of HRP and have not previously operated independently. Our success depends upon the efforts of our investment advisor, Managing Trustees and officers who have all previously operated publicly owned REITs and managed entities investing in senior housing, congregate communities, assisted living properties and nursing homes. Nonetheless, every new venture carries with it certain risks. For example, our company will be smaller than other REITs operated by our investment advisor and smaller than some of our competitors. Similarly, the lack of a track record as a separate company may restrict our ability to raise capital. Our business will be subject to these and all other risks generally associated with the formation and conduct of a new business.

Concentration of Ownership

     Upon completion of this offering HRP will own 35% of our outstanding common shares. Accordingly, HRP will have a significant influence over shareholder decisions. Such influence may result in decisions that may not serve the best interests of our other shareholders.

Conflicts of Interest

     Conflicts of interest may arise in our business, including the following:

     o Barry M. Portnoy and Gerard M. Martin, who are our Managing Trustees, also own our investment advisor, RMR. RMR has approximately 180 employees and has extensive experience acquiring and managing properties for publicly owned REITs. We believe that the depth of management talent available to us through our advisory contract with RMR will provide us a competitive advantage and that the fees payable to RMR are commercially reasonable. Nonetheless, we did not negotiate the advisory agreement at arms' length with RMR and the advisory fee will increase by investments we make.

     o In addition to serving as our Managing Trustees, Messrs. Portnoy and Martin are managing trustees of HRP and HPT. They also have business interests separate from these other REITs. Similarly, RMR acts as the investment advisor to HRP and HPT and has other business interests. These various business activities will compete for management time.

     o Upon completion of this offering, HRP will own approximately 35% of our outstanding common shares and have considerable influence over shareholder actions. Messrs. Portnoy and Martin are our Managing
         Trustees and the managing trustees of HRP. Because of these relationships, the interests of HRP and Messrs. Portnoy and Martin may, in certain circumstances, conflict with our best interests.

     To address the foregoing and other potential conflicts of interest, our Declaration of Trust provides that Independent Trustees who have no affiliation with the Managing Trustees, RMR or HRP (so long as HRP remains a shareholder of ours) must constitute a majority of the Board of Trustees at all times. To address the competing time demands, RMR intends that Mr. David Hegarty, our President and Chief Operating Officer, and Mr. Ajay Saini, our Treasurer and Chief Financial Officer, will devote substantial amounts of their business time to our Company. In addition, pursuant to the advisory agreement, RMR and Messrs. Portnoy and Martin have agreed not to provide advisory services to, or serve as directors or officers of, any other REIT that invests principally in senior housing, congregate communities, assisted living properties or nursing homes or to make competitive direct investments in similar properties without, in each case, the consent of the Independent Trustees. To promote an identity of economic interest between management and shareholders, our Managing Trustees will purchase 350,000 shares at the same price paid by public investors in this offering and the advisory fee will be paid in part in our common shares. Moreover, the continuation of the Advisory Agreement and the fees payable to RMR will be subject to periodic review by our Independent Trustees.

Benefits to Related Parties

     The completion of this offering will result in substantial benefits to related parties, including the following:

     o The 14 Marriott properties that we currently own will be mortgaged for $250 million immediately after we complete this initial public offering. The mortgage proceeds will be paid to HRP to satisfy the intercompany debt created as part of our formation transaction. HRP will not be liable for this mortgage debt. Instead, we will be responsible to repay this debt.

     o HRP is currently contractually bound to purchase the 14 new Marriott properties for $193.8 million. Upon completion of this offering we will assume this HRP obligation.

     o Upon completion of this offering RMR will become our investment advisor. Assuming that we had owned all 98 properties to be initially owned (including the 14 properties to be purchased with proceeds of this offering) for a full year, the annual advisory fee payable to RMR would have been $4.6 million. HRP's annual advisory fees to RMR will be reduced by approximately the same amount.

     o Our Managing Trustees will purchase 350,000 of our common shares simultaneously with the completion of this offering. They will pay the same price per share as public investors pay in this offering. Our Managing Trustees have agreed not to sell these shares for at least one year. By purchasing a large block of shares directly from the Company, our Managing Trustees are able to avoid the risk that this purchase might affect the market price of our common shares.


     o   Upon  completion  of this  offering,  13.2 million of our common shares
         will  be   distributed  to  HRP   shareholders.   We  will  receive  no
         consideration for this distribution.

     o After this offering HRP will retain 13.2 million of our common shares. By retaining these shares, HRP will be able to participate in our future success through distributions and appreciation, if any, in our share price. HRP has agreed not to sell these shares for at least one year; thereafter HRP may realize value from its ownership of our shares by selling these shares.


Lack of Prior Market for the Common Shares

     Prior to this offering no public market for our common shares has existed. The market value of the common shares may decline if no active market for the common shares develops. After the completion of this offering, we expect that the common shares will trade on the NYSE, but we can provide no assurance that an active trading market will develop.

Possible Future Sales of Common Shares


     Our Board of Trustees has the ability to authorize and issue additional common shares in the future without shareholder approval. If we issue additional common shares, the market value of our common shares may decline. In addition, the HRP shareholders receiving our common shares as an HRP distribution will be free to sell them. HRP and Messrs. Portnoy and Martin have agreed not to sell the common shares they will own for at least one year after this offering; thereafter they may sell their common shares. An oversupply of shares offered for sale could adversely affect the market price of our common shares.

Tax Risks


     We intend to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Tax Code"). The requirements for this qualification are complex. If we fail to satisfy these requirements, we may have to pay corporate taxes and we will have less money available for distributions.


Risks of Debt Leverage


     Our Declaration of Trust, By-laws, investment policies or other organizational documents do not restrict our ability to borrow money. As a REIT, we will use most of our available cash flow to make distributions. Accordingly, our ability to repay debt will generally depend upon our ability to refinance. If we incur excessive debt or are unable to refinance debt before its maturity, either because of market conditions or for other reasons, we may be unable to make distributions or to remain in business. We expect to incur secured debt. A default on secured debt may result in foreclosure on our mortgaged properties.


Ownership Limitations and Anti-Takeover Provisions

     Our Declaration of Trust prohibits any shareholder other than HRP, RMR and their affiliates from owning more than 9.8% of our outstanding common shares. This provision of the Declaration of Trust will assist us to comply with certain REIT tax requirements. This provision will also inhibit a change of control of our Company. Our Declaration of Trust and By-laws contain other provisions that may increase the difficulty of acquiring control of our Company by means of a tender offer, open market purchases, a proxy fight or otherwise, if such acquisition is not approved by our Board of Trustees. These anti-takeover provisions include the following: (1) a staggered Board of Trustees with three separate classes; (2) the availability of additional shares that the Board of Trustees may authorize and issue on terms that it determines; (3) the inability of the shareholders to act by written consent; and (4) advance notice procedures with respect to nominations of trustees and shareholder proposals. For all of these reasons, our shareholders may be unable to realize a change of control premium for their shares.

Policy Changes

     The Board of Trustees has the power to change our investment and business policies without shareholder approval. This means the Board of Trustees could change the type of properties in which we invest, the type of tenants with whom we do business, the amount of debt we assume or otherwise increase the types and levels of risks we assume.

Properties Subject to Ground Leases

     We lease the land underlying two of our properties under long term ground leases. The tenants of our properties located on ground leased land must pay the ground rents and comply with the ground leases. If our tenants fail to perform these obligations, we may have to perform the ground lease obligations to protect our investment in these properties. The total amount of ground rent required during the year ended September 30, 1998 was $138,100.

Dilution

     HRP has owned and depreciated our initial properties for several years. Because HRP will own 35% of our Company, GAAP requires that we report these assets at their historical cost to HRP net of depreciation previously expensed by HRP. As a result of this depreciation previously expensed by HRP and other factors, our net book value per share after completion of this offering will be $12.56 per share. Since the expected public offering price is approximately $19 per share, you will experience immediate dilution of $6.44 per share, or 33.9%.

                                  DISTRIBUTIONS

     After completion of this offering, we intend to make regular quarterly distributions to shareholders. The initial distribution for the quarter ended , 1999, is expected to be $0. per share, and represents the pro rata amount of a quarterly distribution from the completion of this offering through the end of this quarter. The initial regular quarterly distribution of $0.40 per share (or $1.60 per share on an annual basis) represents a yield of 8.42% per annum of the estimated initial offering price of $19.00 per share. We intend to maintain at least the initial distribution rate for one year following this offering unless our operating results differ materially from what we now expect. We do not intend to reduce the initial distribution rate if the underwriters exercise their over-allotment option.

     We expect that our distributions will exceed our earnings because of non-cash expenses, primarily depreciation and amortization. Distributions in excess of earnings represent return of capital for federal income tax purposes. Assuming that our distribution rate remains unchanged in the year ending December 31, 1999, and that our earnings for this period are as estimated in the table below (pro rata adjusted for the period from completion of this offering through December 31, 1999), we estimate that % of our distributions in 1999 will be reportable by shareholders as a return of capital for federal income taxes. Under current law, distributions in excess of earnings which are a return of capital are not taxable but these amounts reduce a shareholder's basis in his shares, and, accordingly, increase taxable gains when shares are sold. The percent of annual distributions which will be a return of capital for tax purposes will vary from year to year. For a more detailed discussion of the tax consequences of our distributions, see "Federal Income Tax Considerations."

     The initial distribution rate was set based upon our estimate of the minimum FFO we believe we will realize during the year following this offering. All future distributions will be set by our Board of Trustees. When deciding the amount of future distributions we expect the Board of Trustees will primarily consider the actual FFO realized and projections of future FFO. However, in making these decisions the Board may consider other factors such as cash available for distribution, capital requirements, the legal requirements that REITs distribute at least 95% of net taxable earnings and such other factors as the Board deems relevant from time to time. The amount of future FFO and future distributions is not now known or knowable and they can not be assured.

     The following table sets forth our calculation of estimated earnings, FFO and cash available for distribution for the year following this offering. In making these estimates we have started our calculation with historical audited operating results and made adjustments to reflect known events which have occurred and events which we expect to occur at or shortly after the completion of this offering. In this calculation no effect is shown from changes in working capital (i.e., changes in current assets or current liabilities) because these changes are not expected to be material. Similarly, other than completion of this offering at $19.00 per share and the use of proceeds from this offering, no effect is shown from possible future financings or investing activities because these activities can not now be estimated. In considering this table you should recognize that FFO and cash available for distribution may not be as good a measure of operating performance as earnings determined according to GAAP. Similarly, FFO and cash available for distribution are not intended to substitute for cash flow determined according to GAAP. Cash available for distribution is presented because it may be a relevant basis for you to compare our operations with those of other REITs and because it may be considered by our Board of Trustees in setting distributions. FFO is presented because we believe it will be a basis used by analysts to compare our operating results with those of other REITs, because we used it to set the initial distribution rate, and because we expect it will be an important consideration used by our Board of Trustees to determine future distributions.




Pro forma net income for the year ended December 31, 1997                                                $33,781
   Plus: pro forma net income for the nine months ended September 30, 1998                                27,096
   Less: pro forma net income for the nine months ended September 30, 1997                               (25,153)
                                                                                                         -------

Pro forma net income for the 12 months ended September 30, 1998                                           35,724

Adjustments for the 12 months following completion of this offering:
   Increase in net income (1)                                                                             13,301
                                                                                                          ------

Estimated adjusted pro forma net income for the 12 months following completion of this offering           49,025

Plus adjusted pro forma real estate depreciation for the 12 months following completion of this
   offering (2)                                                                                           18,843
                                                                                                          ------

Estimated adjusted pro forma FFO for the 12 months following completion of this offering (3)              67,868

Net effect of non-cash rents (4)                                                                          (3,041)
Pro forma amortization of financing costs (5)                                                                750
                                                                                                          ------

Estimated pro forma cash flow from operating activities for the 12 months following completion of
   this offering                                                                                          65,577

Estimated cash available for distribution for the 12 months following completion of this offering        $65,577
                                                                                                         =======

Estimated cash distributions for the 12 months following completion of this offering                     $60,360
                                                                                                         =======

Initial annual distribution per share (6)                                                                $1.60
                                                                                                         =====

Percentage of distributions in excess of estimated adjusted pro forma net income for the 12 months
   following the completion of this offering (return of capital)                                          18.8%

Distribution payout ratio of estimated cash available for distribution for the 12 months following
   completion of this offering                                                                            92.0%

Distribution payout ratio of estimated adjusted pro forma FFO for the 12 months following the
   completion of this offering                                                                            88.9%


                                                        19


------------------

(1)  Includes rental income,  depreciation and general and administrative  expenses of $18.0 million,  $3.8 million and $.9 million, respectively, from the 14 properties under construction during the pro forma periods which is not recognized until these properties are placed in service.
(2)  Pro forma real estate  depreciation for the year ended December 31, 1997, of $14.6 million plus pro forma real estate depreciation for the nine months ended September 30, 1998, of $11.3 million minus pro forma real estate depreciation  for the nine months ended September 30, 1997, of $10.9 million plus $3.8 million of depreciation for the construction properties for the year following this offering.
(3)  FFO means net  income  (computed  in  accordance  with GAAP)  before  gain or loss on sale of  properties  and extraordinary  items,  plus  depreciation and non-cash items. We consider FFO to be a measure of the financial performance  of an equity  REIT that  provides a relevant  basis for  comparison  among  REIT's.  FFO does not represent  cash flow from  operating  activities  (as  determined in  accordance  with GAAP) and should not be considered as an alternative  to net income as an indicator of our financial  performance or to cash flow as a measure of liquidity.
(4)  Represents the difference  between annual rental revenue  calculated in accordance  with GAAP and cash amounts currently being paid by tenants.
(5)  Represents  amortization  of estimated  financing  costs  associated  with the proposed  $250 million  secured mortgage loan.
(6)  Based on a total of 37,724,760  common shares to be outstanding  after this offering (and assuming no exercise of the Underwriters' overallotment option).


                                    DILUTION

     Our current properties have been owned and depreciated by HRP for several years. In accordance with GAAP we will record HRP's historical cost net of previously claimed depreciation on our balance sheet. The following table shows the dilution (before underwriting discount and expenses) that you will experience by buying common shares in this offering based upon HRP's net book value of assets that are to be transferred to us. The table assumes that the public offering price will be $19 per share, the mid-point of the expected range for the public offering price of our common shares.


                              No. of shares          Cost and Net Book Value
         Shareholder          (% of total)                 (% of total)
         -----------     -----------------------     ------------------------
                                        (amounts in thousands)

HRP                         13,187       (35.0%)     $ 136,964       (28.0%)
HRP shareholders            13,188       (35.0%)       136,965       (28.0%)
Managing Trustees              350        (0.9%)         6,650        (1.4%)
Purchasers in offering      11,000       (29.1%)       209,000       (42.6%)
                         ---------       ------      ---------       ------
                            37,725        (100%)     $ 489,579        (100%)
                         =========       ======      =========       ======


The following table shows dilution per share (after underwriting discount and expenses):

Assumed initial public offering price per share...........................................                $19.00
Net tangible book value per share prior to the offering...................................       $10.39
Increase in net tangible book value per share attributed to the offering..................         2.17
                                                                                                -------
As adjusted pro forma net tangible book value after the offering..........................                 12.56
                                                                                                          ------
Dilution in as adjusted pro forma net tangible book value per common share to
     purchasers in the offering...........................................................                 $6.44
                                                                                                           =====

                                 USE OF PROCEEDS

      The net proceeds from this offering are expected to be approximately $195.4 million (or $224.7 million if the underwriters' over-allotment option is exercised in full). In addition, we expect to receive approximately $6.7 million in cash proceeds from the sale of 350,000 common shares to Messrs. Portnoy and Martin. We will use the proceeds of this offering and the simultaneous sale to our Managing Trustees as follows:

 Purchase of 14 new Marriott properties........................$193.8 million
 Fees and expenses of the offering.............................   2.0 million
 General business purposes (including other acquisitions)......   6.3 million
                                                               --------------
      Total                                                    $202.1 million
                                                               ==============

      If the new Marriott properties are not completed by the time this offering is completed, or if for any reason we do not acquire all of the new Marriott properties, we will use the additional available proceeds for general business purposes, including new acquisitions. This offering is not conditioned upon the acquisition of any properties from Marriott. If the underwriters' over-allotment option to purchase common shares is exercised, we will use the net proceeds received for general business purposes, including new acquisitions. Until net proceeds are used as described herein they may be invested in short term securities, some of which may not be investment grade rated.


                                 CAPITALIZATION

      The following table sets forth our capitalization (1) as of December 21, 1998, (2) as adjusted to give effect to the transfer of 84 properties from HRP to us and the incurrence of $250 million in indebtedness to HRP and (3) pro forma as adjusted to give effect to the transactions described in (2) and the completion of this offering, the mortgage financing of 14 properties and the simultaneous sale of common shares to our Managing Trustees:

                                                            Historical at
                                                             December 21,         As             Pro Forma
                                                                 1998          Adjusted         As Adjusted
                                                            --------------     --------         -----------
                                                             (dollars in thousands except per share amounts)

Debt:
     Revolving credit facility (up to $100,000) ..........   $   --            $   --            $   --
     Debt due HRP ........................................       --             250,000              --
     Mortgages payable ...................................       --                --             250,000
                                                             --------          --------          --------
            Total debt ...................................       --             250,000           250,000
Shareholders' equity:
     Common shares, par value $.01 per share; 50,000,000
     shares authorized; 26,374,760 shares issued and
     outstanding historical and as adjusted; 37,724,760
     common shares, pro forma as adjusted ................        264               264               377
     Additional paid-in capital ..........................       --             273,665           473,617
                                                             --------          --------          --------
            Total shareholders' equity ...................        264           273,929           473,994
                                                             --------          --------          --------
Total capitalization .....................................   $    264          $523,929          $723,994
                                                             ========          ========          ========


                                   THE COMPANY

     Our Company is a REIT organized under Maryland law to acquire and own senior housing, congregate communities, assisted living properties and nursing homes that are leased to unaffiliated tenants. We currently own 84 properties and have entered a commitment to acquire and lease an additional 14 properties. These 98 properties have 13,750 units/beds and are leased to nine different groups of affiliated tenants, none of which are affiliated with our Company.

Formation

     We were created as a separate subsidiary of HRP on December 16, 1998. Before the closing of this offering HRP will contribute 84 properties to us. HRP has entered into an agreement with Marriott to acquire 14 additional properties which will be leased to two Marriott subsidiaries. This acquisition and lease agreement will be assigned to us prior to the closing of the offering. The closing of this acquisition and lease will occur simultaneously with the completion of this offering.


     None of the 84 properties now owned by HRP that will be transferred to us are presently encumbered by mortgage debt and all were acquired by HRP since 1987. Prior to the closing of the offering, HRP will contribute the 84 properties to its subsidiaries. We will issue a note to HRP for $250 million, as partial consideration for the contribution of those properties. Shortly before the closing of the offering, HRP will contribute the capital stock of the subsidiaries holding the 84 properties to us and we will become a holding company. Immediately after the closing of this offering, we will borrow $250 million from commercial banks and will use these loan proceeds to repay the loan from HRP. The new bank loan will be secured by first mortgages on the 14 senior living properties.

     At the time we were organized we had 26,374,760 shares outstanding, all of which were owned by HRP. Upon the closing of this offering 13,187,380 of our common shares will be distributed to HRP shareholders on the basis of one of our shares for each 10 shares of HRP held of record on _____, 1999. No fractional common shares will be issued. Cash in lieu of fractional shares will be paid using the public offering price per share as the value for our common shares. Also, simultaneously with the closing of this offering, Messrs. Portnoy and Martin will purchase 350,000 of our shares at the same gross price as is paid by public investors. At the conclusion of these offerings, HRP will own 35% of our shares, Messrs. Portnoy and Martin will own 1% of our shares (including the 350,000 shares to be purchased and their pro-rata distribution as beneficial owners of HRP) and the public generally (including former public shareholders of
HRP) will own 64% of our shares.


     We are currently negotiating a new $100 million revolving credit facility. We will use this credit facility for working capital and other general business purposes, including interim financing for new purchases until these new acquisitions are financed on a more permanent basis with term debt or equity capital.


     Additional details of our formation are set forth in a transaction agreement, which is described under "Summary of the Transaction Agreement." A copy of the transaction agreement has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. If you want more information about our formation you should review that document.

History and Management


     Our operations will be conducted by RMR. RMR has approximately 180 full time employees, including a headquarters management staff, four regional offices and other personnel located throughout the United States. RMR and its principals have experience in managing the REITs to produce increasing distributions and have extensive contacts in the senior housing and healthcare industries.

     The principals of RMR, Barry M. Portnoy and Gerard M. Martin, founded HRP in 1986 as a public company with $63 million invested in seven healthcare properties leased to two tenants. Since 1986, under the direction of Messrs. Portnoy and Martin and other RMR personnel, HRP has grown to have over $3 billion invested in 255 properties leased to over 500 tenants. During its 12 years in business, HRP has made 48 consecutive quarterly distributions. HRP has increased its distribution rate 13 times, and has increased its annual distribution every year it has been in business.

     RMR and its principals have previously successfully organized and operated another public REIT in addition to HRP. In 1995 RMR and Messrs. Martin and Portnoy organized HPT, a REIT that invests in hotel properties. At its initial public offering in August 1995, HPT had $329 million invested in 37 hotels leased to one tenant (21 hotels were previously owned by HRP). Today HPT has almost $1.8 billion invested in 167 hotels leased to nine tenants, none of which are affiliated with RMR. Since it was founded in 1995, HPT has raised approximately $1.5 billion of capital and made 14 consecutive quarterly distributions, and increased its distribution rate nine times. In 1998, HPT became the first and is the only hotel REIT with senior debt that is rated investment grade by Moody's Investors Service and Standard & Poor's. HRP continues to own 4 million shares of HPT.


     Starting in the early 1990's HRP began to invest in multi-tenant medical office buildings. In 1997 HRP purchased a large portfolio of office buildings leased to the U.S. Government. During 1997 and 1998 substantially all of HRP's new investments have been in commercial office properties, and HRP has made very few purchases of senior housing properties or healthcare facilities. RMR believes that current market conditions make a renewed focus on senior property investments appropriate at this time.
Specifically:

o New properties developed by start up assisted living companies during the past few years are being completed and a large number of properties that are operating successfully are now available for investment.

o The current shortage of debt and equity capital for real estate investments has reduced the financing options available to senior housing property owners and limited the amount of new development activities being undertaken.

o New Medicare prospective payment regulations became applicable to nursing homes on July 1, 1998, and their impact upon the profitability of nursing home properties can now be reasonably estimated.

o The combination of the foregoing circumstances has made the pricing of senior housing, congregate community, assisted living property and nursing home purchases and leases more attractive than they have been during the past three years.

     A primary purpose of this offering is to capitalize separately a new REIT with a strong core of senior housing real estate, and management has industry contacts that can take advantage of the market conditions outlined above. To facilitate these efforts two senior officers of RMR will be assigned to devote substantially all of their business time to growing our Company. David J. Hegarty is currently the President and Chief Operating Officer of both RMR and HRP. Ajay Saini is currently a Vice President of RMR and Treasurer and Chief Financial Officer of HRP. Upon completion of this offering, Messrs. Hegarty and Saini will resign their positions at HRP and assume similar positions at our Company. All other RMR personnel including our Managing Trustees, Messrs. Portnoy and Martin, will also devote a significant part of their time to assist in this effort.

Growth Strategy

     The population of the United States is aging. According to information from the U.S. Census Bureau, the segment of the U.S. population age 85 and over is increasing and is expected to increase sharply through the year 2020. We believe that this demographic fact will increase the demand for existing senior housing, congregate communities, assisted living properties and nursing homes and encourage development of new properties. Certain recent federal and state legislation seeks to limit the amount of growth in government expenditures for Medicare and Medicaid. We believe that the net effect of these demographic and legislative changes will be to make it less profitable to provide services and facilities for government funded patients and more profitable to provide services and facilities for non-government funded patients. Our business plan is to profit from the increasing demand in two ways. First, we intend to purchase additional properties and lease them at initial rents that are greater than our costs of acquisition capital. Second, we intend to structure leases that provide for periodic rental increases. Although we may invest in some older properties at appropriate purchase and lease price terms, we expect that our future investments will focus upon properties similar to the new properties to be acquired from Marriott. We expect these newer properties to attract residents who use private resources, rather than government programs, to pay for rent and services.

Senior Living Real Estate Market

     Demand Growth. There are several important demographic trends which we expect will increase demand for senior housing, congregate communities, assisted living properties and nursing homes for the foreseeable future. These demographic trends are so powerful that we believe they will continue to increase this demand with only modest impact from usual business cycle pressures.

     The U.S. Census Bureau has projected that the U.S. population over age 85 will increase from 3.1 million in 1990, to 4.3 million in 2000, to 5.7 million in 2010 and to 6.5 million in 2020. As people age they have an increasing need for the type of assistance with daily living activities that is provided in senior housing, congregate communities, assisted living properties and nursing homes. This is because old age is usually accompanied by various physical disabilities and because the aging process sometimes is accompanied by Alzheimer's disease and other forms of dementia that require specialized, secure housing.

     Certain societal changes during the past 35 years in the U.S. have made senior housing, congregate communities, assisted living properties and nursing homes more often required than in historical periods. The increasing percentage of women working away from their homes, the high divorce rate and societal mobility have all combined to make traditional arrangements of family care for aging relatives less available. These social trends show no sign of reversal in the foreseeable future.

     Economic factors appear to encourage demand of specialized senior housing properties. Although some people extol the benefits of homemaker services and home healthcare, it is generally more economically efficient to congregate the elderly in properties with specialized services than to bring those services to diverse locations. Similarly, the cost containment pressure to reduce lengths of stay for the elderly in high cost specialized properties such as hospitals has increased the need for intermediate care properties.

     Types of Properties. We expect to invest in four types of properties, including some properties that combine more than one type of property in a single building or campus.

         Senior housing. Senior housing apartments are marketed to residents who are generally capable of caring for themselves. Residence is generally restricted on the basis of age. Purpose built properties may have special function rooms, concierge services, high levels of security and centralized call buttons for emergency use. Tenants at these properties who need healthcare or assistance with the activities of daily living are expected to contract independently for those services with homemakers or home healthcare companies. According to a 1997 study by PricewaterhouseCoopers LLP, monthly charges paid by residents in senior apartments typically vary from $600 to $1,200 per month.

         Congregate communities. Congregate communities also provide a high level of privacy to residents and require residents to be capable of relatively high degrees of independence. Unlike a senior apartment property, a congregate community usually bundles certain services as part of a regular monthly charge--for example, one or two meals per day in a central dining room, weekly maid service, a social director, in addition to concierge services, etc. Additional services are generally available from staff employees on a fee-for-service charge basis. According to the 1997 PricewaterhouseCoopers LLP study, monthly charges at congregate communities typically range from $1,400 to $2,000 per month. Luxury properties of this type similar to those that we own and lease to Marriott and Brookdale often charge higher rates up to $5,000 per month.

         Assisted living properties. Assisted living properties are typically composed of 300 to 750 square feet one bedroom suites which include private bathrooms and efficiency kitchens. Services provided usually include three meals per day in a central dining room, daily housekeeping, laundry, medical reminders and 24 hour availability of assistance with the activities of daily living such as dressing and bathing. Professional nursing and health related services are usually available at the facility on call or at regularly scheduled times. Since the early 1990's there has been an explosive growth in the number of small public companies developing purpose built assisted living properties. Many of those properties have recently been completed and are now fully occupied and appropriate investments for our Company. According to the 1997
PricewaterhouseCoopers LLP study, residents in assisted living properties typically pay $2,400 to $3,000 per month. Luxury properties in this category similar to the new properties we expect to purchase and lease to Marriott often charge as much as $3,500 per month.

         Nursing homes. Nursing homes generally provide extensive nursing and health-related services similar to those found in hospitals, without the high costs associated with operating theaters, emergency rooms or intensive care units. A typical purpose built nursing home includes mostly two-bed rooms with a separate toilet but with shared dining and bathing facilities. Some private rooms are often available for those residents who can afford to pay higher rates or for patients whose medical conditions require segregation. Nursing homes are generally staffed by licensed nursing professionals 24 hours per day. According to the 1997 PricewaterhouseCoopers LLP study, monthly charges at nursing homes typically are $2,800 to $4,000 per month. At the nursing homes that we own and lease to Mariner Post-Acute Health Network and Integrated Health Services, the average monthly charge in 1998 are approximately $3,000 to $4,500 per month.

     During the past few years nursing home owners and operators have faced two significant business challenges. First, the rapid expansion of the assisted living industry which started in 1995 has attracted a number of residents away from nursing homes. This was especially significant because the residents who elected assisted living facilities had previously been the most profitable residents in the nursing homes--residents who required a lesser amount of care and who were able to pay higher private rates rather than government rates. According to a 1998 study by SMG Marketing Group, Inc., the average occupancy of U.S. nursing homes declined from 93% in 1994 to about 88% in 1997.

     The second major challenge arose as a result of 1997 federal legislation that required the Medicare program to implement a prospective payment program for various subacute services provided in skilled nursing homes. This Medicare prospective payment program began to be implemented on July 1, 1998. Prior to the prospective payment program Medicare paid nursing home operators based upon audited costs for services provided. The prospective payment system sets Medicare rates based upon government estimated costs of treating specified medical conditions. Although it is possible that a nursing home may increase its profit if it is able to provide quality services at below average costs, we believe that the effect of the new Medicare rate setting methodology will be to reduce the profitability of Medicare services in nursing homes. This belief is based on similar Medicare charges that were implemented for hospitals during the 1980's.

     Starting in 1995 HRP's management believed that the market value of nursing home properties did not adequately reflect the negative impact of these two changed market conditions. For this reason beginning in 1996 HRP began to limit its nursing home purchases and it began to sell its nursing home properties which were dependent upon subacute services paid by Medicare. We now believe that the market is in the process of taking account of these factors and adjusting the prices of nursing home properties. We also believe that the demographic factors described above combined with these adjusted pricing levels make nursing home properties attractive investments at this time. We expect to focus our assisted living and nursing home investments in facilities that have a high percentage of non-government revenues. When we invest in assisted-living properties and nursing homes that are dependent upon government revenues we will attempt to set the purchase prices and rent rates at levels that are securely covered by existing and projected cash flows from our tenants' operations.

Government Regulations and Rate Setting

     We believe the degree of government regulation of the types of properties in which we intend to invest seems to be proportional to the amount of government money available to pay for occupancy and services at these properties.

     Senior Housing. Generally, government programs do not pay for housing in senior apartments. Rents are paid from the residents' private resources. Accordingly, the government regulations that apply to these types of properties are limited to zoning, building and fire codes, Americans with Disabilities Act requirements and other life safety type regulations applicable to real estate generally. Government rent subsidies for low income senior housing provide an exception to this general statement. Government rent subsidies are usually available for properties that also qualify for government assisted development financing. The development and operation of these subsidized senior housing properties are subject to numerous governmental regulations. While it is possible that we may purchase and lease some subsidized senior apartment properties, we do not expect these investments to be a major part of our future business, and today we own no properties where rent subsidies are applicable.

     Congregate Communities. We understand that generally government payment programs are not available to congregate communities and the resident charges in such properties are paid from private resources. However, certain Federal Supplemental Security Income (SSI) program benefits pay housing costs for elderly or disabled residents to live in certain residential facilities. The Social Security Act requires states to certify that they will establish and enforce standards, such as licensing or certification standards, for any category of group living arrangement in which a significant number of SSI residents reside or are likely to reside. Categories of living arrangements which may be subject to such state standards include congregate facilities or assisted living properties. Because congregate communities usually offer common dining facilities, in many locations they are required to obtain licenses applicable to food service establishments in addition to complying with land use and life safety requirements. In many states, congregate communities are licensed by state health departments, social service agencies, or offices on aging, with jurisdiction over group residential facilities for seniors. To the extent that congregate communities maintain units in which assisted living services or nursing facility services are provided to residents, these units will typically also be subject to state regulations applicable to such facilities. In some states, insurance or consumer protection agencies regulate congregate communities in which residents pay entrance fees or prepay other costs.

     Assisted Living. A 1998 study by the National Academy for State Health Policy listed, as of June 1998, 28 states that provide Medicaid payments for residents in some assisted living properties under waivers granted by the Health Care Finance Administration of the U.S. Department of Health and Human Services, or under Medicaid state plans, and another eight states that planned to do so. Because rates paid to assisted living property operators are lower than rates paid to nursing home operators some states use this waiver program as a means of lowering the cost of services for residents who may not need the higher intensity of medical care provided in nursing homes. Each of the states that administers these Medicaid programs for assisted living facilities is responsible for monitoring the services at these facilities and monitoring the physical conditions and maintenance of the participating properties. Different states apply different standards in these matters, but generally we believe these monitoring processes are similar to the concerned states' inspection processes for nursing homes.

     Because of the large number of states using Medicaid waivers or state plans to purchase services at assisted living properties, it is not surprising that a majority of states have adopted licensing standards applicable to assisted living facilities. According to the 1998 National Academy for State Health Policy Report, as of June 1998, 33 states had taken steps to implement assisted living policies, and 11 others had instituted processes to study the issue. State regulatory models vary; there is no national consensus on a definition of assisted living, and no uniform approach by the states to regulating assisted living facilities. Some state licensing standards apply to assisted living facilities whether or not they accept Medicaid funding. Moreover, the 1998 National Academy for State Health Policy study referenced above found six states (New York, New Jersey, Illinois, Kentucky, Connecticut and Missouri) that require certificates of need from state health planning authorities before new assisted living properties may be developed. Also, the study found three states (North Carolina, Arkansas and North Dakota) that have adopted moratoria on the development of new assisted living facilities. It is our belief that assisted living properties that become dependent upon Medicaid payments for a majority of their revenues will decline in value because Medicaid rates will fail to keep up with increasing costs. It is also our belief that assisted living properties located in states that adopt certificate of need requirements or otherwise restrict the development of new assisted living properties will increase in value because these limitations upon development will help ensure higher occupancy and higher non-governmental rates. Accordingly, we intend to focus new investments in assisted living properties that are not overly dependent upon governmental revenues and in areas where there are barriers to competition created by certificate of need laws or otherwise.

     Two federal government studies are currently underway to provide background information and make recommendations regarding the future regulation of and the possibility of increased governmental funding for the assisted living industry. One study is being conducted by the General Accounting Office ("GAO") for the Senate Special Committee on Aging and is focused upon consumer protection and quality of care issues. The second study, being conducted by the Department of Health and Human Services' Assistant Secretary for Planning and Evaluation (of which the 1998 National Academy for State Health Policy study referenced above is part) is expected to touch upon all aspects of the assisted living industry including quality of care and financing. These studies are expected to be completed during 1999. We cannot predict whether these studies will result in governmental policy changes or new legislation, or what impact any changes may have. We do not believe that the federal government is likely to have a material impact upon the current regulatory environment in which the assisted living industry operates unless it also undertakes expanded funding obligations; and we do not believe a materially increased financial commitment from the federal government is presently likely. However, we do anticipate that assisted living facilities will increasingly be licensed and regulated by the various states, and that with the absence of federal standards, the states' policies will continue to vary widely.

     Nursing Homes. About 67% of all nursing home revenues in 1997 came from government Medicare and Medicaid programs. Nursing homes are also among the most highly regulated businesses in the country. The federal and state governments regularly monitor the quality of care provided at nursing homes and regularly inspect the physical conditions of nursing home properties. These periodic inspections and occasional changes in life safety and physical plant requirements sometimes require nursing home owners to expend money for capital improvements. Fortunately, however, these mandated capital improvements usually result in Medicare and Medicaid rate adjustments, albeit on the basis of amortization of expenditures over extended useful lives of the improvements.

     Most states also limit the number of nursing homes by requiring developers to obtain certificates of need before new facilities may be built. Even in those states that have eliminated certificate of need laws (for example, California and Texas) the state health authorities usually have retained other means of limiting new nursing home development, such as the use of licensing laws or limitations upon participation in the state Medicaid program. We believe that these governmental limitations generally extend the useful lives of nursing home properties and make them more valuable as local quasi- monopolies.

Competition

     Several REITs which own apartments have focused some of their investments on senior housing apartment buildings. In addition, there are several publicly owned REITs that are today focused upon investing in healthcare real estate. Also, some asset based finance companies and banks have marketing programs to provide sale leaseback and mortgage financing for these types of properties. Some of these competitors have resources that are greater than we will have and some have a cost of capital that may be less than we will have. Nonetheless, we believe that we will be able to successfully compete for new investments for at least five reasons:

     First, our initial senior living properties have solid records of performance. We will commence business with a large and diversified portfolio of properties which have strong prospects based on demographic trends and are subject to long term leases.

     Second, we will be the only REIT exclusively focused on senior living properties. We do not intend to invest in medical office buildings, hospitals or any properties which do not benefit from the projected aging of the American population.

     Third, current market conditions have created an opportunity for a new market entrant to purchase and lease senior living properties. A large number of recently developed properties are currently available. The current turmoil in the mortgage markets has limited capital for new development and has reduced the financing available to several of our competitors. Also, a new Medicare prospective payment program has caused nursing homes to be revalued so that purchase prices and rents can be set at levels which are well covered by current and projected property operations.

     Fourth, our proposed methods of doing business are intended to be attractive to a diversified group of prospective sellers and tenants of senior living properties. We intend to do business only with unaffiliated sellers and tenants and to retain the financial flexibility to work with our tenants to meet their business requirements. Some of our REIT competitors are under common control with large tenants. This fact often makes unaffiliated sellers and tenants reluctant to disclose the operating information necessary for a successful transaction. Some of the finance companies that target healthcare property investments and certain healthcare REITs that emphasize mortgage lending depend upon the asset backed bond markets for funding. Asset backed financing has historically afforded borrowers and tenants very limited flexibility to adjust mortgage or lease terms to accommodate changes in the tenants' businesses during long term leases. Although we may borrow on a secured basis, we expect to retain title to all of our property investments in order to work with tenants to meet their business requirements.

     Finally, and perhaps most importantly, our management team has extensive experience and contacts in the senior housing and healthcare real estate markets. Our initial tenants will include affiliates of six public companies and three private companies. Although we cannot be sure that we will do additional business with these tenants we believe we have solid relationships with them.

                               INITIAL PROPERTIES

     We will have investments totaling $819 million in 98 properties in 23 states:


                        [map of the United States showing
                              portfolio locations]


    State          Properties      Investment        State             Properties      Investment
                                  ($ in 000s)                                         ($ in 000s)
Arizona                6            $42,862        Nebraska              11             $25,722
California             8             53,879        New Jersey             3              42,607
Colorado               8             34,350        New York               1              10,700
Connecticut            3             15,492        North Carolina         4              16,788
Florida                6            148,288        Ohio                   4              32,972
Georgia                5             25,707        South Dakota           3               7,589
Illinois               4            126,543        Texas                  1              12,411
Iowa                   7              8,204        Virginia               3              57,665
Kansas                 2             17,320        Washington             2              19,543
Maryland               3             61,780        Wisconsin              8              33,902
Michigan               1             13,500        Wyoming                3               7,246
Missouri               2              3,788                         ------------       --------
                                                   Total                 98            $818,858
                                                                    ============       ========

     The following table presents certain information about the 98 properties that we will own upon completion of this offering.

                                                                                      Percent of
                                                                                     revenues from
                                            Units/                    Facility    sources other than    Historical
       Location          Property Type       Beds   Occupancy(1)     Revenues(1)  Medicare/Medicaid    Investment (2)
       --------          -------------       ----   ---------        -----------  ------------------   --------------
                                                    (dollars in thousands)
Marriott International, Inc.
(current properties)

Scottsdale, AZ         Assisted Living        148      94%             $ 5,135            100%            $  9,926
Sun City, AZ           Congregate Care        148      81%               3,697            100%              11,916
Laguna Hills, CA       Congregate Care        402      95%              14,334             97%              31,791
Boca Raton, FL         Congregate Care        329      84%              16,643             91%              44,835
Deerfield Beach, FL    Congregate Care        288      96%               7,371            100%              16,934
Fort Myers, FL         Congregate Care        463      96%              12,386             85%              23,905
Palm Harbor, FL        Congregate Care        319      95%              10,038             88%              33,863
Port St. Lucie, FL     Assisted Living        128      88%               4,758             86%              12,451
Arlington Heights, IL  Congregate Care        363      96%              13,491             95%              36,743
Silver Spring, MD      Congregate Care        351      92%              12,841             94%              33,080
Bellaire, TX           Assisted Living        145      94%               5,711             96%              12,411
Arlington, VA          Congregate Care        419      97%              12,353             99%              18,888
Charlottesville, VA    Congregate Care        315      94%              10,652             95%              29,830
Virginia Beach, VA     Congregate Care        114     100%               3,392            100%               8,947
                                           ------     ----            --------            ----            --------
                                            3,932      93%             132,802             94%             325,520

Marriott International, Inc.
(new properties)

Tampa Bay, FL          Assisted Living        164      n/a                 n/a             n/a              16,300
Dunwoody, GA           Assisted Living        115      n/a                 n/a             n/a              13,400
St. Charles, IL        Assisted Living        120      n/a                 n/a             n/a              13,400
Wheaton, IL            Assisted Living        123      n/a                 n/a             n/a              14,400
Kansas City, KS        Assisted Living        164      n/a                 n/a             n/a              16,000
Bethesda, MD           Assisted Living        142      n/a                 n/a             n/a              17,600
Owen Brown, MD         Assisted Living        102      n/a                 n/a             n/a              11,100
Northville, MI         Assisted Living        120      n/a                 n/a             n/a              13,500
Greensboro, NC         Assisted Living        115      n/a                 n/a             n/a              10,400
Omaha, NE              Assisted Living        166      n/a                 n/a             n/a              15,000
Florham Park, NJ       Assisted Living        116      n/a                 n/a             n/a              14,500
West Orange, NJ        Assisted Living        116      n/a                 n/a             n/a              15,100
Dayton, OH             Assisted Living        120      n/a                 n/a             n/a              10,800
Westlake, OH           Assisted Living        120      n/a                 n/a             n/a              12,300
                                           ------     ----                ----            ----            --------
                                            1,803      n/a                 n/a             n/a             193,800
Brookdale Living Communities, Inc.

La Mesa, AZ            Congregate Care        185      96%               3,643             100%             14,800
Chicago, IL            Congregate Care        341      99%              10,949             100%             62,000
Rochester, NY          Congregate Care        103      88%               2,556             100%             10,700
Spokane, WA            Congregate Care        200      92%               3,667             100%             14,350
                                           ------     ----            --------            ----            --------
                                              829      95%              20,815             100%            101,850


                                                        32

                                                                                      Percent of
                                                                                     revenues from
                                            Units/                    Facility    sources other than    Historical
       Location          Property Type       Beds   Occupancy(1)     Revenues(1)  Medicare/Medicaid    Investment (2)
       --------          -------------       ----   ---------        -----------  ------------------   --------------
                                                    (dollars in thousands)

Mariner Post-Acute Network, Inc.

Phoenix, AZ            Nursing Home           127      89%              $5,758             15%            $3,185
Yuma, AZ               Nursing Home           128      89%               7,934             18%             2,327
Yuma, AZ               Nursing Home            65      61%                 475             28%               708
Fresno, CA             Nursing Home           180      85%               6,957              5%             3,503
Lancaster, CA          Nursing Home            99      94%               5,939             48%             3,488
Newport Beach, CA      Nursing Home           167      92%               9,796             19%             4,128
Stockton, CA           Nursing Home           122      87%               7,713             26%             3,136
Tarzana, CA            Nursing Home           192      95%               9,360             25%             3,060
Thousand Oaks, CA      Nursing Home           124      87%               6,462             24%             3,454
Van Nuys, CA           Nursing Home            58      95%               2,922             23%             1,319
Lakewood, CO           Nursing Home           175      81%               7,578             19%             4,722
Littleton, CO          Nursing Home           245      85%              10,066             16%             5,576
Concord, NC            Nursing Home           110      88%               4,831             19%             2,216
Wilson, NC             Nursing Home           119      90%               4,518             27%             2,402
Winston-Salem, NC      Nursing Home            80      89%               3,608             51%             1,770
Huron, SD              Nursing Home           163      96%               5,938             23%             3,256
Huron, SD              Senior Housing          59     100%                 667            100%             1,014
Sioux Falls, SD        Nursing Home           139      91%               5,071             15%             3,319
Brookfield, WI         Nursing Home           226      95%              15,146             16%            12,697
Clintonville, WI       Nursing Home            78      76%               3,464             17%             1,762
Clintonville, WI       Nursing Home           109      80%               3,332             13%             1,746
Madison, WI            Nursing Home            73      73%               4,289             26%             1,886
Milwaukee, WI          Nursing Home           215      63%               7,228              3%             5,043
Milwaukee, WI          Nursing Home           102      61%               4,348              9%             1,600
Pewaukee, WI           Nursing Home           237      83%              10,246             11%             3,416
Waukesha, WI           Nursing Home           105      96%               5,594             27%             5,752
                                           ------     ----            --------            ----          --------
                                            3,497      86%             159,240             20%            86,485

Integrated Health Services, Inc.

Canon City, CO         Nursing Home           157      74%               3,103             42%             6,520
Colorado Springs, CO   Nursing Home           132      68%               4,085             32%             5,482
Delta, CO              Nursing Home           100      65%               3,245             18%             3,737
Grand Junction, CO     Nursing Home           120      59%               3,240             22%             4,408
Grand Junction, CO     Nursing Home            82      88%               3,583             37%             3,905
College Park, GA       Nursing Home           100      95%               2,710             15%             3,025
Dublin, GA             Nursing Home           130      95%               3,792             13%             4,504
Glenwood, GA           Nursing Home            62      88%               1,454             16%             1,741
Marietta, GA           Nursing Home           109      95%               3,658             13%             3,037
Clarinda, IA           Nursing Home           117      71%               2,810             39%             1,822
Council Bluffs, IA     Nursing Home            62      96%               2,243             27%             1,217
Mediapolis, IA (3)     Nursing Home            66      88%               2,167             39%             2,120
Pacific Junction, IA   Nursing Home            12      99%                 657              5%               343
Winterset, IA (3)      Nursing Home           118      80%               2,760             53%             2,702
Ellinwood, KS          Nursing Home            59      89%               1,474             52%             1,320
Tarkio, MO             Nursing Home            95      70%               2,205             37%             2,455
Ainsworth, NE (4)      Nursing Home            50      96%               1,673             55%               449
Ashland, NE (4)        Nursing Home           101      97%               3,623             49%             1,871
Blue Hill, NE (4)      Nursing Home            81      42%               1,151             40%             1,132


                                                        33

                                                                                      Percent of
                                                                                     revenues from
                                            Units/                    Facility    sources other than    Historical
       Location          Property Type       Beds   Occupancy(1)     Revenues(1)  Medicare/Medicaid    Investment (2)
       --------          -------------       ----   ---------        -----------  ------------------   --------------
                                                    (dollars in thousands)
Edgar, NE (4)          Nursing Home            54      89%              $1,530             38%             $   140
Grand Island, NE       Nursing Home            80      58%               1,683            100%               1,934
Gretna, NE (4)         Nursing Home            62      96%               2,148             55%                 950
Lyons, NE (4)          Nursing Home            84      75%               1,966             43%                 819
Milford, NE (4)        Nursing Home            66      77%               1,915             40%                 914
Sutherland, NE (4)     Nursing Home            62      89%               1,909             44%               1,284
Waverly, NE (4)        Nursing Home            50      96%               1,911             68%               1,229
Laramie, WY            Nursing Home           144      74%               4,714             30%               4,023
Worland, WY            Nursing Home            99      86%               3,182             33%               3,224
                                           ------     ----            --------            ----            --------
                                            2,454      80%              70,591             36%              66,307

Sun Healthcare Group, Inc.

Killingly, CT          Nursing Home           190      96%              11,174              8%               6,060
Waterford, CT          Nursing Home           148      81%               7,752              9%               5,253
Willimantic, CT        Nursing Home           124      95%               7,706             15%               4,179
Seattle, WA            Nursing Home           103      61%               4,728             20%               5,193
                                           ------     ----            --------            ----            --------
                                              565      85%              31,360             12%              20,685

Genesis Health Ventures, Inc.

Burlington, NJ         Nursing Home           150      96%              10,772             34%              13,007
                                           ------     ----            --------            ----            --------
                                              150      96%              10,772             34%              13,007

Private Company Tenants

Akron, OH              Nursing Home           200      88%               8,458             11%               6,427
Grove City, OH         Nursing Home           200      93%              14,365             34%               3,445
St. Joseph, MO         Nursing Home           120      81%               2,645             25%               1,332
                                           ------     ----            --------            ----            --------
                                              520      88%              25,468             25%              11,204
                                           ------     ----            --------            ----            --------

Total Portfolio                            13,750      88%            $451,048             48%            $818,858
                                           ======     ====            ========            ====            ========
--------------

(1)  Occupancy and facility  revenues are from the most recent  available data.  Facility  revenues refers to total revenues  received  by the  operator,  not rental  revenues  which we  receive.  Marriott  data is  annualized year-to-date  through  September  1998.  Brookdale data is annualized  year to date through October 1998. Sun,
     Genesis and Integrated data are annualized year to date through June 1998.  Mariner and private company tenant data are annualized year to date through June 1998.
(2)  Represents HRP's historical costs before depreciation.
(3)  Two properties are located at each of these locations.
(4)  These  properties  are mortgage  investments.  HRP has nominal price purchase  options on all these  mortgaged properties, which will be assigned to us.

                                 INITIAL TENANTS

     Our financial condition depends, in part, upon the financial condition of our tenants. Our largest tenant is Marriott. The following charts show our mix of tenants on the basis of the annual rents we receive:




              [chart showing mix of tenants based on annual rents]

                                No. of
Tenant                          Properties                  Annual Rent                    Percentage
------                          ----------                  -----------                    ----------

Marriott International                28                    $519 million                       56%

Brookdale Living                      4                     $10 million                        11%
Communities

Mariner Post-Acute                    26                    $15 million                        17%
Network

Integrated Health                     32                    $8 million                         9%
Services

Sun Healtcare Group                   4                     $3 million                         4%

Genesis Health                        1                     $1 million                         1%
Ventures

Other Operators                       3                     $2 million                         2%



Marriott International, Inc.

     Marriott is a NYSE listed company. In addition to operating senior living properties such as those leased and to be leased from us, Marriott's major businesses are developing, operating and managing hotels and time-share resort communities. At September 11, 1998, Marriott had a book value of $2.6 billion and on December 17, 1998 had an equity market capitalization of $6.8 billion.

     We currently own 14 congregate communities and assisted living properties with 3,932 units that are leased to subsidiaries of Marriott. The annual rent under this lease is $29.5 million. This lease expires in 2013 and Marriott has renewal options totalling an additional 20 years. Marriott has guaranteed all obligations due to us under this lease.

     The proceeds from this offering will be used to acquire an additional 14 new assisted living properties with 1,803 units from subsidiaries of Marriott that will be leased back to two Marriott subsidiaries under two leases for seven properties each. The rent under these leases initially will total $20.3 million/year. These leases will expire in 2014 and 2016, respectively, and Marriott has renewal options totalling an additional 20 years and 18 years, respectively. Marriott will guarantee 100% of the obligations due to us under these leases for the first full year and, thereafter, until the sooner of: (1) payment by Marriott of 25% of our purchase price for all 14 properties; (2) when the combined cash flow generated by the tenants' operation of these properties covers the rent by 1.3 times as determined by an annual audit; or (3) the year ended 2006.

     Marriott will have guaranteed approximately 56% of our annual revenues at the completion of this offering. The following tables present summary financial information about Marriott derived from Marriott's Annual Report on Form 10-K for the year ended January 2, 1998 and Quarterly Report on Form 10-Q for the quarter ended September 11, 1998. If you want more information about Marriott or any of our other publicly owned tenants you should study the public information which they have filed with the SEC.


                                              Fiscal Year Ended                      36 Weeks Ended
                                    --------------------------------------    -----------------------------
                                    December 29,   January 3,   January 2,    September 12,   September 11,
                                       1995           1997         1998           1997            1998
                                       ----           ----         ----           ----            ----
                                             (dollars in millions)             (dollars in millions)
Operating Data:
   Sales .....................        $6,255        $7,267        $9,046        $6,177           $6,994
   Operating expenses ........         5,865         6,759         8,437         5,747            6,481
   Other expenses ............            29            73            78            59               64
                                      ------        ------        ------        ------           ------
   Income before income taxes            361           435           531           371              449

   Provisions for income taxes           142           165           207           144              173
                                      ------        ------        ------        ------           ------
   Net income ................        $  219        $  270        $  324        $  227           $  276
                                      ======        ======        ======        ======           ======

                                                              As of
                                         -------------------------------------------------
                                         January 3,         January 2,       September 11,
                                           1997               1998              1998
                                          ------             ------             -----
                                                        (dollars in millions)

Balance Sheet Data:
Total assets ................             $4,198             $5,557             $6,155
Long-term deb................                681                422                858
Equity ......................              1,444              2,586              2,556


Brookdale Living Communities, Inc.

   Brookdale is a publicly owned company quoted on the NASDAQ. According to reported nine months ended September 30, 1998 revenues, Brookdale's annualized revenues were $75 million. Brookdale's principal business is operating senior housing and congregate communities. According to a recent company report, at September 30, 1998, Brookdale operated 16 assisted living properties with 3,470 apartment units. At September 30, 1998, Brookdale had a pro forma book value net worth of $100 million and on December 17, 1998 had an equity market capitalization of $175 million.

   We lease four congregate communities with 829 apartments to subsidiaries of Brookdale. The annual rent due under this lease is $10.2 million. This lease extends until 2019 plus renewal option periods totalling an additional 50 years. Brookdale has guaranteed all obligations due to us under this lease.

Mariner Post-Acute Network, Inc.

   Mariner is a NYSE listed company. According to reported nine months ended June 30, 1998, revenues, Mariner's annualized revenues were $1.9 billion. Mariner's principal business is operating of nursing homes. According to a recent company report, at June 30, 1998, Mariner operated 430 nursing homes with over 50,000 beds and had a book value net worth of $99 million and at December 17, 1998 had an equity market capitalization of $432 million.

   We lease 26 nursing homes with 3,497 beds to subsidiaries of Mariner. The annual rent paid to us under this lease is $15.2 million. This lease expires in 2013 and Mariner has renewal options totalling an additional 20 years. Mariner has guaranteed all obligations due to us under this lease.

Integrated Health Services, Inc.

   Integrated is a NYSE listed company. According to reported nine months ended September 30, 1998 revenues, Integrated's annualized revenues were $3 billion. Integrated's principal businesses are operating nursing homes and providing home healthcare services. According to a recent company report, at September 30, 1998, Integrated operated 300 nursing homes. At September 30, 1998, Integrated had a book value net worth of $1.3 billion and at December 17, 1998 an equity market capitalization of $528 million.

   We lease 23 nursing homes with 1,844 beds to subsidiaries of Integrated. In addition we provide mortgage financing secured by nine Integrated nursing homes with 610 beds. The obligations under these leases and mortgages are subject to cross default and cross collateralization covenants. The total annual rent and interest due to us is $7.7 million. These leases and mortgages expire in 2010 and have renewal options totalling an additional 26 years. Integrated has guaranteed all obligations due to us under these leases and these mortgages.

Sun Healthcare Group, Inc.

   Sun is a NYSE listed company. According to reported nine months ended September 30, 1998 revenues, Sun's annualized revenues were $3.3 billion. Sun's principal businesses are operating nursing homes and providing various medical therapy services to patients and healthcare institutions. According to a recent company report, at September 30, 1998, Sun operated 421 nursing homes with 48,049 beds. At September 30, 1998, Sun had a book value net worth of $612 million and at December 17, 1998, an equity market capitalization of $336 million.

   We lease four nursing homes with 565 beds to subsidiaries of Sun. The annual rent due under these leases is $2.7 million. These leases expire in 2005 and Sun has renewal options totalling an additional 20 years. Sun has guaranteed all obligations due to us under these leases. Sun has subleased all of these properties, and these subtenants have also guaranteed the lease obligations due to us.

Genesis Health Ventures, Inc.

   Genesis is a NYSE listed company with reported annual revenues of $1.4 billion. Genesis's principal businesses are operating nursing homes, congregate communities and assisted living properties. At September 30, 1998, Genesis operated 340 facilities. According to a recent company report, at September 30, 1998, Genesis had a book value net worth of $646 million and at December 17, 1998, an equity market capitalization of $264 million. We lease one nursing home with 150 beds to a subsidiary of Genesis. The annual rent under this lease is $1.4 million. The lease extends until 2005 plus renewal options totalling an additional 25 years.

Privately Owned Tenants

   In addition to the publicly owned tenants described above, we currently lease three nursing homes with 520 beds to three separate private company tenants. These leases require total annual rents of $1.6 million. These leases expire between 2001 and 2007 and two of the three include renewal options. None of these private companies have significant net worth or significant other business activities. However, each of these private companies or their owners have guaranteed the lease obligations due to us. Also, the annualized year to date through June 1998 operating cash flow from these three properties covered the rents by 4.5, 1.5 and 2.2 times, respectively.

                                 INITIAL LEASES

   The following table presents certain information about the leases with the nine unaffiliated tenants to whom we lease our 98 initial properties (dollars in thousands except guarantee information):

                                                                                                       Mariner Post-
                                 Marriott                 Marriott              Brookdale Living       Acute Network,
                            International, Inc.      International, Inc.       Communities, Inc.            Inc.
                            -------------------      -------------------       -----------------       --------------
                            (current properties)     (new properties)
No. of properties           14                       14                        4                        26

No. of units/beds           3,932                    1,803                     829                      3,497

Located in                  7 states                 10 states                 4 states                 6 states

Tenant (1)                  Subsidiaries of          Two subsidiaries of       Subsidiaries of          Subsidiaries of
                            Marriott                 Marriott (seven           Brookdale                Mariner
                                                     properties in each)

Current rent                $29,539                  $20,349                   $10,186                  $15,180

Rent increase formula       4.5% increases in        6% increases in           10% increases in         CPI based increases
                            gross revenue            gross revenue             gross revenue
                                                     starting in 2000

Initial lease expiration    2013                     2014 and 2016             2019                     2013

Renewal options             4 options for            2 options for             2 options for            2 options for
                            5 years each             10 years/1 option         25 years                 10 years
                                                     for 10 years and
                                                     1 option for 8 years

Cross default               Yes                      Yes                       Yes                      Yes

Subordinated                Yes                      Yes                       Yes                      Yes
management fees

Historical rent             2.3x                     N/A                       0.9x                     2.0x
coverage (2)

Guarantees                  Public company           Public company            Public company           Public company
                            parent has               parent will               parent has               parent has
                            guaranteed the lease     guarantee the lease       guaranteed the lease.    guaranteed the lease.
                                                     until the sooner of:                               In addition we hold
                                                     (1) 25% of our                                     a $15 million
                                                     investment is paid                                 security deposit
                                                     under the guarantee;                               throughout the lease
                                                     (2) 1.3x rent                                      term.  Also, we hold
                                                     coverage based on                                  a pledge of 1 million
                                                     an annual audit; or                                HRP common
                                                     (3) year end 2006                                  shares and 100,000
                                                                                                        of our common
                                                                                                        shares owned by the
                                                                                                        tenant as additional
                                                                                                        security.
---------------------------

(1)  Leases to affiliated tenants subject to cross default and all or none renewal options are considered as leased to one tenant.
(2)  Coverage is based on the most recent data available.  Marriott data is year to date through  September 1998,  Brookdale data is year to date through  October 1998.  Sun,  Genesis and Integrated  data is year to date through June 1998.  Mariner and Private
     Company Tenant data are generally year to date through June 1998.

                              Integrated         Sun                                     Private
                                Health        Healthcare           Genesis Health        Company
                            Services, Inc.    Group, Inc.          Ventures, Inc.        Tenants                Totals
                            --------------    -----------          --------------        -------                ------
No. of properties           32                4                     1                     3                     98

No. of beds/units           2,454             565                   150                   520                   13,750

Located in                  7 states          2 states              1 state               2 states              23 states

Tenant                      Subsidiaries of   Subsidiaries of       Subsidiary of         Three private         Nine tenants
                            Integrated        Sun                   Genesis               companies

Current rent                $7,684            $2,732                $1,440                $1,638                $88,748

Rent increase formula       CPI based         2.5% per annum        $13 per annum         Various               Various
                            increases         of prior year's       increase
                                              rent

Initial lease expiration    2010              2005                  2005                  2001/2003/2007        14 years (3)

Renewal options             2 options for     2 options for         2 options for         Various               Various
                            13 years          10 years              10 years and 1
                                                                    option for 5
                                                                    years

Cross default               Yes               Yes                   N/A                   N/A                   Yes, where
                                                                                                                applicable

Subordinated                Yes               Yes                   Yes                   Yes                   Yes
management fees

Historical rent             1.3x              1.3x                  2.4x                  2.3x                  1.9x  (3)
coverage (2)

Guarantees                  Public company    Public company        Tenant's parent       Various               Various
                            parent has        parent has            has guaranteed        guarantees from
                            guaranteed the    guaranteed the        the lease.  In        private entities
                            lease.            lease.                addition we           and individuals
                                                                    hold a $235,000       and a security
                                                                    security deposit.     deposit.

---------------------------

(1)  Leases to affiliated tenants subject to cross default and all or none renewal options are considered as leased to one tenant.
(2)  Coverage is based on the most recent data available.  Marriott data is year to date through  September 1998,  Brookdale data is year to date through  October 1998.  Sun,  Genesis and Integrated  data is year to date through June 1998.  Mariner and Private
     Company Tenant data are generally year to date through June 1998.
(3)  Weighted average by lease revenues.

                                                        40

Lease Terms

         All of our leases are so called "triple net" leases which require our tenants to maintain our properties during the lease terms and to indemnify us by reason of our ownership of the leased properties. The following is a summary of certain material terms of our leases in addition to the terms set forth in the foregoing chart. Our material leases have been filed with the SEC as exhibits to our registration statement of which this prospectus is a part. If you want more information about our leases you should review that document.

         Cross Default. Whenever we lease more than one property to a single tenant or a group of affiliated tenants all those leases are cross defaulted. In the case of our Marriott tenants, however, the leases affecting existing properties are subject to cross default and the leases affecting new properties are subject to cross default, but leases for the existing properties and for the new properties are not subject to cross default with each other.

         All or None Renewal Options. Whenever we lease more than one property to a single tenant or a group of affiliated tenants, lease renewal options may only be exercised on an all or none basis. This means that a tenant or group of affiliated tenants cannot decide to exercise renewal options for strong performing properties unless it also renews the leases for all other properties leased from us. In the case of our Marriott tenants, however, the leases affecting existing properties are subject to all or none renewal options and the leases affecting new properties are subject to all or none renewal options, but leases for the existing properties and for the new properties are not subject to all or none renewal options with each other.

         Maintenance and Alterations. Each of our tenants is required to maintain, at its expense, our leased properties in good order and repair, including structural and nonstructural maintenance. Except in the case of the existing Marriott properties, capital alterations and additions to any leased property, the aggregate cost of which exceeds a threshold amount, may only be made with our prior consent. Any alterations or improvements made to any leased property during the term of the leases become our property, subject to our obligation to pay to the tenants certain unamortized costs at lease termination. At the end of the leases, our tenants are required to surrender their leased properties in substantially the same condition as existed on the commencement date of the leases, subject to any permitted alterations and subject to ordinary wear and tear.

         In the case of the new Marriott properties only, a percentage of total revenues from these properties (beginning at 1% and increasing to a maximum of 3.5%) is deposited in a reserve to pay for the costs of certain repairs and
replacements.   If  deposited  funds  are  insufficient  to  cover  repairs  and maintenance costs at these properties, we will fund the amount of the deficiency, and the rent which we receive will increase by a minimum annual amount equal to 10% of the amounts funded.

         Assignment. Our consent is generally required for any assignment or sublease of our properties. In the event of a subletting, the initial tenant remains primarily liable and all guarantees and other security remain in place.

         Environmental Matters. Our tenants are required, at their expense, to remove and dispose of any hazardous substance at the leased properties in compliance with all applicable environmental laws and regulations or to pay any costs we incur in connection with such removal and disposal. Each tenant indemnifies us for any claims asserted as a result of the presence of hazardous substances at any property or from a violation or alleged violation of any applicable environmental law or regulation.

         Indemnification and Insurance. Each tenant has agreed to indemnify us from all claims arising from our ownership or their use of our properties. Each tenant is required to maintain insurance on our properties covering: (1) comprehensive general liability for damage to property or bodily injury arising out of the ownership, use, occupancy or maintenance of the properties; (2) commercial property "all risk" liability for damage to improvements, merchandise, trade fixtures, furnishings, equipment and personal property; (3) workers' compensation liability; (4) business interruption loss; (5) in some cases, medical malpractice; and (6) other losses customarily insured by businesses similar to the business conducted at our properties. The leases require that we be named as an additional insured under these policies.

         Damage, Destruction or Condemnation. In the event any of our properties is damaged by fire, explosion or other casualty or is taken or condemned for a public use, we receives all proceeds and the tenants are required to pay us any difference between the amount of proceeds and our aggregate investment in the affected property. In certain cases, tenants have a right to purchase the affected property for amounts at least equal to our historical investment in the property.

         Events of Default. Events of default under our leases include the following: (1) the failure of the tenant to pay rent when due; (2) the failure of the tenant to perform certain of the terms, covenants or conditions of its lease and the continuance thereof for a specified period after written notice;
(3) the occurrence of certain  events of insolvency  with respect to the tenant;
(4) the failure of the tenant to maintain required insurance coverages; or (5) the revocation of any material license necessary for the tenant's operation of our property.

         Remedies. Upon the occurrence of any event of default, subject to applicable law, we may: (1) terminate the affected lease and accelerate the rent; (2) terminate the tenant's rights to the affected property, relet the property upon terms satisfactory to us, and recover from the tenant the difference between the amount of rent which would have been due under the applicable lease and the rent received under the reletting; and (3) make any payment or perform any act required to be performed by the tenant under its lease. The defaulting tenant is obligated to reimburse us for all payments made and all costs and expenses incurred in connection with any exercise of the foregoing remedies.

         Ground Lease Terms. The land underlying two of the properties is subject to ground leases. The leases with respect to the ground leased properties are subject to early termination if the applicable ground leases are terminated. Our leases require the tenants to pay and perform all obligations arising under the applicable ground leases. These ground leases, including extension options, terminate on 2086 and 2079. The annual rents payable under the ground leases in 1998 totaled $138,100.

        SELECTED HISTORICAL AND ADJUSTED PRO FORMA FINANCIAL INFORMATION

         The following table presents historical and adjusted pro forma financial information and other data for our properties. We are currently a 100% owned subsidiary of HRP, and none of our properties are encumbered by debt. It is impossible to estimate all operating expenses we would have incurred as a separate public company. The following table includes pro rata allocations of interest expense and certain general and administrative expenses for historical periods. However, the net income and funds from operations shown are not necessarily indicative of results that we will realize as a separate company. The adjusted pro forma information assumes that this offering is completed at a public offering price of $19 per common share and that net proceeds are used to purchase and lease 14 new Marriott properties including adjustments for certain properties under development. For additional information about the calculation of amounts appearing in this table see the Unaudited Pro Forma Financial Statements and notes thereto included elsewhere in this prospectus.

                                                                                                   Adjusted pro
                                                                                  Nine months       forma nine
                                                   Year ended December 31,           ended         months ended
                                         --------------------------------------   September 30,   September 30,
                                          1994      1995       1996       1997      1998              1998
                                         ------    -----      ------     ------  --------------  --------------
                                                         (dollars in thousands, except per share data)
Operating Data:
   Revenues:
     Rental income .................   $ 32,488   $ 49,545   $ 52,511   $ 64,515   $ 50,142        $ 66,865
     Interest and other income .....        599        792      1,024      2,515      1,953           1,953
                                       --------   --------   --------   --------   --------        --------
       Total revenues ..............     33,087     50,337     53,535     67,030     52,095          68,818
                                       --------   --------   --------   --------   --------        --------
   Expenses:
     Interest ......................      3,912     13,206     11,590     13,643     11,505          13,125
     Depreciation and
       amortization ................      6,860     10,943     11,524     13,906     10,744          14,771
     General and administrative ....      2,614      3,499      3,764      4,289      3,088           3,858
                                       --------   --------   --------   --------   --------        --------
       Total expenses ..............     13,386     27,648     26,878     31,838     25,337          31,754
                                       --------   --------   --------   --------   --------        --------
       Net income ..................   $ 19,701   $ 22,689   $ 26,657   $ 35,192   $ 26,758        $ 37,064
                                       ========   ========   ========   ========   ========        ========
Per Common Share:
   Shares outstanding ..............       --         --         --         --         --            37,725
   Net income per share ............       --         --         --         --         --          $    .98
Other Data:
   Number of properties at
     end of period .................         60         67         74         79         84              98
   Funds from operations
     ("FFO") (1) ...................   $ 26,561   $ 33,632   $ 38,181   $ 49,098   $ 37,502        $ 51,272
   FFO per share ...................       --         --         --         --         --          $   1.36


                                                                                                    Adjusted
                                                      December 31,                                 pro forma
                                         --------------------------------------  September 30,    September 30,
                                          1994      1995       1996       1997        1998            1998
                                         ------    ------     ------     ------  -------------    -------------
Balance Sheet Data:
   Total real estate investments
     (before depreciation) .........   $456,734   $482,339   $584,601   $613,666   $625,058        $818,858
   Total assets (after depreciation)    445,039    460,401    552,458    570,023    568,664         768,993
   Total debt ......................       --         --         --         --         --           250,000
---------------

(1) Funds from operations or "FFO" means net income  (computed in accordance  with GAAP),  before gain or loss on sale of properties and extraordinary items, plus depreciation and other non-cash items. We consider FFO to be a measure of the financial performance of an equity REIT that provides a relevant basis for comparison among REITs. FFO does not represent cash flow from operating activities
(as  determined  in  accordance  with GAAP) and should not be  considered  as an  alternative  to net income as an  indicator of our financial performance or to cash flow as a measure of liquidity.

                                                        43

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following should be read in conjunction with the "Selected Historical and Adjusted Pro Forma Financial Information" and the financial statements and notes thereto included elsewhere in this prospectus. As pointed out elsewhere in this prospectus, our Company did not exist until December 16, 1998. A majority of our properties have been historically owned by HRP unencumbered by secured debt. In these circumstances it is not possible to estimate all operating expenses which we would have incurred in historical periods as a separate public company. The financial statements which are analyzed below include pro rata allocations of interest expense and certain general and administrative expenses to the historical results realized by HRP from ownership of our properties. Accordingly, you should understand that the results of operations discussed below are not necessarily indicative of the operating results which we would have realized as a separate company during these historical periods.

Overview

     We will initially have investments in 98 properties, including 14 properties which will be acquired with the proceeds of this offering and 84 which will be transferred to us by HRP upon completion of this offering. Nine of these investments will be in properties for which we have provided mortgage financing and for which we hold nominal price purchase options. Our 98 properties contain 13,750 units or beds and are located in 23 states. During 1998 our properties had an average occupancy rate of 88%.

     Our 98 properties are leased to nine different groups of affiliated tenants. None of these tenants are affiliated with us. Tenants which are subsidiaries of publicly owned companies account for 98% of our revenues. Our most important tenant, Marriott, is responsible for 56% of our total revenues. Ninety-four percent of our revenues arise from leases which expire after December 31, 2010. The Marriott leases expire after December 31, 2013. Our tenants have extensive renewal options. Our leases require our tenants' to pay minimum rents plus additional rents based upon increases in tenants' revenues, increases in the Consumer Price Index or fixed annual amounts.

Adjusted Pro Forma Results of Operations

     Nine Months ended September 30, 1998. Adjusted pro forma results of operations for the nine months ended September 30, 1998, compared to historical results for this period include increases in rental income, interest expense, deprecation and general and administrative expenses of $16.7 million, $1.6 million, $3.5 million and $.8 million, respectively. The effect of these changes is to increase net income by $10.3 million and to increase funds from operations by $13.8 million. These increases result from our proposed purchase and lease of the 14 new Marriott properties and the $250 million mortgage financing of 14 other properties owned during the historical period.

     Certain of the results presented in the adjusted pro forma information for this nine month period include the effects of properties to be acquired which were under construction during this period. The adjusted pro forma results reflect revenue and expenses of $13.5 million and $3.5 million, respectively, related to properties in construction during this period. We believe all or almost all of these properties will be constructed prior to completion of this offering or shortly thereafter. Accordingly, we believe that the Adjusted Pro Forma Financial Information provide certain important information to investors in this offering.

Historical Results of Operations.

     Years 1997 and 1996 compared. In 1997 compared to 1996, rental and interest income increased by $12.0 million and $1.5 million, respectively. Depreciation and general and administrative expenses increased by $2.4 million and $.5 million. All of these changes resulted from increased investments in seven properties during 1996 and in five properties during 1997.

     During 1996 and 1997 all of our properties were owned or mortgaged by HRP and none were encumbered by secured debt. The interest expense shown on the historical financial statements reflects HRP's total interest expense allocated to these properties pro rata among HRP's total investments, at cost, during the respective periods. The increase in interest expense of $2.1 million in 1997 from 1996 represents a larger allocation of interest expense to our properties due to higher borrowings by HRP in 1997 compared to 1996 which is only partially off-set by lower interest rates.

     As a result of these changes, net income and funds from operations realized from ownership of our properties in 1997 compared to 1996 increased by $8.5 million and $10.9 million, respectively.

     Years 1996 and 1995 compared. In 1996 compared to 1995, rental and interest income increased by $3.0 million and $.2 million respectively. Depreciation and general and administrative expenses increased by $.6 million and $.3 million. All of these changes result from increased investments in seven properties in 1995 and seven more properties in 1996.

     During 1996 the HRP interest expense allocable to our properties decreased by $1.6 million from the allocable interest expense in 1995. This decrease reflects lower allocations of interest expense to our properties due to lower borrowing by HRP in 1996 compared to 1995 which is partially off-set by higher interest rates.

     As a result of these changes net income and funds from operations realized from ownership of our properties in 1996 compared to 1995 increased by $4.0 million and $4.5 million, respectively.

Liquidity and Capital Resources


     At the conclusion of this offering we expect to have approximately $2.8 million in cash available for working capital. We expect this cash and rents which we receive from our tenants on a monthly basis will be sufficient to meet our working capital needs for operating expenses (including interest on our debt) and to make regular quarterly distributions.


     We are currently negotiating a new $250 million term loan. This loan will be secured by first mortgages on the 14 Marriott properties we now own. This loan will close shortly after completion of this offering. The term of this loan will be five years. Interest only payments will be required until maturity. The interest rate will be a floating rate equal to LIBOR plus a premium. We expect that the loan documentation will have customary representations and warranties from us and our subsidiaries which own the mortgaged properties, customary covenants and events of default. Among other things, covenants would prohibit or restrict us from selling the mortgaged properties while the loans remain outstanding. If an event of default occurs, the loan documents would provide for acceleration of outstanding loans and an increase in the interest rate applicable to outstanding amounts. In addition, if an event of default occurs, the lender would have the right to foreclose on the properties securing the loan. We will use the proceeds of this loan to satisfy a $250 million obligation due HRP which we will incur as part of our formation transaction. This line is expected to be provided by Dresdner Bank A.G.

     We are currently negotiating a new $100 million revolving loan. This loan will be secured by a pledge of the stock of some of our subsidiaries. This loan will have a term of two years. Interest only payments will be required until maturity. The interest rate will be a floating rate equal to LIBOR plus a premium. We will have the right to repay and redraw amounts under this loan facility until its maturity. We expect that the line of credit documentation will have customary representations and warranties from us and our subsidiaries, customary affirmative and negative covenants and events of default. If an event of default occurs, the line of credit would likely provide for a termination of our right to obtain additional advances, acceleration of outstanding loans and an increase in the interest rate applicable to outstanding amounts. In addition, if an event of default occurs, the lender would have the right to foreclose on collateral for the loans, including the stock of our subsidiaries. We expect this loan to close simultaneously with this offering. This loan will be provided or arranged by an affiliate of Merrill Lynch & Co., our lead underwriter. We do not expect this loan facility to continue for periods beyond the maturity of this loan. After this offering is completed and before this loan facility matures, we expect to enter negotiations with a syndicate of commercial banks to provide a substitute revolving loan facility. This substitute revolving loan may be for a larger amount and a longer maturity.

     After completion of this offering, we intend to acquire additional senior living properties. These purchases will be initially funded with excess working capital generated by our rents, if any, and proceeds of borrowings under the above described revolving credit facility. After these properties are acquired, they may be refinanced with long term debt or equity capital. After completion of this offering, we expect to have: only $250 million of debt outstanding; book equity of $474.0 million; total real estate assets, at historical cost, of $818.9 million; and total market capitalization of approximately $966.8 million (assuming a market price of $19/share). In these circumstances, we believe that we will have sufficient access to capital markets to meet our growth objectives and refinance our debt as needed. Of course, however, our access to growth capital will depend upon numerous facts, including some beyond our control; and we can provide no assurance that we will be able to raise additional capital in sufficient amounts, or at appropriate costs, to fund future growth or repayment of our debt.

     Inflation. Inflation would have both positive and negative impacts upon our business. Inflation would cause the value of our real estate investments to increase. Similarly, in an inflationary environment, the additional rents which we receive based upon CPI increases or as a percentage of our tenant's revenues should increase and rent yields we could charge for new investments would likely increase. Offsetting these benefits, inflation might cause the costs we pay for equity and debt capital to increase. To mitigate the adverse impact of increased costs of debt capital in the event of material inflation we may purchase interest rate cap contracts whenever we have a large amount of floating rate debt outstanding and we believe material interest rate increases are likely to occur. On balance, we do not believe that the modest inflation which we expect may occur in the U.S. economy during the next few years will have any material effect on our business.

     Deflation. Deflation would have business consequences to us which are the inverse of the impact of inflation. If new construction costs decline, the value of our existing real estate investments may decline. The value of our long term minimum rent leases might increase but some tenants might have trouble paying our rent in a deflationary environment, and the amounts of our rent increases might decline or disappear. Deflation might lower our costs of debt capital; however, deflation's impact on our cost of equity capital is uncertain.
Generally we do not believe that the U.S. economy is likely to experience serious deflation in the foreseeable future. We believe that modest deflation would have no effect upon our business and serious deflation would have a negative effect upon our business.

     Year 2000. The computer systems which we use for accounting and financial reporting were all updated or installed within the past two years. We believe these systems are Year 2000 compliant. All costs associated with these computer systems are paid by RMR.

     During the past year HRP has directed inquiries to all of our tenants concerning their preparations for Year 2000 computer issues. Based upon our tenants' responses we believe all of our tenants are aware of possible Year 2000 issues and intend to take steps to avoid material adverse affects to their businesses. We intend to continue the tenant monitoring process begun by HRP. Our tenants will be responsible for the cost of their own Year 2000 compliance.

     The only material issue which we may face from Year 2000 compliance arises by reason of possible delays in government Medicare and Medicaid payments to certain of our tenants. In the past, HRP has on one occasion deferred rent from a tenant when payments under California's Medicaid system were delayed because the California legislature failed to pass a timely budget. Based upon news reports, we understand that the federal and state governments are making preparations to avoid delays in Medicare and Medicaid payments resulting from Year 2000 issues. We expect our tenants will make arrangements to pay their rent obligations in the event of government delays in payments. Moreover, we do not expect governmental payment delays, if any occur, to extend for prolonged periods.

                                   MANAGEMENT

Trustees and Executive Officers

     Our Declaration of Trust provides that a majority of our Board of Trustees will be Independent Trustees. An Independent Trustee is a Trustee who is not an officer of or otherwise affiliated with HRP (so long as HRP remains a shareholder of our Company) or RMR.

     Immediately after completion of this offering, our Trustees and executive officers will be as follows:


Name                                      Age       Position
Barry M. Portnoy...................       53        Managing Trustee (term will expire in 2000)
Gerard M. Martin...................       64        Managing Trustee (term will expire in 2001)
Bruce M. Gans, M.D. ...............       51        Independent Trustee (term will expire in 2002)
Arthur G. Koumantzelis.............       68        Independent Trustee (term will expire in 2000)
Vacant.............................       ___       Independent Trustee (term will expire in 2001)
David J. Hegarty...................       42        President, Chief Operating Officer and Secretary
Ajay Saini.........................       38        Treasurer and Chief Financial Officer

     Barry M. Portnoy has been a Managing Trustee of both HRP and HPT since their organization in 1986 and 1995, respectively. Mr. Portnoy is also a Director and 50% owner of RMR. Mr. Portnoy has been actively involved in real estate and real estate finance activities for over 20 years. Mr. Portnoy was a partner in the law firm of Sullivan & Worcester LLP, Boston, Massachusetts from 1978 through March 31, 1997, where he served as Chairman from 1994 through March 1997.

     Gerard M. Martin has been a Managing Trustee of both HRP and HPT since their organization in 1986 and 1995, respectively. Mr. Martin is also a Director and 50% owner of RMR. Mr. Martin has been active in the real estate and health care industries for approximately 30 years.

     Bruce M. Gans, M.D. has been a Professor and Chairman of the Department of Physical Medicine and Rehabilitation at Wayne State University and a Senior Vice President of the Detroit Medical Center since 1989. Dr. Gans has been an Independent Trustee of HRP since 1995. Upon completion of this offering, Dr. Gans will resign from HRP and will become one of our Independent Trustees.

     Arthur G. Koumantzelis has been President and Chief Executive Officer of Gainesborough Investments LLC, a private investment company, since June 1998. From 1990 to 1998, Mr. Koumantzelis was Senior Vice President and Chief Financial Officer of Cumberland Farms, Inc., a private company engaged in the convenience store business and in the distribution and retail sale of gasoline. Mr. Koumantzelis has been an Independent Trustee of HPT since its initial public offering in 1995, and was an Independent Trustee of HRP from 1992 through August 1995. Upon completion of this offering, Mr. Koumantzelis will become one of our Independent Trustees.

     Vacant. Following the completion of this offering, we intend to elect a third Independent Trustee.

     David J. Hegarty is the President, Chief Operating Officer and Secretary of HRP. Upon completion of this offering, Mr. Hegarty will resign from HRP and will become our President, Chief Operating Officer and Secretary. Mr. Hegarty is also a Director and the President and Secretary of RMR. Mr. Hegarty has served HRP and RMR in various capacities since 1987, prior to which he was an audit manager with Ernst & Young LLP. Mr. Hegarty is a certified public accountant.

     Ajay Saini is the Treasurer and Chief Financial Officer of HRP. Upon completion of this offering, Mr. Saini will resign from HRP and will become our Treasurer and Chief Financial Officer. Mr. Saini is also a Vice President of RMR. Mr. Saini has served HRP and RMR in various capacities since June 1990, prior to which he was employed by Ernst & Young LLP. Mr. Saini is a certified public accountant.

Committees of the Board of Trustees

     Promptly following completion of this offering, the Board of Trustees will establish an Audit Committee that will consist of our Independent Trustees. The Audit Committee will make recommendations concerning the engagement of independent public accountants, review the plans and results of the audit engagement, approve professional services provided by the independent public accountants, consider the appropriateness of audit and nonaudit fees charged by our accountants and review the adequacy of our internal accounting controls.

     The entire Board of Trustees will function as a Compensation Committee to implement our Incentive Share Award Plan described below.

Compensation of the Trustees and Officers

     We will pay our Independent Trustees an annual fee of $20,000, plus a fee of $500 for each meeting attended. Each Independent Trustee will automatically receive an annual grant of 500 common shares after the completion of this offering and at the first meeting of the Board of Trustees following each annual meeting of shareholders, commencing in 2000. In addition, we will pay the Independent Trustee serving as Chairman of the Audit Committee $2,000 per year. This position is expected to rotate annually among the Independent Trustees. We will also reimburse expenses our Trustees incur in attending meetings. Our Managing Trustees and officers are employees of RMR and they will not receive compensation directly from us, except reimbursement of expenses and pursuant to the Incentive Share Award Plan.

Incentive Share Award Plan

     We have adopted an Incentive Share Award Plan and have reserved 1,000,000 common shares to grant to our Independent Trustees, officers and consultants, including selected employees of RMR, but not RMR itself which will be paid pursuant to its contract described below. We have established the Incentive
Share Award Plan to ensure that our officers, Independent Trustees and shareholders continue to have similar interests. In addition, the Incentive Share Award Plan will permit us to compensate our officers for the performance of certain services and duties in addition to those compensated by RMR.

     As discussed above, the Independent Trustees will automatically receive grants of 500 common shares per year as part of their annual compensation. In granting other incentive share awards, the Board of Trustees intends to consider a range of factors regarding potential grantees, including the complexity and duration of tasks performed and the amount and terms of common shares previously granted. The vesting schedule of each incentive share award will be determined at the time of grant. No awards will be granted under the Incentive Share Award Plan before completion of this offering.

Limitation of Liability and Indemnification

     Under our Declaration of Trust, our Trustees, officers and employees are entitled to indemnification. See "Certain Provisions of Maryland Law and Summary of the Company's Declaration of Trust and Bylaws" for more information.

The Investment Advisor and the Advisory Agreement

     The Investment Advisor. RMR, our investment advisor, is a Delaware corporation owned by Barry M. Portnoy and Gerard M. Martin. RMR's principal place of business is 400 Centre Street, Newton, Massachusetts and its telephone number is (617) 332-3990. RMR has approximately 180 full time employees including a management staff, four regional offices and other personnel located throughout the United States. RMR also acts as the investment advisor to HRP and HPT.

     The Directors of RMR are Barry M. Portnoy, Gerard M. Martin and David J. Hegarty. The officers of RMR are David J. Hegarty, President and Secretary, John
G. Murray, Executive Vice President, John A. Mannix, Vice President, Thomas M. O'Brien, Vice President, Ajay Saini, Vice President, David M. Lepore, Vice President, and John Popeo, Treasurer. A biographical summary of the Directors and officers of RMR who are not described above under "--Trustees and Executive Officers" follows:

     John G. Murray, age 38, is the Executive Vice President of RMR. Mr. Murray is also the President, Chief Operating Officer and Secretary of HPT. Mr. Murray served in various capacities for HRP and its investment advisor from 1993 through 1995. Prior to 1993, Mr. Murray was Director of Finance, Business Analysis and Planning at Fidelity Brokerage Services, Inc. from 1992 to 1993 and Director of Acquisitions from 1990 through 1991. Prior to 1990, Mr. Murray was employed by Ernst & Young LLP. Mr. Murray is a certified public accountant.

     John A. Mannix, age 42, is a Vice President of RMR and Executive Vice President of HRP. Upon the resignation of Mr. Hegarty from HRP, Mr. Mannix will become President and Chief Operating Officer of HRP. Mr. Mannix has served in various capacities with RMR and its affiliates since 1989. Prior to 1989, Mr. Mannix was employed by Grubb & Ellis. Mr. Mannix is a member of the Urban Land Institute and the Greater Boston Real Estate Board's Real Estate Finance Association.

     Thomas M. O'Brien, age 32, is a Vice President of RMR. Mr. O'Brien is also the Treasurer and Chief Financial Officer of HPT. Prior to 1996, Mr. O'Brien was employed by Arthur Andersen LLP for eight years. Mr. O'Brien is a certified public accountant.

     David M. Lepore, age 38, is a Vice President of RMR. Mr. Lepore is also the Senior Vice President of HRP responsible for building operations, leasing and acquisition diligence. Mr. Lepore has been employed in various capacities by RMR and its affiliates since 1992. Prior to 1992, he was employed by The Beacon Companies. Mr. Lepore is a member of the Greater Boston Building Owners and Managers Association and is a certified Real Property Administrator.

     John Popeo, age 38, has been the Treasurer and Chief Financial Officer of RMR and certain of its affiliates since 1997. Upon the resignation of Messrs. Hegarty and Saini from HRP, Mr. Popeo will become Treasurer, Chief Financial Officer and Secretary of HRP. Prior to 1997, he was employed by The Beacon Companies from 1988 through 1992 and as Vice President and Controller from 1996 through 1997. From 1992 through 1996 he was employed by Winthrop Financial Company as Vice President and Controller. Mr. Popeo has held various positions in the real estate industry from 1985 through 1988, prior to which he was employed by the public accounting firm of Laventhol and Horwath.
Mr. Popeo is a certified public accountant.

     The Advisory Agreement. The following is a summary of our advisory agreement with RMR. Because it is a summary, it does not contain all the information that may be important to you. If you would like more information, you should read the entire agreement, which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

     RMR is required to use its best efforts to present us with a continuing and suitable investment program consistent with our investment policies and objectives. Subject to its duty of overall management and supervision, the Board of Trustees has delegated to RMR the power and duty to:

     o provide research and economic and statistical data in connection with our investments and recommend changes in our investment policies when appropriate;

     o    investigate   and   evaluate   investment   opportunities   and   make
          recommendations concerning specific investments to the Trustees;

     o manage our short-term investments including the acquisition and sale of money market instruments;

     o administer our day-to-day operations including the leasing of our properties and relations with our tenants;

     o    investigate,   negotiate   and  enter   contracts  on  our  behalf  in
          furtherance of our investment activities and objectives;

     o act as attorney-in-fact or agent in acquiring and disposing of our investments and funds, and in handling, prosecuting and settling any of our claims;

     o    invest and reinvest any of our money;

     o monitor our investments and all services provided to us as would be done by a prudent owner;

     o administer such day-to-day bookkeeping and accounting functions as are required for the management of our assets, contract for audits and prepare or cause to be prepared such reports as may be required by any governmental authority in connection with the conduct of our business;

     o provide office space, office equipment and the use of accounting or computing equipment when required;

     o provide personnel necessary for the performance of the foregoing services; and

     o upon request by the Trustees, make reports of its performance of the foregoing services.

     In performing its services under the advisory agreement, RMR may use facilities, personnel and support services of various of its affiliates.

     Under the advisory agreement, RMR assumes no responsibility other than to render the services described therein in good faith and is not responsible for any action of the Board of Trustees in following or declining to follow any advice or recommendation of RMR. In addition, we have agreed to indemnify RMR, its shareholders, directors, officers, employees and affiliates against liabilities relating to certain acts or omissions of RMR undertaken on our behalf in good faith.

     The initial term of the advisory agreement expires on December 31, 1999. Renewals or extensions of the advisory agreement will be subject to the periodic approval of a majority of the Independent Trustees. The advisory agreement can be terminated by majority vote of the Independent Trustees upon 60 days' notice to RMR. Pursuant to the advisory agreement, RMR and Messrs. Portnoy and Martin have agreed not to provide advisory services to, or serve as a director or officer of, any other REIT which is principally engaged in the business of ownership of senior housing, congregate communities, assisted living or nursing home properties or to make competitive direct investments in these types of properties, in each case, without the consent of our Independent Trustees.

     Compensation to RMR. It is intended that the Board of Trustees, acting by a majority vote of the Independent Trustees, will determine the amount of compensation paid to RMR and will determine whether to renew, extend or amend the advisory agreement, in each case based on such factors as it deems appropriate. Such factors may include:

     o the size of the advisory fee in relation to the size, composition, quality and profitability of our investments;

     o    the  success  of  RMR  in  generating   opportunities  that  meet  our
          investment objectives;

     o    the quality and extent of services and advice furnished by RMR;

     o    the rates charged by others performing comparable services; and

     o    the costs of similar services incurred by self-advised REITs.

     The advisory agreement currently provides for (1) an annual advisory fee, payable monthly and reconciled annually, and (2) an annual incentive fee. The annual advisory fee is equal to the sum of 0.7% of the average invested capital up to $250 million, plus 0.5% of the average invested capital equal to or exceeding $250 million. "Average invested capital" means the daily weighted average of the total book value of our assets invested, directly or indirectly, in equity interests in and loans secured by real estate and personal property owned in connection with such real estate, before reserves for depreciation or bad debts or other similar non-cash reserves. The annual incentive fee is equal to 15% of the annual increase in our funds from operations (as defined in the advisory agreement) per share (but in no event more than $.01 per share), times the weighted average number of shares outstanding on a fully diluted basis in each year. The annual incentive fees payable to RMR will be paid in our common shares valued at market value. No incentive fees will be payable for the initial term of the advisory agreement.

     The advisory agreements currently in effect between RMR and HRP, and between RMR and HPT are substantially similar to the advisory agreement between RMR and us. Upon completion of this offering, RMR's contract with HRP will be amended so that HRP's investment in the Company will not be counted for purposes of determining the advisory fees payable by HRP to RMR.

     We are not expected to have any employees or administrative officers separate from RMR. Services which might otherwise be provided by employees will be provided to us by employees of RMR. Similarly, office space will be provided to us by RMR. Although we do not expect to have significant general and administrative operating expenses in addition to fees payable to RMR, we will be required to pay various other expenses, including the costs and expenses of acquiring, owning and disposing of our real estate interests (including appraisal, reporting, audit and legal fees), the costs of borrowing money and the costs of securities listing, transfer, registration and compliance with reporting requirements and shareholder communications generally. Also, we will pay the fees of our Independent Trustees.

Legal Proceedings

     We have a limited operating history and are not currently a party to any legal proceedings. We are not aware of any material legal proceeding affecting our initial properties for which we might become liable. Moreover, HRP has agreed to indemnify us for any liability affecting any properties transferred to us or for which we may become liable as a result of receiving properties transferred to us if such liability arose out of an action or inaction by HRP or an event that occurred before the transfer of the properties to us.

Certain Transactions

     We are currently a 100% owned subsidiary of HRP. Our Managing Trustees, Barry M. Portnoy and Gerard M. Martin, also own RMR and act as managing trustees of HRP. As a result of these relationships, HRP and Messrs. Portnoy and Martin, have material interests in several of the transactions that will be completed simultaneously with this offering:

     o The 14 Marriott properties that we currently own will be subjected to mortgages for $250 million immediately after the closing of this offering. These mortgage proceeds will be paid to HRP to satisfy intercompany debt created as part of our formation transaction. HRP will not be liable for this mortgage debt.

     o HRP is currently contractually bound to purchase the 14 new Marriott properties for $193.8 million. Upon completion of this offering we will assume HRP's purchase obligation.

     o Upon completion of this offering RMR will become our investment advisor. Assuming the purchase of 14 new properties from Marriott pursuant to the contract terms, the pro forma annual advisory fee that we will pay to RMR will be $4.6 million. HRP's annual advisory fees to RMR will be reduced by approximately the same amount.

     o Messrs. Portnoy and Martin will purchase 350,000 of our common shares simultaneously with the completion of this offering. Messrs. Portnoy and Martin will pay the same price per share as public investors pay in this offering.


     o Upon the completion of this offering, 13.2 million of our common shares will be distributed to HRP shareholders. We will receive no consideration for this distribution.

     o    After  this  offering,  HRP will  retain  13.2  million  of our common shares.  By  retaining  these  common  shares,  HRP  will  be  able to participate in our future success through distributions and appreciation, if any, in the price of our common shares.


                   POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

     The following discussion sets forth our policies regarding investments, dispositions, financings, conflicts of interest and certain other activities. The Board of Trustees has set these policies and although there is no current intention to do so, the Board of Trustees may amend or revise these policies at any time without a vote of our shareholders. We cannot, however, change our policy of seeking to remain qualified as a REIT nor can we enter into certain extraordinary transactions (such as a merger or the sale of all or substantially all of our assets) without the approval of two thirds of our shareholders. Upon completion of this offering, HRP will own 35% of our common shares and any such transaction would likely require HRP's approval.

Investment Policies

     Acquisitions. We will pursue growth by acquiring additional senior housing, congregate communities, assisted living properties and nursing homes. In making future acquisitions, we will consider a range of factors including:

     o    the proposed acquisition price of the proposed property;

     o    the estimated replacement cost of the proposed property;

     o    proposed lease terms;

     o the financial strength and operating reputation of the proposed tenant;

     o    historical and projected cash flows of the property to be acquired;

     o the location and competitive market environment of the proposed property;

     o the physical condition of the proposed property and its potential for redevelopment or expansion; and

     o the price segment and payment sources in which the proposed property is operated.

     We intend to acquire properties which will enhance the diversity of our portfolio in respect to tenants, type of services provided and locations. However, we have no policies which would limit the percentage of our assets which may be invested in any individual property or type of property or in properties leased to any single tenant or to an affiliated group of tenants.

     Other Investments in Real Estate. We expect to emphasize direct wholly owned investments in fee interests. However, in certain circumstances we may invest in leaseholds, joint ventures, mortgages and other real estate interests. We may invest in real estate joint ventures if we conclude that by doing so, we may benefit from the participation of co-venturers or that our opportunity to participate in the investment is contingent on the use of a joint venture structure. We may invest in participating, convertible or other types of mortgages if we conclude that by doing so, we may benefit from the cash flow or any appreciation in the value of the subject property. At all times, we intend to make our investments consistent with our continued qualification as a REIT under the Tax Code.

Disposition Policies

     We have no current intention to dispose of any of our initial properties or other properties we may acquire. We anticipate that future disposition decisions, if any, will be made based on factors such as the following: (1) potential opportunities to increase revenues and property values by reinvesting sale proceeds; (2) the proposed sale price; (3) the strategic fit of the property with the rest of our portfolio; (4) the potential for, or the existence of, any environmental or regulatory problems affecting a particular property;
(5) the existence of alternative needs for capital; and (6) the maintenance of our qualification as a REIT under the Tax Code.

Financing Policies

     We currently intend to employ conservative financing policies in pursuit of our growth strategy. Although our organizational documents do not limit the amount of indebtedness we may incur, we currently intend to maintain a capital structure in which our debt will not exceed 50% of our total market capitalization. We will consider future equity offerings when, in our judgment, doing so will improve our capital structure without materially adversely affecting the market value of our common shares or impeding our ability to regularly increase our common share distribution rate. We hope to achieve an investment grade rating for our debt obligations; but we do not expect that to happen until we have a successful track record of operating as an independent public company. Until we achieve an investment grade rating we expect that the least costly debt capital available to us will be secured debt. In the future, we may modify our current financing policies in light of then current economic conditions, relative costs of debt and equity capital, market values of properties, acquisition opportunities and other factors, and we may increase or decrease our intended ratio of debt to total market capitalization accordingly.


Conflict of Interest Policies

     Our Declaration of Trust requires that a majority of our Board of Trustees be Independent Trustees who are not affiliated with RMR or HRP (so long as HRP remains a shareholder of our Company). In addition, we have adopted certain policies designed to minimize potential conflicts of interest. However, there can be no assurance that these policies always will be successful in minimizing the influences of such conflicts, and, if they are not successful, decisions could be made that might not fully serve the interests of all shareholders.

     Our investment advisor, RMR, also acts as the investment advisor to HRP and HPT, and also has other business interests. As a result, RMR will not be able to devote all of its business time and resources to us and conflicts could arise with respect to the allocation of its business time and resources. Messrs. Portnoy and Martin, our Managing Trustees, are also managing trustees of HRP and HPT, and each is a director and 50% shareholder of RMR. The advisory fees paid to RMR will be based, in part, upon the amount of investments which we make. From 1978 through March 31, 1997, Mr. Portnoy was a partner in the firm of Sullivan & Worcester LLP, which acts as counsel to us, HRP, HPT, RMR and their affiliates. Mr. Portnoy receives and will receive payments from the firm in respect of his 1997 retirement which relate in part to fees received by the firm from us, HRP, HPT, RMR and their affiliates.

     To address these competing time demands and potential conflicts of interest, RMR intends that Mr. David Hegarty, our President, Chief Operating Officer and Secretary, and Mr. Ajay Saini, our Treasurer and Chief Financial Officer, will devote substantial amounts of their business time to our business. In addition, pursuant to the advisory agreement, RMR and Messrs. Portnoy and Martin have agreed not to provide advisory services to, or serve as directors or officers of, any other REIT which is principally engaged in the business of ownership of senior housing, congregate communities, assisted living properties or nursing homes or to make competitive direct investments in these types of properties, in each case, without the consent of our Independent Trustees. To promote an identity of economic interest among our Managing Trustees, RMR and our shareholders, Messrs. Portnoy and Martin will purchase 350,000 common shares at the same price paid by public investors in this offering, and the advisory fee will be paid, in part, in our common shares. Moreover, the continuation of the advisory agreement and the fees payable to RMR will be subject to periodic review by our Independent Trustees. Finally, of course, RMR and Messrs. Portnoy and Martin are generally required by applicable law to act in accordance with their fiduciary responsibilities to us.

Policies with Respect to Other Activities

     We intend to operate in a manner that will not subject us to regulation under the Investment Company Act of 1940. We do not currently intend: (1) to invest in the securities of other issuers for the purpose of exercising control over such issuer; (2) to underwrite securities of other issuers; or (3) to trade actively in loans or other investments.

     We may make investments other than as previously described, although we do not currently intend to do so. We have authority to repurchase or otherwise reacquire our shares or any other securities we issue and may do so in the future. The Board of Trustees has no current intention of causing our Company to repurchase any of the common shares currently offered. If we were to repurchase any of the common shares currently offered, we would do so only in conformity with applicable federal and state laws and the requirements for qualifying as a REIT under the Tax Code. In the future, we may issue shares or any other securities in exchange for property. Also, although we have no current intention to do so, we may make loans to third parties, including to our Trustees and officers and to joint ventures in which we decide to participate.

                      SUMMARY OF THE TRANSACTION AGREEMENT

     We have entered a transaction agreement with HRP (the "Transaction Agreement"). The Transaction Agreement sets forth the actions necessary to effect our separation from HRP and governs certain relations between us and HRP after the separation. RMR and Messrs. Portnoy and Martin will agree to certain provisions of the Transaction Agreement which affect them. The following is a summary of the Transaction Agreement.

     Among other matters, the Transaction Agreement provides that:

o HRP will transfer title to 84 senior living properties to certain subsidiaries. The stock of these subsidiaries will then be transferred to us prior to the closing of this offering.

o At the time the HRP properties are transferred to us they will be free of mortgage debt, and the leases and mortgages pertaining to these properties will be in full force and effect.

o Simultaneously with the transfer of properties to us, HRP will assign to us its rights to purchase and lease 14 new Marriott properties.

o As part of the transfer of properties and assignment of the purchase and lease agreement from HRP to us, we will assume HRP's obligations regarding the transferred properties and under the purchase and lease agreement; we will indemnify HRP from future obligations in this regard.


o In partial consideration of the property transfers, we will issue a $250 million note to HRP. Immediately after completion of this offering we will undertake a mortgage financing of the 14 Marriott properties that we acquire from HRP and pay the mortgage proceeds to HRP to satisfy this debt. HRP will not be liable for this mortgage debt.

o    Simultaneously  with the completion of this offering,  HRP will  distribute
     13.2 million of our common shares to HRP shareholders. This distribution will be paid to HRP shareholders on the basis of one of our shares for every 10 HRP shares held. Fractional shares will not be distributed, but will be paid in cash by HRP at the offering price.


o Simultaneously with the completion of this offering, Messrs. Portnoy and Martin will purchase 350,000 of our common shares from us at the same price paid by public investors in this offering.


o After the completion of this offering and the distribution of our shares, HRP will own 13.2 million of our common shares, and Messrs. Portnoy and Martin will beneficially own 463,437 of our shares (including 113,437 shares as their pro rata distribution to HRP shareholders). HRP and Messrs. Portnoy and Martin will agree not to sell or otherwise transfer any of our shares which they own for at least one year following completion of this offering unless the proposed transfer is approved by vote of our Board of Trustees, including a majority of our Independent Trustees.


o HRP will deliver to us all property files and other documentation affecting the properties to be transferred to us.

o Income and expenses of the properties to be transferred will be apportioned between us and HRP as of the date of the transfer.

o HRP will make certain representations and warranties to us regarding its knowledge of the status of the properties transferred to us, including environmental matters, and regarding the affected tenancies and will indemnify us for breaches of its representations and warranties.


o HRP will indemnify us with regard to all liabilities retained by it and any litigation or other third party claims affecting the transferred properties that relate to activities that occur prior to the date of the HRP distribution or arise by reason of the transfer, if any.

o Any claim against HRP for breaches of representation and warranties, or otherwise arising from our formation must be asserted within one year after the HRP distribution and will not be collectable unless and until a threshold amount of $1 million is exceeded.


o So long as: (a) HRP remains a shareholder of our Company, (b) HRP and our Company engage the same investment advisor, or (c) HRP and our Company have common Managing Trustees: (1) HRP will not invest in senior housing, congregate communities, assisted living properties or nursing homes without the prior approval of our Independent Trustees and (2) we will not invest in office properties, including medical office properties or clinical laboratory buildings, without the prior approval of HRP's independent trustees. In the event a particular investment involves both a senior living property and an office building, the character of the investment will be determined according to the majority of the investment determined by appraisal. These non-competition provisions of the Transaction Agreement do not apply to certain nursing homes which HRP will retain for future sale.

o We and HRP have agreed to cooperate to enforce certain ownership limitations in our respective declarations of trusts in order to facilitate compliance with certain provisions of the Tax Code applicable to our respective qualifications as REITs.

o All disputes between the parties arising under the Transaction Agreement or from our formation will be resolved by arbitration.

     Because the foregoing is a summary it may not contain all of the information about the Transaction Agreement that is important to you. If you would like more information about these matters you should read the entire Transaction Agreement, a copy of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

                     CERTAIN PROVISIONS OF MARYLAND LAW AND
                OF THE COMPANY'S DECLARATION OF TRUST AND BY-LAWS

     The following is a summary of certain provisions of Maryland law applicable to the Company and the Declaration of Trust and the By-laws of the Company. Because it is a summary, it does not contain all the information that may be important to you in making an investment decision. If you want more information, you should read the entire Declaration of Trust and the By-laws of the Company, copies of which are exhibits to the registration statement of which this prospectus is a part or refer to the applicable provisions of the Maryland laws described herein.

Trustees

     The By-laws provide that the number of trustees of the Company may be established by the Board of Trustees but may not be fewer than three nor more than seven. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining trustees, except that a vacancy resulting from an increase in the number of trustees must be filled by a majority of the entire Board of Trustees.

     Pursuant to the Declaration of Trust, the Board of Trustees is divided into three classes of trustees. The initial terms of the first, second and third classes will expire in 2000, 2001 and 2002, respectively. Beginning in 2000, trustees of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of trustees will be elected by the shareholders. The Company believes that classification of the Board of Trustees will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Trustees. Holders of Common Shares will have no right to cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of the Common Shares will be able to elect all of the successors of the class of trustees whose terms expire at that meeting.

     The classified board provision could have the effect of making the replacement of incumbent trustees more time consuming and difficult. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Trustees. Thus, the classified board provision could increase the likelihood that incumbent trustees will retain their positions. The staggered terms of trustees may delay, defer or prevent a tender offer or an attempt to change control of the Company, even though a tender offer or change in control might be in the best interest of the shareholders.

     Subject to the provisions described above concerning the Company's classified Board, a majority of the Trustees holding office are required at all times to be Independent Trustees. An Independent Trustee is a person who is not an officer of the Company, of RMR (or a successor investment advisor) or, if HRP at the time beneficially owns shares of the Company, of HRP. If the Company fails to meet this requirement as a result of the creation of a vacancy which must be filled by an Independent Trustee, whether as a result of enlargement of the Board of Trustees or the resignation, removal or death of a Trustee who is an Independent Trustee, the application of such requirement will be suspended for a period of ninety (90) days.

     The Declaration of Trust provides that a trustee may be removed with or without cause by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. This provision, when coupled with the provision in the By-laws authorizing the Board of Trustees to fill vacant trusteeships, precludes shareholders from removing incumbent trustees except upon a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Advance Notice of Trustee Nominations and New Business

     The By-laws of the Company provide that, with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Trustees and the proposal of business to be considered by shareholders may be made only
(1) pursuant to the Company's notice of the meeting, (2) by the Board of Trustees or (3) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the By-laws. The
By-laws also provide that, with respect to special meetings of shareholders, only the business specified in the Company's notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to the Board of Trustees may be made only (1) pursuant to the Company's notice of the meeting, (2) by the Board of Trustees or (3) provided that the Board of Trustees has determined that trustees shall be elected at such meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the By-laws.

     The advance notice provisions of the Company's By-laws state that, to be timely, a shareholder's notice must be delivered to the Company's Secretary at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date or if the Trust has not previously held an annual meeting, notice by a shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Trust. In the event that the number of Trustees to be elected to the Board of Trustees is increased and there is no public announcement by the Trust naming all of the nominees for Trustee or specifying the size of the increased Board of Trustees at least 90 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered not later than the close of business on the tenth day following the day on which such public announcement is first made by the Trust. The public announcement of a postponement or adjournment of an annual meeting to a later date or time will not commence a new time period for the giving of a shareholder's notice.

     Any such notice from a shareholder of the type described in the preceding paragraph must contain (1) as to each person whom the shareholder proposes to nominate for election or reelection as a Trustee, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Trustees in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person's written consent to being named in the proxy statement as a nominee and to serving as a Trustee if elected; (2) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (3) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of such shareholder, as they appear on the Trust's books, and of such beneficial owner and the number of each class of shares of the Trust which are owned beneficially and of record by such shareholder and such beneficial owner.

     The By-laws provide that at special shareholder meetings, the only business brought before the meeting pursuant to the Company's notice of meeting may be conducted. Nominations of persons for election to the Board of Trustees may be made at a special meeting of shareholders at which Trustees are to be elected
(i) pursuant to the Company's notice of meeting, (ii) by or at the direction of the Board of

Trustees or (iii), provided that the Board of Trustees has determined that Trustees are to be elected at such special meeting, by any shareholder of the Trust who was a shareholder of record both at the time of giving of notice and at the time of the special meeting, who is entitled to vote at the meeting and who has complied with advance notice procedures. If the Company calls a special meeting of shareholders for the purpose of electing one or more Trustees to the Board of Trustees, any such shareholder may nominate a person or persons (as the case may be) for election to such position as specified in the Company's notice of meeting, if the shareholder's notice containing the information described above with respect to annual meetings is delivered to the Company's Secretary at the principal executive offices of the Company not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Trustees to be elected at such meeting. The public announcement of a postponement or adjournment of a special meeting to a later date or time commence a new time period for the giving of a shareholder's notice as described above.

Liability and Indemnification of Trustees and Officers

     The Maryland REIT statute permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of the Company contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT statute.

     The Declaration of Trust of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former trustee or officer or (b) any individual who, while a trustee of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former Trustee or officer of the Company. The By-laws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee or officer of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The Declaration of Trust and By-laws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The By-laws require the Company to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

     The Maryland REIT statute permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the

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Maryland  General  Corporation  Law,  as amended  ("MGCL"),  for  directors  and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     The SEC has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act of 1933, as amended, is against public policy and is therefore unenforceable.

Shareholder Liability

     Under the Maryland REIT statute, a shareholder is not personally liable for the obligations of a real estate investment trust solely as a result of his status as a shareholder. Our Declaration of Trust also provides that no shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Company by reason of his being a shareholder, and that no shareholder shall be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with the property or the affairs of the Company by reason of his being a shareholder. Despite these facts, counsel has advised us that in some jurisdictions the possibility exists that shareholders of a trust entity may be held liable for acts or obligations of the trust. While we intend to conduct our business in a manner designed to minimize potential shareholder liability, no assurance can be given that shareholders can avoid liability in all instances in all jurisdictions. The Trustees do not intend to provide insurance covering these risks to our shareholders.

Maryland Asset Requirements

     To maintain its qualification as a Maryland real estate investment trust, the Maryland REIT statute requires that the Company hold, either directly or indirectly, at least 75% of the value of its assets in real estate assets, mortgages or mortgage related securities, government securities, cash and cash equivalent items, including high-grade short-term securities and receivables. The Maryland REIT statute also prohibits a Maryland real estate investment trust, such as the Company, from using or applying land for farming, agricultural, horticultural or similar purposes.

Transactions with Affiliates, Trustees, Employees, Officers or Agents

     The Declaration of Trust provides that, subject to any express restrictions adopted by the Trustees in the By-laws or by resolution, the Company may enter into any contract or transaction of any kind with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Company, whether or not any of them has a financial interest

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

in such transaction. The Declaration of Trust expressly provides that the Company may engage in a transaction with (a) any Trustee, officer, employee or agent of the Trust (acting in his individual capacity), (b) any director, trustee, partner, officer, employee or agent (acting in his individual capacity) of RMR or any other investment advisor of the Company, (c) RMR or any other investment advisor of the Company or (d) an affiliate of any of the foregoing, provided that such transaction has, after disclosure of such affiliation, been approved or ratified by the affirmative vote of a majority of the Trustees not having any interest in such transaction and not affiliates of any party to the transaction after a determination by them that such transaction is fair and reasonable to the Company and its shareholders. The Declaration of Trust also provides that the Trustees may permit the formation of a corporation, partnership, trust or other business association owned by any Trustee, officer, employee or agent or by their nominees for the purpose of holding title to or managing the Company's property, provided that the Trustees determine that the creation of such entity for such purpose is in the best interests of the Company.

Voting by Shareholders

     Whenever shareholders are required or permitted to take any action by a vote at a meeting of shareholders, such action may be take only by such a vote at such a meeting of shareholders, and the shareholders do not have the power or right to take any action by executing written consents in lieu of such vote.

Restrictions on Transfer of Shares

     The Declaration of Trust restricts the amount of shares that individual shareholders may own. These restrictions are intended, among other purposes, to assist us in complying with REIT qualification restrictions under the Tax Code and otherwise to promote our orderly governance.

     The Declaration of Trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Aggregate Share Ownership Limit") of the number or value of the outstanding shares of beneficial interest of the Company. In addition, the Declaration of Trust prohibits any person from acquiring or holding, directly or indirectly, common shares in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding common shares (the "Common Share Ownership Limit").

     The Company's Board of Trustees, in its sole discretion, may exempt a proposed transferee from the Aggregate Share Ownership Limit and the Common Share Ownership Limit (an "Excepted Holder"). It is also a condition to a person being becoming an Excepted Holder that he give written notice to the Company no later than the 15th day before any proposed transfer which would result in his owning shares in excess of Aggregate Share Ownership Limit or the Common Share Ownership Limit. The Board may not grant such an exemption to any person if such exemption would result in the Company being "closely held" within the meaning of
Section 856(h) of the Tax Code or otherwise would result in the Company failing to qualify as a REIT. In order to be considered by the Board of Trustees as an Excepted Holder, a person also must not own, directly or indirectly, an interest in a tenant of the Company (or a tenant of any entity owned or controlled by the Company) that would cause the Company to own, directly or indirectly, more than a 9.9% interest in such a tenant. The person seeking an exemption must represent to the satisfaction of the Board of Trustees that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares of beneficial interest causing such violation to a charitable trust (as described below). In determining whether to grant such an exemption, the Board of Trustees may consider, among other factors, (1) the general reputation and moral character of the person requesting an exemption,
(2) whether ownership of shares would be direct or through ownership

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

attribution, (3) whether the person's ownership of shares would adversely affect our ability to acquire additional senior housing, congregate communities, assisted living properties or nursing homes or engage in other business and (4) whether granting an exemption for the person requesting an exemption would adversely affect any of our existing contractual arrangements. In addition, the Board of Trustees may require any rulings from the Internal Revenue Service, opinions of counsel, affidavits, undertakings or agreements it deems necessary or advisable in order to make the foregoing decisions.


     The Aggregate Share Ownership Limit and the Common Share Ownership Limit do not apply to common shares owned, directly or indirectly, by HRP, RMR and their affiliates.


     The Declaration of Trust further prohibits (a) any person from beneficially or constructively owning shares of beneficial interest of the Company that would result in the Company being "closely held" under Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT and (b) any person from transferring shares of beneficial interest of the Company if such transfer would result in shares of beneficial interest of the Company being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of beneficial interest of the Company that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of the beneficial interest of the Company that resulted in a transfer of shares to the Excess Share Trust (as defined below), is required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.


     If any transfer of shares of beneficial interest of the Company occurs which, if effective, would result in any person beneficially or constructively owning shares of beneficial interest of the Company in excess or in violation of the above transfer or ownership limitations (a "Prohibited Owner"), then that number of shares of beneficial interest of the Company the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest whole share) (the "Excess Shares") shall be automatically transferred to a trust (the "Excess Share Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the Prohibited Owner shall not acquire any rights in the Excess Shares. Such automatic transfer shall be deemed to be effective as of the close of business on the Business Day (as defined in the Declaration of Trust) prior to the date of such violative transfer. Excess Shares shall be issued and outstanding shares of beneficial interest of the Company. The Prohibited Owner shall not benefit economically from ownership of any Excess Shares, shall have no rights to distributions and shall not possess any rights to vote or other rights attributable to the Excess Shares. The trustee of the Excess Share Trust (the "Excess Share Trustee") shall have all voting rights and rights to distributions with respect to Excess Shares held in the Excess Share Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any distribution paid prior to the discovery by the Company that shares of beneficial interest have been transferred to the Excess Share Trustee shall be paid by the recipient of such distribution to the Excess Share Trustee upon demand, and any distribution authorized but unpaid shall be paid when due to the Trustee. Any distribution so paid to the Excess Share Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of beneficial interest held in the Trust and, subject to Maryland law, effective as of the date that such shares of beneficial interest have been transferred to the Excess Share Trust, the Excess Share Trustee shall have the authority (at the Excess Share Trustee's sole discretion) (1) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Company that such shares have been transferred to the Excess Share Trust and (2) to recast such vote in accordance with the desires of the Excess Share Trustee acting for the benefit of the Charitable Beneficiary. However, if the Company has already taken

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

irreversible trust action, then the Excess Share Trustee shall not have the authority to rescind and recast such vote.


     Within 20 days of receiving notice from the Company that shares of beneficial interest of the Company have been transferred to the Excess Share Trust, the Excess Share Trustee shall sell the shares of beneficial interest held in the Excess Share Trust to a person, designated by the Excess Share Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the Declaration of Trust. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Excess Share Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as follows. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Excess Share Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the Declaration of Trust) of such shares on the day of the event causing the shares to be held in the Excess Share Trust and (2) the price per share received by the Excess Share Trustee from the sale or other disposition of the shares held in the Excess Share Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the Charitable Beneficiary. If, prior to the discovery by the Company that shares of beneficial interest have been transferred to the Excess Share Trust, such shares are sold by a Prohibited Owner, then (1) such shares shall be deemed to have been sold on behalf of the Excess Share Trust and (2) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the Excess Share Trustee upon demand.

     In addition, shares of beneficial interest of the Company held in the Excess Share Trust shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such transfer to the Excess Share Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (2) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the Excess Share Trustee has sold the shares of beneficial interest held in the Excess Share Trust. Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Excess Share Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

     All certificates evidencing common shares will bear a legend referring to the restrictions described above.

     Every owner of more than 5% (or such lower percentage as required by the Tax Code or the regulations promulgated thereunder) of all classes or series of the Company's common shares, including common shares, within 30 days after the end of each taxable year, is required to give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest of the Company which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such beneficial ownership on the Company's status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit and the Common Share Ownership Limit. In addition, each stockholder shall upon demand be required to provide to the Company such information as the Company may request, in good faith, in order to determine the Company's status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

     The restrictions described above will not preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer

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

quotation system. The Declaration of Trust provides, however, that the fact that the settlement of any transaction occurs shall not negate the effect of any the foregoing limitations and any transferee in such a transaction shall be subject to all of the provisions and limitations described above.

     These ownership limitations could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the common shares or otherwise be in the best interest of the shareholders.

Business Combinations

     Under the MGCL, as applicable to Maryland real estate investment trusts, certain "business combinations" (including certain mergers, consolidations, share exchanges and asset transfers and certain issuances and reclassifications of equity securities) between a Maryland real estate investment trust and any person who beneficially owns ten percent or more of the voting power of the trust's shares or an affiliate or associate (as defined in the MGCL) of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of beneficial interest of the trust (an "Interested Shareholder") or an affiliate of the Interested Shareholder are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the Interested Shareholder with whom (or with whose affiliate or associate) the business combination is to be effected, unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder.

     The Board of Trustees of the Company has adopted a resolution that, any "business combination" between the Company and any other person is exempted from the provisions of the MGCL described in the preceding paragraph, provided that such business combination is first approved by the Board of Trustees, including the approval of a majority of the members of the Board of Trustees who are not affiliates or associates (as defined in the MGCL) of such person. Such resolution, however, may be altered or repealed, in whole or in part, at any time by the Board of Trustees of the Trust.

Control Share Acquisitions

     The MGCL, as applicable to Maryland real estate investment trusts, provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the trust. "Control Shares" are voting shares of beneficial interest which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder

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

approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by a provision in the declaration of trust or bylaws of the trust adopted before the acquisition of shares.

     The By-laws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's shares of beneficial interest. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Amendment to the Declaration of Trust

     The Declaration of Trust, including its provisions on classification of the Board of Trustees and removal of trustees, may be amended only by the affirmative vote of the holders of not less than two thirds of all of the votes entitled to be cast on the matter. Under the Maryland REIT statute, a real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the real estate investment trust's declaration of trust. The Company's Declaration of Trust does not provide for a lesser percentage in such situations. Under the Maryland REIT statute, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a real estate investment trust under the Code or the Maryland REIT statute without the affirmative vote or written consent of the shareholders. The Company's Declaration of Trust permits such action by the Board of Trustees.

Dissolution of the Company

     Pursuant to the Company's Declaration of Trust, the dissolution of the Company must be approved by a majority of the entire Board of Trustees and by the affirmative vote of the holders of not less than two thirds of all of the votes entitled to be cast on the matter.


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

Anti-takeover   Effect  of  Certain  Provisions  of  Maryland  Law  and  of  the
Declaration of Trust and By-laws

     The business combination provisions and, if the applicable provision in the By-laws is rescinded, the control share acquisition provisions of the MGCL, the provisions of the Declaration of Trust on classification of the Board of Trustees and removal of trustees and the advance notice provisions of the By-laws could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of common shares or otherwise be in their best interest.

                          DESCRIPTION OF THE SECURITIES

     The following is a summary of the terms of the shares of beneficial interest of the Company. Because it is a summary, it does not contain all the information that may be important to you in making an investment decision. If you want more information, you should read the entire Declaration of Trust and the By-laws of the Company, copies of which are exhibits to the registration statement of which this prospectus is a part.

General


     The Declaration of Trust provides that the Company may issue up to 50 million shares of beneficial interest, $.01 par value per share, all of which have been classified as common shares. Upon completion of this offering and the concurrent offering to Messrs. Martin and Portnoy, 37,624,760 common shares will be issued and outstanding.

     As permitted by the Maryland REIT statute, the Declaration of Trust contains a provision permitting the Board of Trustees, without any action by the shareholders of the Company, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that the Company has authority to issue. The Declaration of Trust also authorizes the Board of Trustees to reclassify any unissued shares into other classes or series of classes of beneficial interest (including a reclassification of common shares into preferred shares and of preferred shares into common shares), and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption for each such class or series.


Common Shares


     All common shares offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of beneficial interest and to the provisions of the Declaration of Trust regarding the restriction of the transfer of shares of beneficial interest, holders of common shares are entitled to receive distributions on such shares if, as and when authorized and declared by the Board of Trustees of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Company.

     Subject to the provisions of the Declaration of Trust regarding the restriction of the transfer of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election and the holders of the remaining shares will not be able to elect any trustees.

     Holders of common shares have no preference, conversion, exchange, sinking fund, redemption or (subject to the listing of the common shares on the NYSE or another national securities exchange or its designation as a national market security on NASDAQ) appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, common shares will have equal distribution, liquidation and other rights.


     Under the Maryland REIT statute, a Maryland real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote of shareholders holding at least two thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust's Declaration of Trust. The Declaration of Trust of the Company does not provide for a lesser percentage in such situations. Under the Maryland REIT statute, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT statute without the affirmative vote or written consent of the shareholders. The Company's Declaration of Trust permits such action by the Board of Trustees.

Power to Issue Additional Common Shares


     The Company believes that the power of the Board of Trustees to issue additional authorized but unissued common shares and to classify or reclassify unissued shares and thereafter to cause the Company to issue such classified or reclassified shares of beneficial interest will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common shares, will be available for issuance without further action by the Company's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board of Trustees has no intention at the present time of doing so, it could authorize the Company to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of common shares or otherwise be in their best interest.


Restriction on Transfer of Shares


     The Declaration of Trust provides certain restrictions on the amount of shares which individual shareholders may own. Those restrictions are described above under the caption "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and By-laws".


Transfer Agent and Registrar

     The transfer agent and registrar for our common shares is_________.

                             PRINCIPAL SHAREHOLDERS

     The following table displays information regarding the beneficial ownership of the common shares by (1) each person we know to own beneficially more than 5% of the outstanding common shares, (2) each of our Trustees and (3) all of our Trustees and executive officers as a group. Unless otherwise noted, each person or entity has sole voting and investment power with respect to all common shares shown.

                                                      Beneficial Ownership                       Beneficial Ownership
                                                        Before Offering                             After Offering
                                                  --------------------------                  -------------------------
                                                    Number                                     Number
Name and Address(1)                                of Shares         Percent                  of Shares       Percent(2)
----------------                                   ---------         -------                  ---------       -------

HRPT Properties Trust..........................   26,374,760          100%                      13,187,380        35%
Barry M. Portnoy(3)............................       --               --                       13,650,817        36%
Gerard M. Martin(3)............................       --               --                       13,650,817        36%
Bruce M. Gans, M.D.............................       --               --                              650         *
Arthur G. Koumantzelis.........................       --               --                              804         *
Vacant.........................................       --               --                              500         *
David J. Hegarty...............................       --               --                            2,070         *
Ajay Saini.....................................       --               --                            1,100         *
All Trustees and executive officers as a
group (seven persons)..........................       --               --                       13,655,941        36%

------------------------------------

*    Less than 1%.
(1)  The address of HRPT Properties Trust is 400 Centre Street,  Newton,  Massachusetts 02458. The address of each other named person or entity is c/o Senior Housing Properties Trust, 400 Centre Street, Newton, Massachusetts 02458.
(2)  Assumes no exercise of the underwriters' over-allotment option.
(3)  Messrs. Portnoy and Martin are each managing trustees of HRP. Accordingly, Messrs. Portnoy and Martin may be deemed to have beneficial ownership of the shares indicated in the table as owned by HRP. In addition, Messrs. Portnoy and
     Martin indirectly own 463,437 common shares.

                        FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion of federal income tax considerations is based on existing law, is limited to investors who will hold our common shares as an investment asset (rather than as inventory or as property used in a trade or business), is not exhaustive of all possible tax considerations, and does not discuss any state, local, or foreign tax considerations. Additionally, the following summary does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the federal income tax law, for example if you are a life insurance company, a regulated investment company, a financial institution, a broker or dealer in securities or foreign currency, a person that has a functional currency other than the U.S. dollar, a person who acquires common shares or options to acquire common shares in connection with their employment or other performance of services, a person subject to alternative minimum tax, a person who holds common shares as part of a straddle, hedging transaction, or conversion transaction or, except as specifically described in the following summary, a tax-exempt entity or a foreign person.

     The sections of the Tax Code that govern the federal income tax qualification and treatment of a REIT and its shareholders are highly technical and complex. The following summary is thus qualified in its entirety by the applicable Tax Code provisions, the rules and regulations promulgated under such Tax Code provisions, and the administrative and judicial interpretations of the Tax Code and its rules and regulations, all of which are subject to change, possibly with retroactive effect. Future legislative, judicial, or administrative actions or decisions could affect the accuracy of statements made in this summary. In addition, no ruling has been sought from the IRS with respect to any matter described in this summary, and there can be no assurance that the IRS or a court will agree with the statements made in this summary. Accordingly, we urge you to consult your own tax advisor with respect to the federal income tax and other tax consequences of the purchase, holding and sale of our common shares.

Taxation as a REIT

     We will elect to be taxed as a REIT under Sections 856 through 860 of the Tax Code, commencing with our initial taxable year ending December 31, 1999. To qualify as a REIT, we must also meet other requirements, which are discussed below. Our REIT election, assuming continuing compliance with the federal income tax qualification tests summarized below, will continue in effect for subsequent taxable years.

     We believe that we will be organized and will operate in a manner that qualifies us to be taxed under the Tax Code as a REIT commencing with our initial taxable year ending December 31, 1999, and we intend to continue to operate in a manner to so qualify. No assurance can be given, however, that the manner in which we will operate will qualify us to be taxed as a REIT. For periods ending on or before the date we cease to be wholly owned by HRP, we and our subsidiaries were at all times qualified REIT subsidiaries of HRP under
Section 856(i) of the Tax Code (or equivalently, noncorporate entities that were part of HRP pursuant to regulations under Section 7701 of the Tax Code), and thus during such periods we and our subsidiaries were not taxpayers separate from HRP for federal income tax purposes. Instead, pursuant to the Transaction Agreement, the federal income tax liabilities and federal income tax filings in respect of our and our subsidiaries' operations and assets through the date we cease to be wholly owned by HRP are solely the responsibility of HRP.

     We have obtained a legal opinion from our counsel Sullivan & Worcester LLP that we have been organized in conformity with the requirements for qualification as a REIT under the Tax Code commencing with our taxable year ending December 31, 1999 and that our current and anticipated investments and our plan of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Tax Code. This opinion is conditioned upon the assumption that our leases, our Declaration of Trust and By-laws, and all other legal documents to which we are or have been a party have been and will be complied with by all parties to such documents, upon the accuracy and completeness of the factual matters described in this prospectus, and upon representations made by us as to certain factual matters relating to our organization and operations and our expected manner of operation. In addition, the opinion of Sullivan & Worcester LLP is based on the law as it exists today, but the law may change in the future, possibly with retroactive effect. Also, an opinion of counsel is not binding on either the Internal Revenue Service or a court, and the IRS or a court could take a position different from that expressed by counsel.

     Our actual qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis (through actual operating results, asset composition, distribution levels and diversity of stock ownership) the various REIT qualification tests imposed under the Tax Code and summarized below. While we have represented that we plan to operate in a manner to satisfy on a continuing basis the various REIT qualification tests, Sullivan & Worcester LLP has not reviewed and will not review our compliance with these tests on a continuing basis, and thus no assurance can be given that we will satisfy these tests on a continuing basis. If we fail to qualify as a REIT in any year, we will be subject to federal income taxation as if we were a domestic corporation, and our shareholders will be taxed in the same manner as shareholders of ordinary corporations. In such an event, we could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to our shareholders would be reduced or eliminated.

     If we qualify for taxation as a REIT and distribute to our shareholders at least 95% of our "real estate investment trust taxable income" (computed by excluding any net capital gain and before taking into account any dividends paid deduction for which we are eligible), we generally will not be subject to federal corporate income taxes on the amount distributed. This deduction for dividends paid to shareholders substantially eliminates the federal double taxation on corporate earnings (once at the corporate level and again at the shareholder level upon a dividend distribution) that generally results from an investment in an ordinary corporation.

     However, even if we qualify for federal income taxation as a REIT, we may be subject to federal tax in certain circumstances:

     o We will be taxed at regular corporate rates on any undistributed "real estate investment trust taxable income," including our undistributed net capital gains.

     o Under certain circumstances, we may be subject to the corporate alternative minimum tax on our items of tax preference, if any.

     o If we have (1) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by us through foreclosure or otherwise after a default on a loan secured by the property or on a lease of the property) that is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, then we will be subject to tax on such income at the highest regular corporate rate (currently 35%).

     o If we have net income from prohibited transactions (generally, certain sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), then that income will be subject to tax at a 100% rate.

     o If we should fail to satisfy the 75% gross income test or the 95% gross income test (both of which are discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to tax at a 100% rate on the greater of the amount by which we fail the 75% or the 95% test, multiplied by a fraction intended to reflect our profitability.

     o If we should fail to distribute for any calendar year at least the sum of (1) 85% of our REIT ordinary income for that year, (2) 95% of our REIT capital gain net income for that year, and (3) any undistributed taxable income from prior periods, then we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

     o If we acquire any asset from a C corporation (generally, a corporation subject to full corporate level tax) in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of the C corporation, and if we subsequently recognize gain on the disposition of such asset during the ten-year period beginning on the date on which the asset was acquired by us, then we will pay tax at the highest regular corporate tax rate (currently 35%) on the lesser of (1) the excess of the fair market value of the asset over our basis in the asset on the date acquired by us and (2) the gain recognized by us in the disposition.

     If we should invest in properties in foreign countries, our profits from such investments will generally be subject to tax in the countries where those properties are located. The nature and amount of this taxation will depend on the laws of the countries where the properties are located. If we satisfy the annual distribution requirements for federal income tax qualification as a REIT and are therefore not subject to federal corporate income tax on that portion of our ordinary income and capital gain that is currently distributed to our shareholders, we will generally not be able to recover the cost of any foreign tax imposed on profits from our foreign investments by claiming foreign tax credits against our federal income tax liability on those profits. Moreover, as a REIT under the Tax Code, we will be unable to pass through to our shareholders any foreign tax credits.

     If we fail to qualify for federal income taxation as a REIT in any taxable year, and any potentially applicable relief provisions do not apply, then we will be subject to tax on our taxable income at regular corporate rates (plus any applicable corporate alternative minimum tax). Distributions to our shareholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor will these distributions be required to be made. In that event, to the extent of our current and accumulated earnings and profits, all distributions to our shareholders will be taxable as ordinary dividend income, and subject to certain limitations in the Tax Code will be eligible for the dividends received deduction for corporations. Unless entitled to relief under specific statutory provisions, we will also be disqualified from federal income taxation as a REIT for the following four taxable years. It is not possible to state whether in all circumstances we would be entitled to statutory relief from such disqualification. Also, failure to qualify for even one year could result in our incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting corporate- level taxes.

REIT Qualification Requirements

     General Requirements. Section 856(a) of the Tax Code defines a REIT as a corporation, trust or association:

     (1)  that is managed by one or more trustees or directors;

     (2) the beneficial ownership of which is evidenced by transferable common shares or by transferable certificates of beneficial interest;

     (3) that would be taxable, but for Sections 856 through 859 of the Tax Code, as an ordinary domestic corporation;

     (4) that is neither a financial institution nor an insurance company subject to certain special provisions of the Tax Code;

     (5)  the beneficial ownership of which is held by 100 or more persons;

     (6) that is not "closely held" as defined under the personal holding company stock ownership test (as applied with modifications described below); and

     (7)  that  meets  certain  other  tests   regarding   income,   assets  and
          distributions, all as described below.

Section 856(b) of the Tax Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. We believe that we will satisfy conditions (1) to (4), inclusive, at all times during our taxable year ending December 31, 1999, and that we will continue to satisfy those conditions at all times thereafter. We also believe that we will have at least 100 shareholders during the requisite period for each of our taxable years commencing with our taxable year ending December 31, 1999. There can, however, be no assurance in this regard. If we have fewer than 100 shareholders during the requisite period, then condition (5) described above will not be satisfied, and we would not qualify as a REIT during that taxable year.

     By reason of the "closely held" condition (6) above, we will fail to qualify as a REIT for a taxable year if at any time during the last half of such year more than 50% in value of our outstanding common shares is owned directly or indirectly by five or fewer individuals. To help comply with condition (6), our Declaration of Trust contains certain provisions restricting transfers of our common shares and giving the Trustees the power to redeem our common shares involuntarily; similarly, for the purpose of HRP maintaining its own qualification as a REIT under the Tax Code, HRP's declaration of trust contains similar provisions that limit concentrated ownership of beneficial interests in HRP. In addition, if we comply with applicable Treasury regulations for ascertaining the ownership of our outstanding common shares and do not know (or exercising reasonable diligence would not have known) whether we failed condition (6), then we will be treated as satisfying condition (6). Also, our failure to comply with these applicable Treasury regulations for ascertaining ownership of our outstanding common shares may result in a penalty of $25,000 ($50,000 for intentional violations). Accordingly, we will comply with these applicable Treasury regulations, and request annually from record holders of certain significant percentages of our common shares certain information regarding the ownership of our common shares. Under our Declaration of Trust, our shareholders are required to respond to these requests for information.

     The rule that an entity will fail to qualify as a REIT for a taxable year if at any time during the last half of the year more than 50% in value of its outstanding common shares is owned directly or indirectly by five or fewer individuals is relaxed in the case of certain pension trusts owning common shares in a REIT. Common shares in a REIT held by a pension trust are treated as held directly by the pension trust's beneficiaries in proportion to their actuarial interests in the pension trust. Consequently, five or fewer pension trusts could own more than 50% of the interests in an entity without jeopardizing that entity's federal income tax qualification as a REIT. However, as discussed below, if the REIT is a "pension-held REIT," each pension trust holding more than 10% of the REIT's common shares (by value) generally will be taxed on a portion of the dividends received from the REIT, based on the ratio of (1) the REIT's gross income for the year that would be unrelated trade or business income if the REIT were a qualified pension trust to (2) the REIT's total gross income for the year.

     Our Wholly-Owned Subsidiaries. Section 856(i) of the Tax Code provides that a corporation that is a qualified REIT subsidiary (defined as any corporation 100% of whose stock is held by the REIT) shall not be treated as a separate corporation. Instead all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction, and credit of the REIT. We believe that each of our direct and indirect wholly-owned subsidiaries qualifies either as a qualified REIT subsidiary within the meaning of Section 856(i) of the Tax Code, or as a noncorporate entity that for federal income tax purposes is not treated as separate from its owner pursuant to regulations under Section 7701 of the Tax Code. Thus, in applying all the federal income tax REIT qualification requirements described in this summary, our direct and indirect wholly-owned subsidiaries are ignored, and all assets, liabilities and items of income, deduction and credit of those subsidiaries are treated as our assets, liabilities and items of income, deduction and credit.

     Our Investments through Partnerships. We may invest in real estate through one or more limited or general partnerships or limited liability companies that are treated as partnerships for federal income tax purposes. In the case of a REIT that is a partner in a partnership, regulations under the Tax Code provide that, for purposes of the REIT qualification requirements regarding income and assets discussed below, the REIT is deemed to own its proportionate share of the assets of the partnership corresponding to the REIT's proportionate capital interest in such partnership and is deemed to be entitled to the income of the partnership attributable to such proportionate share. In addition, for these purposes, the character of the assets and gross income of the partnership generally retain the same character in the hands of the REIT. Accordingly, our proportionate share of the assets, liabilities, and items of income of each partnership in which we are a partner are treated as our assets, liabilities, and items of income for purposes of the income tests and asset tests discussed below. In contrast, for purposes of the distribution requirement discussed below, we must take into account as a partner our distributive share of the partnership's income as determined under the general federal income tax rules governing partners and partnerships under Section 701 et seq. of the Tax Code.


     Income Tests. There are two gross income requirements applicable to our Company. First, at least 75% of our gross income (excluding gross income from certain sales of property held primarily for sale) must be derived directly or indirectly from investments relating to real property (including "rents from real property" as defined under Section 856 of the Tax Code), mortgages on real property, or common shares in other REITs. When we receive new capital in exchange for our common shares (other than distribution reinvestment amounts) or in a public offering of five-year or longer debt instruments, income attributable to the temporary investment of such new capital in stock or a debt instrument, if received or accrued within one year of our receipt of the new capital, is also qualifying income under the 75% test. Second, at least 95% of our gross income (excluding gross income from certain sales of property held primarily for sale) must be derived from a combination of (1) real property investments that satisfy the 75% test, (2) dividends, (3) interest, (4) certain payments under interest rate swap or cap agreements, options, futures contracts, forward rate agreements, or similar financial instruments, and (5) gain from the sale or disposition of stock, securities, or real property. For purposes of these two gross income rules, income derived from a "shared appreciation provision" in a mortgage loan is generally treated as gain recognized on the sale of the property to which it relates. We may temporarily invest working capital in short-term investments, including common shares in other REITs. Although we will use our best efforts to ensure that the income generated by our investments will be of a type which satisfies both the 75% and 95% gross income tests, there can be no assurance in this regard.


     In order to qualify as "rents from real property" under Section 856 of the Tax Code, several requirements must be met. First, the amount of rent received generally must not be determined from the income or profits of any person, but may be based on receipts or sales. Second, the Tax Code provides that rents do not qualify if the REIT owns 10% or more of the tenant, whether directly or after application of certain attribution rules. While we intend not to lease property to any party if rents from that property would not qualify as rents from real property under Section 856 of the Tax Code, application of the 10% ownership rule is dependent upon complex attribution rules including circumstances that may be beyond our control. For example, ownership (directly or by attribution) by an unaffiliated third party of more than 10% of our common shares and more than 10% of the stock of one of our lessees would result in such lessee's rents not qualifying as "rents from real property." Our Declaration of Trust provides that transfers or purported acquisitions, directly or by attribution, of common shares that could result in our disqualification as a REIT under the Tax Code are null and void and permits the Trustees to repurchase common shares to the extent necessary to maintain our status as a REIT under the Tax Code. Similarly, for the purpose of HRP maintaining its own qualification as a REIT under the Tax Code, HRP's declaration of trust contains provisions that limit concentrated ownership of beneficial interests in HRP. Furthermore, the Transaction Agreement provides that HRP will not acquire more than 9.8% of the equity in any of our tenants or take other actions that may jeopardize our REIT status under the Tax Code, for so long as HRP owns more than 9.8% of our common stock. Nevertheless, there can be no assurance that such provisions in our and HRP's declarations of trust and in the Transaction Agreement will be effective to prevent our REIT status under the Tax Code from being jeopardized under the 10% lessee affiliate rule. Furthermore, there can be no assurance that we will be able to monitor and enforce these restrictions, nor will our shareholders necessarily be aware of shareholdings attributed to them under the Tax Code's attribution rules. Third, in order for its rents to qualify as "rents from real property" under Section 856 of the Tax Code, we generally must not manage the property or furnish or render services to the tenants of such property, except through an independent contractor from whom we derive no income. There is an exception to this rule permitting a REIT to perform certain customary tenant services of the sort which a tax-exempt organization could perform without being considered in receipt of "unrelated business taxable income" as defined in Section 512(b)(3) of the Tax Code. In addition, a de minimis amount of noncustomary services will not disqualify income as "rents from real property" so long as the value of the impermissible services does not exceed 1% of the gross income of the property. Fourth, if rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then such rent attributable to personal property will qualify as "rents from real property" under Section 856 of the Tax Code; but if this 15% threshold is exceeded, the rent attributable to personal property will not so qualify. The portion of rental income treated as attributable to personal property is determined according to the ratio of the tax basis of the personal property to the total tax basis of the property (both real and personal) which is rented. Substantially all of our gross income is expected to be attributable to rental income. We believe that all or substantially all our rents will qualify as "rents from real property" for purposes of Section 856 of the Tax Code, but if for some reason a significant amount of our rents do not so qualify, it may be difficult or impossible for us to meet the 95% or 75% gross income tests and to qualify as a REIT for federal income tax purposes.

     In order to qualify as mortgage interest on real property for purposes of the 75% test, interest must derive from a mortgage loan secured by real property with a fair market value at least equal to the amount of the loan. If the amount of the loan exceeds the fair market value of the real property, the interest will be treated as interest on a mortgage loan in a ratio equal to the ratio of the fair market value of the real property to the total amount of the mortgage loan.

     Any gain realized by us on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a penalty tax at a 100% rate. This prohibited transaction income also may have an adverse effect upon our ability to satisfy the 75% and 95% gross income tests for federal income tax qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. We intend to
(1) hold our real estate assets for investment with a view to long-term income production and capital appreciation, (2) engage in

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the business of developing, owning and operating our existing real estate assets and acquiring,  developing,  owning and operating other real estate assets,  and
(3) make occasional dispositions of real estate assets as is consistent with our investment objectives. We believe that any occasional disposition of real estate that we might make will not be subject to the 100% penalty tax. But because of the highly factual nature of the inquiry, we cannot provide assurances as to whether or not the IRS might successfully assert that one or more of our occasional dispositions is subject to the 100% penalty tax.

     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if (1) our failure to meet the test was due to reasonable cause and not due to willful neglect, (2) we reported the nature and amount of each item of our income included in the 75% or 95% gross income tests (as the case may be) for that taxable year on a schedule attached to our tax return, and (3) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is impossible to state whether in all circumstances we would be entitled to the benefit of this relief provision for the 75% and 95% gross income tests. As discussed above, even if this relief provision did apply to us, a special tax equal to 100% is imposed upon the greater of the amount by which we failed the 75% test or the 95% test, multiplied by a fraction intended to reflect our profitability.

     Asset Tests. At the close of each quarter of each taxable year, we must also satisfy three percentage tests relating to the nature of our assets. First, at least 75% of the value of our total assets must consist of real estate assets (which for this purpose includes stock or debt instruments held for not more than one year purchased with proceeds of a stock offering or a long-term (at least five years) debt offering of ours), cash, cash items, common shares in other REITs, and government securities. Second, not more than 25% of our total assets may be represented by securities (other than those securities that count favorably toward the preceding 75% asset test). Third, of the investments included in the preceding 25% asset class, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets, and we may not own more than 10% of any one issuer's outstanding voting securities. When a failure to satisfy the above asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain records of the value of our assets to document our compliance with the above three asset tests, and to take actions as may be required to cure any failure to satisfy the tests within 30 days after the close of any quarter.


     Annual Distribution Requirements. In order to qualify for taxation as a REIT under the Tax Code, we are required to make distributions (other than capital gain dividends) to our shareholders each year in an amount at least equal to the excess of (A) the sum of (1) 95% of our "real estate investment trust taxable income" (as defined in Section 857 of the Tax Code, but computed without regard to the dividends paid deduction and net capital gain) and (2) 95% of our net income (after tax), if any, from certain property received in foreclosure, over (B) the sum of certain noncash income of ours (e.g., certain imputed rental income or certain income from transactions inadvertently failing to qualify as like-kind exchanges). Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the earlier taxable year and if paid on or before the first regular distribution payment after that declaration. Also, dividends declared in October, November, or December and paid during the following January will be treated as having been both paid and received on December 31. A distribution which is not pro rata within a class of beneficial interests in our Company entitled to a distribution, or which is not consistent with the rights to distributions between classes of beneficial interests in our Company, is a preferential distribution that is not taken into consideration for purposes of the distribution requirement, and accordingly the payment of a preferential distribution could affect our ability to meet the distribution requirement. Taking into account our distribution policies (including any dividend reinvestment plan we may adopt), we expect that we will never pay any preferential distributions. The distribution requirements may be waived by the IRS if a REIT establishes that it failed to meet them by reason of distribution previously made to meet the

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requirements of the 4% excise tax discussed  below. To the extent that we do not distribute all of our net capital gain and all of our real estate investment trust taxable income, as adjusted, we will be subject to tax on undistributed amounts.


     In addition, we will be subject to a 4% excise tax to the extent we fail within a calendar year to make required distributions to our shareholders of 85% of our ordinary income and 95% of our capital gain net income plus the excess, if any, of the "grossed up required distribution" for the preceding calendar year over the amount treated as distributed for that preceding calendar year. For this purpose, the term "grossed up required distribution" for any calendar year is the sum of our taxable income for the calendar year (without regard to the deduction for dividends paid) and all amounts from earlier years that are not treated as having been distributed under the provision.

     It is possible that from time to time we may not have sufficient cash or other liquid assets to meet the 95% distribution requirements due to timing differences between (1) the actual receipt of income and the actual payment of deductible expenses or distributions and (2) the inclusion of income and the deduction of expenses or distributions in computing our real estate investment trust taxable income. The problem of inadequate cash to make required distributions could also occur as a result of the repayment in cash of principal amounts due on our outstanding debt, particularly in the case of balloon repayments or as a result of capital losses on short-term investments of working capital. In any of these circumstances, we might find it necessary to arrange for short-term or possibly long-term borrowing, or for new equity financing, to provide funds for required distributions, or else our REIT status for federal income tax purposes could be jeopardized. We can provide no assurance that such borrowing or financing would be available for these purposes or available on favorable terms.

     Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year, although an interest charge would be imposed upon us for the delay in distribution. Although we may be able to avoid being taxed on amounts distributed as deficiency dividends, we may in certain such circumstances remain liable for the 4% excise tax discussed above.

Federal Income Tax Treatment of Leases

     We will be entitled to depreciation deductions from our facilities only if we are treated for federal income tax purposes as the owner of the facilities, and if the leases of the facilities are classified for federal income tax purposes as true leases, rather than as sales or financing arrangements. As to approximately five to ten percent of our leased facilities which constitute personal property, it is not entirely clear that we will be treated as the owner of such personal property and that the leases will be treated as true leases with respect to such property. We plan to ensure our compliance with the 95% distribution requirements (and the excise tax required distribution requirement) by making distributions on the assumption that we are not entitled to depreciation deductions for the portion of our leased facilities which constitute personal property, but to perform all our tax reporting by taking into account personal property depreciation.

      In the case of certain sale-leaseback arrangements, the IRS could assert that we realized prepaid rental income in the year of purchase to the extent that the value of a leased property exceeds the purchase price paid by us for that property. In litigated cases involving sale-leasebacks which have considered this issue, courts have concluded that buyers have realized prepaid rent where both parties acknowledged that the purported purchase price for the property was substantially less than fair market value and the purported rents were substantially less than the fair market rentals. Because of the lack of

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clear precedent, we cannot provide assurances as to whether or not the IRS might successfully assert the existence of prepaid rental income.


     Additionally, Section 467 of the Tax Code (concerning leases with increasing rents) may apply to certain of our leases because they provide for rents that increase from one period to the next. Section 467 of the Tax Code provides that in the case of a so-called "disqualified leaseback agreement," rental income must be accrued at a constant rate. Where constant rent accrual is required, we could recognize rental income from a lease in excess of cash rents and, as a result, encounter difficulty in meeting the 95% distribution requirement. "Disqualified leaseback agreements" include leaseback transactions where a principal purpose for providing increasing rent under the agreement is the avoidance of federal income tax. Because Section 467 of the Tax Code directs the Treasury to issue regulations providing that rents will not be treated as increasing for tax avoidance purposes where the increases are based upon a fixed percentage of lessee receipts, and because regulations proposed to be effective for "disqualified leaseback agreements" entered into after June 3, 1996 adopt this rule, the additional rent provisions in our leases that are based on a fixed percentage of lessee receipts generally should not cause the leases to be "disqualified leaseback agreements." In addition, the legislative history of
Section 467 of the Tax Code indicates that the Treasury should issue regulations under which leases providing for fluctuations in rents by no more than a reasonable percentage from the average rent payable over the term of the lease will be deemed not motivated by tax avoidance, and the proposed regulations permit a 10% fluctuation.


Depreciation of Properties


     For federal income tax purposes, including for purposes of computing our earnings and profits (which computation affects the amount of our distributions that are taxable as dividends to our shareholders, as described in subsequent sections of this summary), our depreciation deductions for the properties we owned while we were still a wholly owned subsidiary of HRP will be as follows. Under one interpretation of applicable Tax Code provisions, our initial tax basis in these properties will be their fair market value determined as of the date we cease to be wholly owned by HRP. However, under an alternate interpretation of these applicable Tax Code provisions, our initial tax basis in these properties will be the lesser of (1) this fair market value or (2) the sum of (A) the adjusted tax basis in the properties while we were still a part of HRP for federal income tax purposes, and (B) the then outstanding balance of principal and accrued interest on the $250 million loan owed by us to HRP. Even if this alternate interpretation of the applicable Tax Code provisions is correct, we anticipate that the fair market value of the subject properties on the relevant date would be less than the amount described in the preceding clause (2), so that our initial tax basis in these properties would in any event be their fair market value determined as of the date we cease to be wholly owned by HRP. Because of the factual nature of valuation issues, our tax counsel Sullivan & Worcester LLP is not rendering an opinion on the fair market value of our properties on the date we cease to be wholly owned by HRP.


     Assuming that the first interpretation of the applicable Tax Code provisions described in the preceding paragraph is correct, we should generally depreciate the initial fair market value tax basis of the subject properties on a straight-line basis over 40 years with respect to the realty and over 12 years with respect to the personalty. In contrast, if the alternate interpretation of these applicable Tax Code provisions is correct, then we should depreciate the tax basis in the subject properties in a bifurcated manner: (1) to the extent of the adjusted tax basis in these properties while we were still a part of HRP for federal income tax purposes, we should generally carry over the depreciation methodology then in use (generally straight-line) over the years then remaining in the depreciation periods for these properties (which would generally be fewer than 40 years for the realty and fewer than 12 years for the personalty), plus
(2) as to any increment in our tax basis in these properties as a result of our ceasing to be wholly owned by HRP, depreciation of the increment would generally be on a straight-line basis over 40 years with respect to the realty and over 12 years with respect to the personalty. In general, as compared to the

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first  possible  interpretation  of the  applicable  Tax  Code  provisions,  the alternate interpretation results in accelerated depreciation deductions both for federal income tax purposes and for earnings and profits purposes. Until we obtain clear guidance on the proper interpretation of the applicable Tax Code provisions (perhaps through subsequent clarification of the law, or perhaps through our obtaining an IRS private letter ruling if we choose to pursue one),
(1) we plan to ensure our compliance with the 95% distribution requirements and the excise tax required distribution requirement, both described in earlier sections of this summary, by making distributions on the assumption that, in any given taxable year, we are only entitled to the lesser of the two possible interpretations' aggregate depreciation deductions, and (2) we intend to perform all our tax reporting on the basis of the more conservative depreciation methodology dictated by the first interpretation of the applicable Tax Code provisions.

     For properties that we acquire after we are no longer wholly owned by HRP, we expect that for federal income tax purposes (including for purposes of computing our earnings and profits), (1) our initial tax basis in such acquired properties will generally be our acquisition cost for such properties, and (2) we will generally depreciate our real property on a straight-line basis over 40 years and our personal property over 12 years. These results may vary for properties we acquire through tax-free or other carryover basis acquisitions.

Taxation of U.S. Shareholders

     Generally. As used in this summary, the term "U.S. Shareholder" means a beneficial holder of our common shares that is for federal income tax purposes:

     (1)  a citizen or resident of the United States,

     (2) a corporation or partnership (or other entity treated as a corporation or partnership for federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless otherwise provided by Treasury regulations),

     (3) an estate the income of which is subject to federal income taxation regardless of its source, or

     (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust (or certain electing trusts in existence on August 20, 1996 to the extent provided in Treasury regulations).

As used in this summary, the term "Non-U.S. Shareholder" means a beneficial holder of our common shares that is not a U.S. Shareholder.

     As long as we qualify as a REIT for federal income tax purposes, distributions made to our U.S. Shareholders out of current or accumulated earnings and profits will be taken into account by them as ordinary dividend income (but will not be eligible for the dividends received deduction for corporations). Distributions that are properly designated by us as capital gain dividends will be taxed as long-term capital gains (as discussed below) to the extent they do not exceed our actual net capital gain for the taxable year, though corporate U.S. Shareholders may be required to treat up to 20% of any capital gain dividend as ordinary income pursuant to Section 291 of the Tax Code. In addition, we may elect to retain amounts representing our net capital gain income. In that case, (1) we will be taxed at regular corporate capital gains tax rates on retained amounts, (2) each U.S. Shareholder will be taxed on its proportionate share of the net capital gains retained by us as though that amount were distributed and designated a capital gain dividend, (3) each U.S. Shareholder will receive a credit for a proportionate share of the tax paid by us, (4) each U.S. Shareholder will increase its adjusted basis in our common

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shares by the  excess  of the  amount  of its  proportionate  share of these net capital gains over its proportionate share of the tax paid by us, and (5) both we and our corporate U.S. Shareholders will make commensurate adjustments in our respective earnings and profits for federal income tax purposes. If we should elect to retain our net capital gain in this fashion, we will notify each U.S. Shareholder of the relevant tax information within 60 days after the close of the affected taxable year.

     For certain noncorporate U.S. Shareholders, long-term capital gains are taxed at varying maximum rates of 20% or 25%, depending upon the type of property disposed of and the previously claimed depreciation with respect to such property at the time of disposition. If we designate a dividend as a capital gain dividend (or elect to retain a portion of our net capital gain and have that amount treated as a distributed and designated capital gain dividend in the manner described above), we will also designate the portion of the capital gain dividend that is to be taxed to certain noncorporate U.S. Shareholders at the varying maximum rates of 20% or 25%.

     Distributions in excess of current or accumulated earnings and profits will not be taxable to a U.S. Shareholder to the extent that they do not exceed the adjusted basis of the U.S. Shareholder's common shares, but will reduce the U.S. Shareholder's basis in our common shares. To the extent that our distributions exceed the adjusted basis of a U.S. Shareholder's common shares, they will be included in income as long-term capital gain (or short-term capital gain if the common shares have been held for one year or less), with long-term gain generally taxed to certain noncorporate U.S. Shareholders at a maximum rate of 20%. U.S. Shareholders may not include in their respective income tax returns any of our net operating losses or any of our capital losses.

     Dividends declared by us in October, November or December of a taxable year to shareholders of record on a date in those months, will be deemed to have been received by shareholders on December 31, provided we actually pay such dividends during the following January.

     The sale or exchange of common shares will result in recognition of gain or loss to the U.S. Shareholder in an amount equal to the difference between the amount realized and the U.S. Shareholder's adjusted basis in the common shares sold or exchanged. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Shareholder's holding period in the common shares exceeds one year. Long-term capital gains will generally be taxed to certain noncorporate U.S. Shareholders at a maximum rate of 20%. In addition, any loss upon a sale or exchange of common shares by a U.S. Shareholder who has held our common shares for not more than six months (this holding period determined after applying certain rules under Section 857 of the Tax Code) will generally be treated as a long-term capital loss to the extent of our distributions required to be treated by such U.S. Shareholder as long-term capital gain (including, for this purpose, amounts constructively distributed as long-term capital gain by virtue of us electing to retain our net capital gain in the manner described above).


     U.S. Shareholders (other than certain corporations) who borrow funds to finance their acquisition of our common shares could be limited in the amount of deductions allowed for the interest paid on the indebtedness incurred in such an arrangement. Under Section 163(d) of the Tax Code, interest paid or accrued on indebtedness incurred or continued to purchase or carry property held for investment is generally deductible only to the extent of the investor's net investment income. A U.S. Shareholder's net investment income will include ordinary income dividend distributions and, if an appropriate election is made by such U.S. Shareholder, capital gain dividend distributions received from us; however, distributions treated as a nontaxable return of the U.S. Shareholder's basis will not enter into the computation of net investment income. Under
Section 469 of the Tax Code, U.S. Shareholders (other than certain corporations) generally will not be entitled to deduct losses from so-called passive activities except to the extent of their income from passive activities. For purposes of these rules, distributions

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received  by a U.S.  Shareholder  from us will not be treated  as income  from a passive activity and thus will not be available to offset a U.S. Shareholder's passive activity losses.


     Tax preference and other items that are treated differently for regular and alternative minimum tax purposes are to be allocated between a REIT and its shareholders under Treasury regulations which are to be prescribed. It is possible that these Treasury regulations would require tax preference items to be allocated to our shareholders with respect to any accelerated depreciation claimed by us; however, we do not expect to claim accelerated depreciation with respect to our properties.

Taxation of Certain Tax-Exempt U.S. Shareholders

     In Revenue Ruling 66-106, the IRS ruled that amounts distributed by a REIT to a tax-exempt employees' pension trust did not constitute "unrelated business taxable income," even though the REIT may have financed certain of its activities with acquisition indebtedness. Although Revenue Rulings are interpretive in nature and subject to revocation or modification by the IRS, based upon the analysis and conclusion of Revenue Ruling 66-106, distributions made by us to U.S. Shareholders that are qualified pension plans (including individual retirement accounts) or certain other tax-exempt entities should not constitute unrelated business taxable income, unless the U.S. Shareholder has financed the acquisition of its common shares of our Company with "acquisition indebtedness" within the meaning of the Tax Code, or the common shares are otherwise used in an unrelated trade or business conducted by the U.S. Shareholder.

     Special rules apply to certain tax-exempt pension trusts (including so-called 401(k) plans but excluding individual retirement accounts or government pension plans) that own more than 10% by value of a "pension-held REIT" (defined below) at any time during a taxable year. A pension trust may be required to treat a certain percentage of all dividends received from the pension-held REIT during the year as unrelated business taxable income. This percentage is equal to the ratio of (1) the pension-held REIT's gross income (less direct expenses related to this income) derived from the conduct of unrelated trades or businesses (determined as if the pension-held REIT were a tax-exempt pension fund) to (2) the pension-held REIT's gross income (less direct expenses related to this income) from all sources, except that this percentage shall be deemed to be zero unless it would otherwise equal or exceed 5%. A REIT is a pension-held REIT if (1) the REIT is "predominantly held" (as defined below) by tax-exempt pension trusts, and (2) the REIT would otherwise fail to satisfy the "closely held" ownership requirement discussed above if the stock or beneficial interests in the REIT held by tax-exempt pension trusts were viewed as held by tax-exempt pension trusts rather than by their respective beneficiaries. A REIT is predominantly held by tax-exempt pension trusts if at least one tax-exempt pension trust holds more than 25% by value of the REIT's stock or beneficial interests, or if one or more tax-exempt pension trusts (each owning more than 10% by value of the REIT's stock or beneficial interests) own in the aggregate more than 50% by value of the REIT's stock or beneficial interests. Because of the restrictions in our Declaration of Trust regarding the ownership concentration of our common shares, and because of the restrictions in HRP's declaration of trust regarding the ownership concentration of beneficial interests in HRP, we believe that we will not be a pension-held REIT. However, because our common shares will be publicly traded, we cannot completely control whether or not we will become a pension-held REIT.

Taxation of Non-U.S. Shareholders


     The rules governing the federal income taxation of Non-U.S. Shareholders (generally, nonresident alien individuals, foreign corporations, foreign partnerships, and foreign trusts and estates) are highly complex, and the following discussion is intended only as a summary of the applicable rules. Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state, local, and foreign tax laws, including any reporting requirements, with respect to their investment in our common shares. In general, a Non-U.S. Shareholder will be subject to regular federal income tax in the same manner as a U.S. Shareholder with respect to its investment in our common shares if this investment is effectively connected with the Non-U.S. Shareholder's conduct of a trade or business in the United States. In addition, a corporate Non-U.S. Shareholder that receives income that is (or is deemed) effectively connected with a trade or business in the United States may also be subject to the 30% branch profits tax under Section 884 of the Tax Code, which is payable in addition to regular federal corporate income tax. The balance of this discussion on the federal income taxation of Non-U.S. Shareholders addresses only those Non-U.S. Shareholders whose investment in our common shares is not effectively connected with the conduct of a trade or business in the United States.


     A distribution by us to a Non-U.S. Shareholder that is not attributable to gain from the sale or exchange by us of a United States real property interest and that is not designated by us as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits. Generally, this dividend will be subject to federal income withholding tax on the gross amount of the payment at the rate of 30%, or a lower rate that may be specified by a tax treaty if the Non-U.S. Shareholder has in the manner prescribed by the IRS demonstrated to us its entitlement to benefits under a tax treaty. A distribution of cash in excess of our earnings and profits will be treated first as a nontaxable return of capital that will reduce a Non-U.S. Shareholder's basis in its common shares (but not below zero) and then as gain from the disposition of these common shares, the tax treatment of which is discussed below. A distribution in excess of our earnings and profits may be subject to 30% (or applicable lower treaty rate) withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of our current and accumulated earnings and profits. If it is subsequently determined that the distribution is, in fact, in excess of current and accumulated earnings and profits, the Non-U.S. Shareholder may seek a refund from the IRS. We expect to withhold federal income withholding tax at the rate of 30% on the gross amount of any distributions on common shares made to a Non-U.S. Shareholder unless a lower tax treaty rate applies and the required IRS form evidencing eligibility for that reduced rate is filed with us.

     For any year in which we qualify as a REIT, our distributions that are attributable to gain from the sale or exchange of a United States real property interest are taxed to a Non-U.S. Shareholder as if the distributions were gains effectively connected with a trade or business in the United States conducted by the Non-U.S. Shareholder. Accordingly, a Non-U.S. Shareholder will be taxed on these amounts at the normal capital gain rates applicable to a U.S. Shareholder, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. These distributions may also be subject to a 30% branch profits tax under Section 884 of the Tax Code in the hands of a corporate Non-U.S. Shareholder that is not entitled to treaty relief or exemption. We will be required to withhold from distributions to Non-U.S. Shareholders, and remit to the IRS, 35% of the maximum amount of any distribution that could be designated as a capital gain dividend. In addition, for purposes of this withholding rule, if we designate prior distributions as capital gain distributions, then subsequent distributions, up to the amount of the prior distributions, will be treated as capital gain dividends. The amount of any tax withheld is creditable against the Non-U.S. Shareholder's federal income tax liability, and any amount of tax withheld in excess of that tax liability may be refunded provided that an appropriate claim for refund is filed with the IRS.


     Tax treaties may reduce our withholding obligations. Under certain treaties, however, rates below 30% generally applicable to dividends from United States corporations may not apply to dividends from a REIT. If the amount of tax withheld by us with respect to a distribution to a Non-U.S. Shareholder exceeds the shareholder's federal income tax liability with respect to that distribution, the Non-U.S. Shareholder may file with the IRS for a refund. In this regard, it should be noted that the 35% withholding tax rate on capital gain dividends corresponds to the maximum income tax rate applicable to corporate Non-U.S. Shareholders but is higher than the 20% and 25% maximum rates on capital gains generally applicable to noncorporate Non-U.S. Shareholders. Treasury regulations issued on October 6, 1997 alter the withholding rules on distributions paid to a Non-U.S. Shareholder, and these Treasury regulations are generally effective with respect to distributions paid after December 31, 1999. Under these Treasury regulations, to obtain a reduced rate of withholding under an income tax treaty, a Non-U.S. Shareholder generally will be required to provide an Internal Revenue Service Form W-8 certifying the Non-U.S. Shareholder's entitlement to benefits under the treaty. The new Treasury regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, distributions paid to a Non-U.S. Shareholder that is an entity should be treated as paid to the entity or to those holding an interest in that entity, and whether the entity or its holders are entitled to benefits under the tax treaty. These Treasury regulations also alter the information reporting and backup withholding rules applicable to Non-U.S. Shareholders and, among other things, provide certain presumptions under which a Non-U.S. Shareholder is subject to backup withholding and information reporting until we receive certification of its status.


     If the common shares fail to constitute a "United States real property interest" within the meaning of Section 897 of the Tax Code, gain on sale of the common shares by a Non-U.S. Shareholder generally will not be subject to federal income taxation unless (1) investment in the common shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case, as discussed above, the Non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders on the gain, or (2) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year, in which case the nonresident alien individual will be subject to a 30% tax on the gain.

     The common shares will not constitute a United States real property interest if we are a "domestically controlled REIT," defined as follows. A domestically controlled REIT is a REIT in which at all times during the preceding five-year period less than 50% in value of its common shares is held directly or indirectly by foreign persons. We believe that we will be a domestically controlled REIT and that the sale of common shares by a Non-U.S. Shareholder will not be subject to federal income taxation. However, because the our common shares are publicly traded (and because of possible indirect ownership through HRP, which is also publicly traded), we can provide no assurance that we will be a domestically controlled REIT. If we are not a domestically controlled REIT, whether a Non-U.S. Shareholder's gain on sale of common shares would be subject to federal income tax as a sale of a United States real property interest would depend upon whether the common shares are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the NYSE, on which the common shares will be listed) and upon the size of the selling Non-U.S. Shareholder's interest in our Company. If the gain on the sale of common shares were subject to federal income taxation, the Non-U.S. Shareholder would be subject to the same treatment as a U.S. Shareholder with respect to that gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. In any event, a purchaser of common shares from a Non-U.S. Shareholder will not be required to withhold on the purchase price if the purchased common shares are regularly traded on an established securities market or if we are a domestically controlled REIT. Otherwise, the purchaser of common shares may be required to withhold 10% of the purchase price paid to the Non- U.S. Shareholder and to remit that amount to the IRS.

     Common shares owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

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
Backup Withholding and Information Reporting Requirements


     We will report to our U.S. Shareholders and to the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. Shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless the U.S. Shareholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding rules and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder that does not provide us with its correct taxpayer identification number may be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. Shareholder that fails to certify its non-foreign status to us. Any amounts withheld under the foregoing rules will be creditable against the U.S. Shareholder's federal income tax liability provided that the required information is furnished to the IRS.

     We will report to our Non-U.S. Shareholders and to the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities in the country in which the Non-U.S. Shareholder resides. As discussed above, withholding tax rates of 30% and 35% may apply to distributions on common shares to Non-U.S. Shareholders, and the 1997 Treasury regulations will, when effective, alter the information reporting and withholding rules applicable to Non-U.S. Shareholders. Among other things, the 1997 Treasury regulations provide certain presumptions under which a Non-U.S. Shareholder would be subject to backup withholding and information reporting until we receive certification from these shareholders of their Non-U.S. Shareholder status. As noted, the 1997 Treasury regulations are generally effective with respect to distributions paid after December 31, 1999.


     The payment of the proceeds from the disposition of common shares to or through the United States office of a broker will generally be subject to information reporting and backup withholding at a rate of 31% unless the owner, under penalties of perjury, certifies among other things its status as a Non-U.S. Shareholder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of common shares to or through a non-United States office of a broker generally will not be subject to backup withholding and information reporting. In the case of proceeds from a disposition of common shares paid to or through a non-United States office of a United States broker or paid to or through a non-United States office of a non-United States broker that is (1) a "controlled foreign corporation" for federal income tax purposes or (2) a person 50% or more of whose gross income from all sources for a certain three-year period was effectively connected with a United States trade or business, (a) backup withholding will not apply unless the broker has actual knowledge that the owner is not a Non-U.S. Shareholder, and (b) information reporting will not apply if the broker has documentary evidence in its files that the beneficial owner is a Non-U.S. Shareholder unless the broker has actual knowledge to the contrary. Under the 1997 Treasury regulations (generally effective for payments made after December 31, 1999), in the case of proceeds from a disposition of common shares paid to or though a non-United States office of a United States broker or paid to or through a non-United States office of a non-United States broker that is (1) a "controlled foreign corporation" for federal income tax purposes, (2) a person 50% or more of whose gross income from all sources for a certain three-year period was effectively connected with a United States trade or business, (3) a foreign partnership with one or more partners who are United States persons and who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (4) a foreign partnership engaged in the conduct of a trade or business in the United States,
(a) backup withholding will not apply unless the broker has actual knowledge that the owner is not a Non-U.S. Shareholder, and (b) information reporting will not apply if the Non-U.S. Shareholder certifies its status as a Non-U.S. Shareholder and further certifies that it has not been, and at the time the certificate is furnished reasonably expects not to be, present in the United States for a period aggregating 183 days or more during each calendar year to which the certification pertains.

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

     Any amounts withheld from a payment to a Non-U.S. Shareholder will generally be refunded (or credited against the Non-U.S. Shareholder's United States federal income tax liability, if any), provided that the required information is furnished to the IRS.

Other Tax Considerations

     You should recognize that our and your present federal income tax treatment may be modified by legislative, judicial, or administrative actions at any time, which may be retroactive in effect. The rules dealing with federal income taxation are constantly under review by the Congress, the IRS and the Treasury Department, and statutory changes as well as promulgation of new regulations, revisions to existing regulations, and revised interpretations of established concepts occur frequently. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting us or our shareholders. Revisions in federal income tax laws and interpretations of these laws could adversely affect the tax consequences of investment in the common shares.

     We and our shareholders may also be subject to state or local taxation in various state or local jurisdictions, including those in which we or our shareholders transact business or reside. Our and our shareholders' state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws on an investment in our common shares.


           ERISA PLANS, KEOGH PLANS AND INDIVIDUAL RETIREMENT ACCOUNTS

General Fiduciary Obligations

     Fiduciaries of a pension, profit-sharing or other employee benefit plan ("ERISA Plan") subject to Title I of the Employee Retirement Income Security Act of 1974 ("ERISA") must consider whether their investment in our common shares satisfies the diversification requirements of ERISA, whether the investment is prudent in light of possible limitations on the marketability of the common shares, whether they have authority to acquire our common shares under the applicable governing instrument and Title I of ERISA, and whether the investment is otherwise consistent with their fiduciary responsibilities. Trustees and other fiduciaries of an ERISA plan may incur personal liability for any loss suffered by the plan on account of a violation of their fiduciary responsibilities. In addition, these fiduciaries may be subject to a civil penalty of up to 20% of any amount recovered by the plan on account of a violation (the "Fiduciary Penalty"). Fiduciaries of any Individual Retirement Account ("IRA"), Keogh Plan or other qualified retirement plan not subject to Title I of ERISA ("Non-ERISA Plan") should consider that an IRA or non-ERISA Plan may only make investments that are authorized by the appropriate governing instrument. Fiduciary shareholders should consult their own legal advisers if they have any concern as to whether the investment is inconsistent with any of the foregoing criteria.

Prohibited Transactions

     Fiduciaries of ERISA Plans and persons making the investment decision for an IRA or other Non-ERISA Plan should also consider the application of the prohibited transaction provisions of ERISA and the Tax Code in making their investment decision. Sales and certain other transactions between an ERISA Plan, IRA, or other Non-ERISA Plan and certain persons related to it are prohibited transactions. The particular facts concerning the sponsorship, operations and other investments of an ERISA Plan, IRA, or other Non-ERISA Plan may cause a wide range of other persons to be treated as disqualified persons or parties in interest with respect to it. A prohibited transaction, in addition to imposing potential personal liability upon fiduciaries of ERISA Plans, may also result in the imposition of an excise tax under the Tax Code or a penalty under ERISA upon the disqualified person or party in interest with respect to the ERISA or Non-ERISA Plan or IRA. If the disqualified person who engages in the transaction is the individual on behalf of whom an IRA is maintained (or his beneficiary), the IRA may lose its tax-exempt status and its assets may be deemed to have been distributed to such individual in a taxable distribution (and no excise tax will be imposed) on account of the prohibited transaction. Fiduciary shareholders should consult their own legal advisers if they have any concern as to whether the investment is a prohibited transaction.

Special Fiduciary and Prohibited Transactions Considerations

     The Department of Labor ("DOL"), which has certain administrative responsibility over ERISA Plans as well as over IRAs and other Non-ERISA Plans, has issued a regulation defining "plan assets." The regulation generally provides that when an ERISA or Non-ERISA Plan or IRA acquires a security that is an equity interest in an entity and that security is neither a "publicly offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, the ERISA or Non-ERISA Plan's or IRA's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that the entity is an operating company or that equity participation in the entity by benefit plan investors is not significant.

     The regulation defines a publicly offered security as a security that is "widely held," "freely transferable" and either part of a class of securities registered under the Securities Exchange Act of 1934, or sold pursuant to an effective registration statement under the Securities Act of 1933 (provided the securities are registered under the Securities Exchange Act of 1934 within 120 days after the end of the fiscal year of the issuer during which the offering occurred). Our common shares have been registered under the Securities Exchange Act of 1934.

     The regulation provides that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control. We expect our common shares to be widely held.

     The regulation provides that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The regulation further provides that, where a security is part of an offering in which the minimum investment is $10,000 or less, certain restrictions ordinarily will not, alone or in combination, affect a finding that such securities are freely transferable. The restrictions on transfer enumerated in the regulation as not affecting that finding include: any restriction on or prohibition against any transfer or assignment which would result in a termination or reclassification of our Company for federal or state tax purposes, or would otherwise violate any state or federal law or court order; any requirement that advance notice of a transfer or assignment be given to our Company and any requirement that either the transferor or transferee, or both, execute documentation setting forth representations as to compliance with any restrictions on transfer which are among those enumerated in the regulation as not affecting free transferability, including those described in the preceding clause of this sentence; any administrative procedure which establishes an effective date, or an event prior to which a transfer or assignment will not be effective; and any limitation or restriction on transfer or assignment which is not imposed by the issuer or a person acting on behalf of the issuer. We believe that the restrictions imposed under the Declaration of Trust on the transfer of common shares do not result in the failure of our common shares to be "freely transferable." Furthermore, we believe that at present there exist no other facts or circumstances limiting the transferability of our common shares which are not included among those enumerated as not affecting their free transferability under the regulation, and we do not expect or intend to impose in the future (or to permit any person to impose on our behalf) any limitations or restrictions on transfer which would not be among the enumerated permissible limitations or restrictions.

     Assuming that the common shares will be "widely held" and that no other facts and circumstances exist which restrict transferability of the common shares, we have received an opinion of counsel that the common shares will not fail to be "freely transferable" for purposes of the regulation due to the restrictions on transfer of the common shares under the Declaration of Trust and that under the regulation the common shares are publicly offered securities and our assets will not be deemed to be "plan assets" of any ERISA Plan, IRA or other Non-ERISA Plan that invests in the common shares.

                                  UNDERWRITING

     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") is acting as representative (the "Representative") of each of the underwriters named below (the "Underwriters") with respect to the offering of 11,000,000 common shares (the "Public Offering"). Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), among our Company and the Underwriters, we have agreed to sell to each of the Underwriters, and each of the Underwriters severally and not jointly has agreed to purchase from us, the number of common shares set forth opposite its name below.


                                                               Number of
              Underwriter                                    Common Shares
Merrill Lynch, Pierce, Fenner & Smith
              Incorporated...............................




              Total......................................      11,000,000
                                                               ==========


     In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the common shares being sold pursuant to that agreement if any of the common shares being sold pursuant to the agreement are purchased. Under certain circumstances, under the Underwriting Agreement, the commitments of non-defaulting Underwriters may be increased.

     The Representative has advised us that the Underwriters propose initially to offer the common shares to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain dealers at that price less a concession not in excess of $ per common share. The Underwriters may allow, and dealers may re-allow, a discount not in excess of $ per common share to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     We have granted an option to the Underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 1,650,000 additional common shares at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The Underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of the common shares offered hereby. To the extent that the Underwriters exercise this option, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares to be purchased by it shown in the foregoing table bears to the 11,000,000 shares offered hereby.

     The following table shows the per share and total public offering price, underwriting discount we will pay and the proceeds we will receive before our expenses. This information is presented assuming either no exercise or full exercise of the Underwriters' over-allotment option.

                                                          Without
                                             Per Share     Option  With Option
Public Offering Price.......................     $           $          $
Underwriting Discount.......................     $           $          $
Proceeds, before expenses, to the Company...     $           $          $

     The expenses of the offering (exclusive of the underwriting discount) are estimated at $2 million and are payable by our Company.

     The common shares are being offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify their offer and to reject orders in whole or in part.

     We have agreed for a period of 90 days, and the Managing Trustees and HRP have agreed for a period of one year, after the date of this prospectus, subject to certain exceptions, not to directly or indirectly (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any common shares or securities convertible into or exchangeable or exercisable for or repayable with common shares, whether now owned or thereafter acquired by the person executing the agreement or with respect to which the person executing the agreement thereafter acquires the power of disposition, or file a registration statement under the Securities Act of 1933 with respect to the foregoing or (2) enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of the common shares whether any swap or transaction is to be settled by delivery of common shares or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the Underwriters.


     We expect that the common shares will be approved for listing on the NYSE after pricing of the offering, subject to notice of issuance, under the symbol "__." In order to meet the requirements for listing the common shares on the NYSE, the Underwriters have undertaken to sell lots of 100 or more common shares to a minimum of 2,000 beneficial holders.


     The Underwriters do not intend to confirm sales of the common shares offered hereby to any accounts over which they exercise discretionary authority.

     We and HRP have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933 or to contribute to payments the Underwriters may be required to make in respect thereof.

     Until the distribution of the common shares is completed, rules of the SEC may limit the ability of the Underwriters and certain selling group members to bid for and purchase the common shares. As an exception to these rules, the Representative is permitted to engage in certain transactions that stabilize the price of the common shares. Stabilization transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common shares.

     If the Underwriters create a short position in the common shares in connection with the offering, i.e., if they sell more common shares than are set forth on the cover page of this prospectus, the Representative may reduce that short position by purchasing common shares in the open market. The Representative may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The Representative may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representative purchases common shares in the open market to reduce the Underwriters' short position or to stabilize the price of the common shares, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases. The imposition of a penalty bid might also have an effect on the price of the common shares to the extent that it discourages resales of the common shares.

     Neither we nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither we nor any of the Underwriters makes any representation that the Representative will engage in these types transactions or that these transactions, once commenced, will not be discontinued without notice.

     Prior to this offering, there has been no public market for our common shares. The initial public offering price was determined through negotiations among us, HRP and the Representative. Among the factors considered in these negotiations, in addition to prevailing market conditions, were dividend yields and financial characteristics of publicly traded REITs that we, HRP and the Representative believe to be comparable to our Company, the expected results of our operations, estimates of our future business potential and earnings prospects and the current state of the real estate markets and the economy as a whole.

     We will pay Merrill Lynch an advisory fee equal to % of the gross proceeds received from the sale of common shares to public investors in the offering for financial advisory services rendered in connection with our formation.

     We are currently negotiating a new $100 million revolving loan arrangement to be used for working capital and new acquisitions after the completion of the Public Offering. This credit facility may be arranged by an affiliate of Merrill Lynch. An origination fee of $ will be paid to Merrill Lynch if Merrill Lynch arranges the credit facility.

     In the ordinary course of their respective businesses, the Underwriters and their affiliates have engaged in, and may in the future engage in, commercial banking and investment banking transactions with us.

     In addition to the Public Offering, the Company will offer 350,000 common shares directly to Barry M. Portnoy and Gerard M. Martin, which they may purchase directly or indirectly through an entity to be established. Messrs. Portnoy and Martin will pay the same price paid by public investors, and we will pay no underwriting discount with respect to the sale of these shares. The Underwriters will not have an over-allotment option with respect to these shares.


                                     EXPERTS

     The balance sheet of our Company at December 21, 1998 and the combined financial statements of Certain Senior Housing Properties at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon those reports given upon the authority of that firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     Sullivan & Worcester LLP, Boston, Massachusetts, our lawyers, have issued an opinion on the validity of the common shares we are currently offering, and on certain federal income tax and ERISA matters as described under "Federal
Income Tax Considerations" and "ERISA Plans, Keogh Plans and Individual Retirement Accounts." Brown & Wood LLP, New York, New York, the Underwriters' lawyers, will also issue an opinion to the Underwriters. Sullivan & Worcester LLP and Brown & Wood LLP will rely on an opinion of Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, with respect to all matters involving Maryland law. Barry M. Portnoy was a partner in the firm of Sullivan & Worcester LLP until March 31, 1997 and is one of our Managing Trustees. Mr. Portnoy is also a managing trustee of HRP and HPT and a Director and 50% owner of RMR, our investment advisor.

Sullivan & Worcester LLP also represents HRP, HPT and RMR and certain of their affiliates on various matters and Ballard Spahr Andrews & Ingersoll, LLP also represents HPT and certain of its affiliates on various matters.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement (of which this prospectus is a part) on Form S- 11 under the Securities Act of 1933, as amended. The registration statement covers the common shares offered hereby. This prospectus does not contain all the information set forth in the registration statement. Statements contained in this prospectus as to the content of any contract or other document are not necessarily complete, and you should consult the copy of those contracts or other documents filed as exhibits to the registration statement. For further information regarding our Company and the common shares offered hereby, please consult the registration statement and the exhibits and schedules thereto.

     You may read and copy the registration statement and its exhibits and schedules at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may access the electronic filing of the registration statement and its exhibits and schedules on the SEC's internet site, http://www.sec.gov.

     We intend to furnish our shareholders with annual reports containing audited financial statements certified by independent public accountants and quarterly reports containing unaudited financial information for the first three quarters of each year.


                                           INDEX TO FINANCIAL STATEMENTS

Unaudited Pro Forma Financial Statements of Senior Housing Properties Trust

         Introduction to unaudited pro forma financial statements...............................................F-2

         Unaudited pro forma balance sheet as of September 30, 1998.............................................F-3

         Unaudited pro forma statement of income for the nine months ended
         September 30, 1998.....................................................................................F-4

         Unaudited pro forma statement of income for the year ended December 31, 1997...........................F-5

         Notes to unaudited pro forma financial statements......................................................F-6

Combined Financial Statements of Certain Senior Housing Properties (wholly owned by HRPT
         Properties Trust)

         Report of independent auditors........................................................................F-10

         Combined balance sheets as of December 31, 1996 and 1997 and as of September 30,
         1998 (unaudited)......................................................................................F-11

         Combined statements of income for the three years in the period ended December 31,
         1997 and for the nine months ended September 30, 1998 (unaudited).....................................F-12

         Combined statements of ownership interest of HRPT Properties Trust for the three years in the period ended December 31, 1997 and for the nine months ended
         September 30, 1998 (unaudited)........................................................................F-13

         Combined statements of cash flows for the three years in the period ended
         December 31, 1997 and for the nine months ended September 30, 1998 (unaudited)........................F-14

         Notes to combined financial statements................................................................F-15

Balance Sheet of Senior Housing Properties Trust

         Report of independent auditors........................................................................F-19

         Balance sheet as of December 21, 1998.................................................................F-20

         Notes to balance sheet................................................................................F-21


                         Senior Housing Properties Trust

            Introduction to Unaudited Pro Forma Financial Statements

         The following unaudited pro forma balance sheet at September 30, 1998 is intended to present the financial position of the Company as if the transactions described in the notes had been consummated as of September 30, 1998. The following unaudited pro forma statements of income are intended to present the results of operations of the Company as if these transactions had been consummated as of the beginning of the periods presented.

         These unaudited pro forma financial statements are not necessarily indicative of the expected financial position or results of operations of the Company for any future period. Differences could result from many factors, including future changes in the Company's investments, changes in interest rates, changes in the capital structure of the Company and delays in the acquisition of certain properties. The pro forma information should be read in conjunction with all of the financial statements and notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                   Senior Housing Properties Trust
                                                  Unaudited Pro Forma Balance Sheet
                                                         September 30, 1998
                                          (dollars in thousands, except per share amounts)

                                                                                      Proposed HRP
                                                        Formation at                  Contribution    Proposed IPO and
                                                        December 21,      HRP         and Secured        Property
                                                          1998 (A)    Historical(B)     Debt (C)       Acquisition (D)   Pro Forma
                                                        ------------  -------------   ------------    ----------------   ---------

                           ASSETS
Real estate properties                                    $    --     $ 615,387        $    --          $  42,400       $ 657,787
  Less accumulated depreciation                                --       (63,916)            --               --           (63,916)
                                                          ---------   ---------        ---------        ---------       ---------
                                                               --       551,471             --             42,400         593,871
Real estate mortgages                                          --         9,671             --               --             9,671
Cash and cash equivalents                                       264        --             (3,750)         157,665         154,179
Other assets                                                   --         7,522            3,750             --            11,272
                                                          ---------   ---------        ---------        ---------       ---------
                                                          $     264   $ 568,664        $    --          $ 200,065       $ 768,993
                                                          =========   =========        =========        =========       =========


            LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgage note payable                                     $    --     $    --          $ 250,000        $    --         $ 250,000
Other liabilities                                              --           739             --               --               739
Deferred rents and other deferred revenues                     --        28,941             --               --            28,941
Security deposits                                              --        15,319             --               --            15,319


Shareholders' equity:
  Common shares of beneficial interest, $.01 par value;
    50,000,000 shares authorized; 26,374,760 shares
    issued and outstanding; 37,724,760 pro forma
    shares issued                                               264        --               --                113             377
  Additional paid-in capital                                   --          --            273,665          199,952         473,617
  Ownership interest of HRPT Properties Trust                  --       523,665         (523,665)            --              --
                                                          ---------   ---------        ---------        ---------       ---------
  Total shareholders' equity                                    264     523,665         (250,000)         200,065         473,994
                                                          ---------   ---------        ---------        ---------       ---------
                                                          $     264   $ 568,664        $    --          $ 200,065       $ 768,993
                                                          =========   =========        =========        =========       =========


                                                   Senior Housing Properties Trust
                                               Unaudited Pro Forma Statement of Income
                                            For the Nine Months Ended September 30, 1998
                                            (amounts in thousands, except per share data)


                                      Formation at                          HRP          Proposed     Proposed IPO
                                      December 21,        HRP           Historical       Secured      and Property
                                        1998 (A)     Historical (E)   Adjustments (F)    Debt (G)    Acquisition (H)     Pro Forma
                                      ------------   --------------   ---------------    --------    ---------------     ---------
Revenues:
  Rental income                       $     --           $50,142         $ 1,461         $  --            $ 1,757         $53,360
  Interest and other income                 --             1,953            --              --               --             1,953
                                      ----------         -------         -------         -------          -------         -------
      Total revenues                        --            52,095           1,461            --              1,757          55,313
                                      ----------         -------         -------         -------          -------         -------

Expenses:
  Interest                                  --            11,505            --             1,620             --            13,125
  Depreciation                              --            10,744             193            --                377          11,314
  Amortization                              --              --              --               563             --               563
  General and administrative                --             3,088              43            --                 84           3,215
                                      ----------         -------         -------         -------          -------         -------
      Total expenses                        --            25,337             236           2,183              461          28,217
                                      ----------         -------         -------         -------          -------         -------

Net income                            $     --           $26,758         $ 1,225         $(2,183)         $ 1,296         $27,096
                                      ==========         =======         =======         =======          =======         =======

Weighted average shares outstanding         --            26,375            --              --             11,350          37,725
                                      ==========         =======         =======         =======          =======         =======

Net income per common share           $     --                                                                            $  0.72
                                      ==========                                                                          =======



                                                   Senior Housing Properties Trust
                                               Unaudited Pro Forma Statement of Income
                                                For the Year Ended December 31, 1997
                                            (amounts in thousands, except per share data)



                                      Formation at                          HRP          Proposed     Proposed IPO
                                      December 21,        HRP           Historical       Secured      and Property
                                        1998 (A)     Historical (E)   Adjustments (F)    Debt (G)    Acquisition (H)     Pro Forma
                                      ------------   --------------   ---------------    --------    ---------------     ---------
Revenues:
  Rental income                       $    --            $64,515         $ 4,003        $  --             $    --         $68,518
  Interest and other income                --              2,515            --             --                  --           2,515
                                      ---------          -------         -------        -------           ---------       -------
      Total revenues                       --             67,030           4,003           --                  --          71,033
                                      ---------          -------         -------        -------           ---------       -------

Expenses:
  Interest                                 --             13,643            --            3,857                --          17,500
  Depreciation                             --             13,906             660           --                  --          14,566
  Amortization                             --               --              --              750                --             750
  General and administrative               --              4,289             147           --                  --           4,436
                                      ---------          -------         -------        -------           ---------       -------
      Total expenses                       --             31,838             807          4,607                --          37,252
                                      ---------          -------         -------        -------           ---------       -------
Net income                            $    --            $35,192         $ 3,196        $(4,607)          $    --         $33,781
                                      =========          =======         =======        =======           =========       =======

Weighted average shares outstanding        --             26,375            --             --                11,350        37,725
                                      =========          =======         =======        =======           =========       =======

Net income per common share           $    --                                                                             $  0.90
                                      =========                                                                           =======


                         Senior Housing Properties Trust
                Notes To Unaudited Pro Forma Financial Statements
                             (dollars in thousands)

                              Basis of Presentation

A. Represents the Company's historical balance sheet at December 21, 1998 and the historical income statements for the periods ended September 30, 1998 and December 31, 1997. The Company was not in existence prior to December 16, 1998. Upon the Company's formation, it became a wholly owned subsidiary of HRPT Properties Trust ("HRP") by issuance of 26,374,760 common shares to HRP for $.01 per share par value. Basic earnings per share equal diluted earnings per share as there are no common stock equivalent securities outstanding. See the historical financial statements and notes thereto of the Company included elsewhere in this prospectus.

                            Balance Sheet Adjustments

B. Represents the balance sheet impact of the transfer of 84 properties currently owned by HRP, including certain related assets and liabilities (the "HRP Properties"), based upon HRP's historical balance sheet carrying values of these properties.


        Real estate properties, net..............................$551,471
        Real estate mortgages.......................................9,671
        Working capital items, net............................... (37,477)
                                                                 --------
        Ownership interest.......................................$523,665
                                                                 ========

C. Represents the proposed mortgage financing of 14 healthcare properties for $250 million (the "Proposed Secured Debt"), the incurrence and repayment of debt to HRP assumed in connection with the transfer of assets and the distribution of 13,187,380 shares to HRP shareholders (collectively, the "Proposed HRP Contribution").


        Proceeds of Proposed Secured Debt........................$250,000
        Proposed HRP Contribution, net........................... 273,665
                                                                 --------
        Reduction in Ownership Interest, net.....................$523,665
                                                                 ========

D. Represents the acquisition of three of the 14 healthcare properties which are to be acquired and which were fully constructed at September 30, 1998 ("Proposed Property Acquisition"), the sale of 11 million shares pursuant to the proposed initial public offering and the sale of 350,000 shares to affiliates (collectively, the "Proposed IPO").


        Proceeds from the sale of 11 million shares at $19
          per share, net of expenses and underwriters discount...$193,415 Proceeds from the sale of shares to affiliates at $19 per share.................................................6,650
        Purchase of 3 new healthcare properties.................. (42,400)
                                                                 --------
        Cash and cash equivalents................................$157,665
                                                                 ========

                         Senior Housing Properties Trust
                Notes To Unaudited Pro Forma Financial Statements
                             (dollars in thousands)

                         Statement of Income Adjustments

E. Represents historical rental and other income, interest, depreciation and general and administrative expenses arising from the ownership of the HRP Properties. Rental and mortgage interest income is based on leases and mortgages in effect with HRP. Interest expense represents an allocated portion of HRP's interest costs. Depreciation is computed based on HRP's historical cost on a 40 year life for buildings and improvements and a 12 year life for personal property. General and administrative expenses are based on the advisory agreements in effect with REIT Management & Research, Inc. ("RMR") and its predecessor plus an allocated portion of HRP's historical costs.

F. Represents rental income, depreciation and general and administrative expenses arising from the acquisition of five of the HRP Properties in September 1998, the acquisition of one of the HRP Properties in May 1997 and the acquisition of four of the HRP Properties in September 1997 as if the properties had been acquired as of the first day of the periods presented. Rental income is based on leases in effect with HRP. Depreciation is computed based on HRP's historical cost on a 40 year life for buildings and improvements and a 12 year life for personal property. General and administrative expenses are based on the advisory agreements with RMR and its predecessor.

G. Represents the incremental interest and amortization expense of up front costs from the Proposed Secured Debt.

H. Represents rental income, depreciation and general and administrative expenses arising from the Proposed Property Acquisition. Rental income is based on the agreement in effect but does not include income on properties under construction prior to the time that they commenced operations. Depreciation is based on a 40 year life for buildings and improvements and a 12 year life for personal property. General and administrative expenses are based on the advisory agreement with RMR. Also represents the impact of the Proposed IPO.

                         Senior Housing Properties Trust
                Notes To Unaudited Pro Forma Financial Statements
                             (dollars in thousands)

               Adjusted Pro Forma Financial Statement Adjustments

I. The Company will assume HRP's agreement to purchase and lease 14 healthcare properties. Three healthcare properties commenced operations subsequent to January 1, 1998 and 11 healthcare properties are still under construction and will commence operations subsequent to September 1998 (the "Construction Properties"). The effect on the Pro Forma Balance Sheet, as of September 30, 1998 from the acquisition of the 14 properties assuming they had been fully constructed at September 30, 1998 is as follows:


                                                    Construction
                                                    Properties     Adjusted
                                        Pro Forma   Adjustments   Pro Forma
                                        ---------   -----------   ---------
ASSETS
Real estate properties                 $ 657,787    $ 151,400    $ 809,187
     Less accumulated depreciation       (63,916)        --        (63,916)
                                       ---------    ---------    ---------
                                         593,871      151,400      745,271
Real estate mortgages                      9,671         --          9,671
Cash and cash equivalents                154,179     (151,400)       2,779
Other assets                              11,272         --         11,272
                                       ---------    ---------    ---------
                                       $ 768,993    $    --      $ 768,993
                                       =========    =========    =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgage note payable                  $ 250,000    $    --      $ 250,000
Other liabilities                            739         --            739
Deferred rents                            28,941         --         28,941
Security deposits                         15,319         --         15,319
Shareholders' equity                     473,994         --        473,994
                                       ---------    ---------    ---------
                                       $ 768,993    $    --      $ 768,993
                                       =========    =========    =========

The effects of rental income, depreciation and general and administrative expenses on the Pro Forma Statement of Income for the nine months ended September 30, 1998 from the acquisition of the 14 properties assuming they had been fully constructed and operating at January 1, 1998 are as follows:


                                                    Construction
                                                    Properties      Adjusted
                                      Pro Forma     Adjustments     Pro Forma
                                      ---------     -----------     ---------
Revenues:
     Rental income                    $53,360        $13,505        $66,865
     Interest and other income          1,953           --            1,953
                                      -------        -------        -------
         Total revenues                55,313         13,505         68,818
                                      -------        -------        -------
Expenses:
     Interest                          13,125           --           13,125
     Depreciation and amortization     11,877          2,894         14,771
     General and administrative         3,215            643          3,858
                                      -------        -------        -------
         Total expenses                28,217          3,537         31,754
                                      -------        -------        -------
Net income                            $27,096        $ 9,968        $37,064
                                      =======        =======        =======

Weighted average shares outstanding    37,725                        37,725
                                      =======                       =======

Net income per common share           $  0.72                       $   .98
                                      =======                       =======

The effects of rental income, depreciation and general and administrative expenses on the Pro Forma Statement of Income for the year ended December 31, 1997 from the acquisition of the 14 properties assuming they had been fully constructed and operating at January 1, 1997 are as follows:


                                                    Construction
                                                    Properties      Adjusted
                                      Pro Forma     Adjustments     Pro Forma
                                      ---------     -----------     ---------
Revenues:
     Rental income                    $68,518         $20,349        $88,867
     Interest and other income          2,515            --            2,515
                                      -------         -------        -------
         Total revenues                71,033          20,349         91,382
                                      -------         -------        -------
Expenses:
     Interest                          17,500            --           17,500
     Depreciation and amortization     15,316           4,361         19,677
     General and administrative         4,436             969          5,405
                                      -------         -------        -------
         Total expenses                37,252           5,330         42,582
                                      -------         -------        -------
Net income                            $33,781         $15,019        $48,800
                                      =======         =======        =======
Weighted average shares outstanding    37,725                         37,725
                                      =======                        =======
Net income per common share           $  0.90                        $  1.29
                                      =======                        =======

                         REPORT OF INDEPENDENT AUDITORS

The Board of Trustees and Shareholder of Senior Housing Properties Trust:

We have  audited the  accompanying  combined  balance  sheets of Certain  Senior
Housing Properties (wholly owned by HRPT Properties Trust) as of December 31, 1997 and 1996, and the related combined statements of income, ownership interest of HRPT Properties Trust and cash flows, for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Certain Senior Housing Properties (wholly owned by HRPT Properties Trust) at December 31, 1997 and 1996, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                               /s/ ERNST & YOUNG LLP

Boston, Massachusetts
December 22, 1998

                        Certain Senior Housing Properties
                     (wholly owned by HRPT Properties Trust)
                             Combined Balance Sheets
                             (dollars in thousands)




                                               As of December 31,     As of
                                             --------------------- September 30,
                                                1996       1997        1998
                                             ---------   --------- ------------
                                                                    (Unaudited)
            ASSETS
Real estate properties:
     Land                                    $  55,540   $  57,280   $  58,688
     Buildings and improvements                519,491     546,703     556,699
                                             ---------   ---------   ---------
                                               575,031     603,983     615,387
     Less accumulated depreciation             (37,160)    (51,066)    (63,916)
                                             ---------   ---------   ---------
                                               537,871     552,917     551,471
Real estate mortgages                            9,570       9,683       9,671
Other assets                                     5,017       7,423       7,522
                                             ---------   ---------   ---------
                                             $ 552,458   $ 570,023   $ 568,664
                                             =========   =========   =========


LIABILITIES AND OWNERSHIP INTEREST
Other liabilities                            $     655   $     692   $     739
Deferred rents and other deferred revenues       7,604      29,721      28,941
Security deposits                                6,420      15,319      15,319
Ownership interest of HRPT
     Properties Trust                          537,779     524,291     523,665
                                             ---------   ---------   ---------
                                             $ 552,458   $ 570,023   $ 568,664
                                             =========   =========   =========
     See accompanying notes

                        Certain Senior Housing Properties
                     (wholly owned by HRPT Properties Trust)
                          Combined Statements of Income
                             (amounts in thousands)



                                                                    Nine months
                                     Year ended December 31,          ended
                                  ----------------------------     September 30,
                                   1995      1996      1997           1998
                                  -------   -------   -------      -------------
                                                                    (Unaudited)
Revenues:
     Rental income                $49,545   $52,511   $64,515         $50,142
     Interest and other income        792     1,024     2,515           1,953
                                  -------   -------   -------         -------
         Total revenues            50,337    53,535    67,030          52,095
                                  -------   -------   -------         -------

Expenses:
     Interest                      13,206    11,590    13,643          11,505
     Depreciation                  10,943    11,524    13,906          10,744
     General and administrative     3,499     3,764     4,289           3,088
                                  -------   -------   -------         -------
         Total expenses            27,648    26,878    31,838          25,337
                                  -------   -------   -------         -------

Net income                        $22,689   $26,657   $35,192         $26,758
                                  =======   =======   =======         =======

     See accompanying notes

                        Certain Senior Housing Properties
                     (wholly owned by HRPT Properties Trust)
                  Combined Statements of Ownership Interest of
                              HRPT Properties Trust
                             (dollars in thousands)


Balance at December 31, 1994                          $ 434,328

     Net income                                          22,689
     Equity distribution, net                           (10,524)
                                                       --------
Balance at December 31, 1995                            446,493

     Net income                                          26,657
     Equity contribution, net                            64,629
                                                       --------
Balance at December 31, 1996                            537,779

     Net income                                          35,192
     Equity distribution, net                           (48,680)
                                                       --------
Balance at December 31, 1997                            524,291

     Net income (unaudited)                              26,758
     Equity distribution, net (unaudited)               (27,384)
                                                       --------
Balance at September 30, 1998 (unaudited)             $ 523,665
                                                      =========

     See accompanying notes

                                        Certain Senior Housing Properties
                                      (wholly owned by HRPT Properties Trust)
                                         Combined Statements of Cash Flows
                                               (dollars in thousands)


                                                                                                      Nine months
                                                                                                         ended
                                                                        Year ended December 31,       September 30,
                                                                   1995        1996        1997           1998
                                                                ---------   ---------    ---------    ------------
                                                                                                       (unaudited)


Cash Flows From Operating Activities:
     Net income                                                $  22,689    $  26,657    $  35,192    $  26,758
     Adjustments to reconcile net income to cash provided by
         operating activities:
              Depreciation                                        10,943       11,524       13,906       10,744
              Other                                                 --           --           --          2,106
              Changes in assets and liabilities:
                  Other assets                                      (700)      (1,319)      (2,406)         (99)
                  Other liabilities                                  611           44           37           47
                  Deferred rents and other deferred revenues        --            693       22,117         (780)
                  Security deposits                                2,586           34        8,899         --
                                                               ---------    ---------    ---------    ---------
         Cash provided by operating activities                    36,129       37,633       77,745       38,776
                                                               ---------    ---------    ---------    ---------


Cash Flows From Investing Activities:
     Real estate acquisitions and improvements                   (17,431)    (101,590)     (14,675)        --
     Investments in mortgage loans                                (2,370)        (700)        (124)        --
     Repayments of mortgage loans                                   --             28           11           12
                                                               ---------    ---------    ---------    ---------
         Cash (used for) provided by investing activities        (19,801)    (102,262)     (14,788)          12
                                                               ---------    ---------    ---------    ---------

Cash Flows From Financing Activities:
     Equity (distribution) contribution                          (16,328)      64,629      (62,957)     (38,788)
                                                               ---------    ---------    ---------    ---------
         Cash (used for) provided by financing activities        (16,328)      64,629      (62,957)     (38,788)
                                                               ---------    ---------    ---------    ---------

Increase (decrease) in cash and cash equivalents                    --           --           --           --
Cash and cash equivalents at beginning of period                    --           --           --           --
                                                               ---------    ---------    ---------    ---------
Cash and cash equivalents at end of period                     $    --      $    --      $    --      $    --
                                                               =========    =========    =========    =========

Non-Cash Investing Activities:
     Real estate acquisitions                                  $  (5,804)   $    --      $ (14,277)   $ (11,404)
Non-Cash Financing Activities:
     Equity contributions                                          5,804         --         14,277       11,404

         See accompanying notes

                        CERTAIN SENIOR HOUSING PROPERTIES
                     (wholly owned by HRPT Properties Trust)
                     NOTES TO COMBINED FINANCIAL STATEMENTS


Note 1.  Organization

The combined financial statements of Certain Senior Housing Properties (the "Properties") include the accounts of 70 (75 at September 30, 1998) healthcare properties and 9 mortgage investments secured by healthcare properties and certain related assets and liabilities located in 36 states as if the Properties were owned in an entity separate from HRPT Properties Trust ("HRP"). However, the Properties do not constitute a legal entity.

Senior Housing Properties Trust (the "Company"), a Maryland real estate investment trust, was organized on December 16, 1998. The Company is a wholly owned subsidiary of HRP. The Company is in the process of an initial public offering pursuant to which it will sell 11 million shares to the public and 350,000 shares to affiliates (combined, the "Offering"). The Company intends to file a Form S-11 registration statement with the Securities and Exchange Commission in connection with the Offering.

Prior to the consummation of the Offering, the Company will acquire (through contribution from HRP) 100% ownership of the Properties.

Note 2.  Summary of Significant Accounting Policies

Basis of Presentation. All of the Properties are owned by HRP and HRP's historical basis in the Properties has been presented. Substantially all of the rental income and mortgage interest income received by HRP from the tenants and mortgagors of the Properties is deposited in and commingled with HRP's general corporate funds. Certain capital investments and other cash requirements of the Properties were paid by HRP and were charged directly to the Properties. Interest expense is allocated based on HRP's historical interest expense as a percentage of average historical real estate investments. General and administrative costs of HRP were allocated to the Properties based on HRP's investment advisory agreement formula and certain costs were allocated based on historical costs as a percentage of HRP's average historical real estate investments. In the opinion of management, the methods for allocating interest and general and administrative expenses are reasonable. It is not practicable to estimate additional costs that would have been incurred from the existence of the Properties in a separate entity.

Real Estate Properties and Mortgages. Depreciation on real estate properties is expensed on a straight-line basis over estimated useful lives of 40 years for buildings and improvements and 12 years for personal property. Impairment losses on properties are recognized where indicators of impairment are present and the undiscounted cash flow (net realizable value) estimated to be generated by the properties are less than the carrying amount of such properties. The determination of net realizable value includes consideration of many factors including income to be earned from the property, holding costs (exclusive of interest), estimated selling prices, and prevailing economic and market conditions. Based upon these factors, the accompanying financial statements include no impairment losses.

Revenue Recognition. Rental income from operating leases is recognized on a straight-line basis over the life of the lease agreements. Interest income is recognized as earned over the terms of the real estate mortgages. Additional rent and interest revenue is recognized as earned.

                        CERTAIN SENIOR HOUSING PROPERTIES
                     (wholly owned by HRPT Properties Trust)
                     NOTES TO COMBINED FINANCIAL STATEMENTS



Use of Estimates. Preparation of these financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that may affect the amounts reported in these financial statements and related notes. The actual results could differ from these estimates.

New Accounting Pronouncements. The Financial Accounting Standards Board has issued Financial Accounting Standards Board Statement No. 128, "Earnings Per Share" ("FAS 128"), Statement No. 129, "Disclosure of Information about Capital Structure" ("FAS 129"), Statement No. 130, "Reporting Comprehensive Income" ("FAS 130"), Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("FAS 131") and Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). FAS 128 and FAS 129 were adopted for the 1997 financial statements. The adoption of each of these statements had no impact on these financial statements. FAS 130 and FAS 131 must be adopted for the 1998 financial statements and FAS 133 must be adopted for the year 2000 financial statements. Management anticipates that FAS 130, FAS 131 and FAS 133 will have no impact on the financial condition or results of operations of the Properties.

Income Taxes. Throughout the periods presented herein, the Properties' operations were included in HRP's income tax returns. HRP is a real estate investment trust under the Internal Revenue Code of 1986, as amended. Accordingly, it is not subject to Federal income taxes provided it distributes its taxable income and meets certain other requirements for qualifying as a real estate investment trust. However, it is subject to certain state and local taxes on its income and property.

Note 3.  Real Estate Properties

These financial statements include 70 properties representing an aggregate investment of $604.0 million. In September 1998, five nursing homes were added to the Properties for an aggregate investment of $11.4 million.

The owned properties are leased on a triple net lease basis, pursuant to noncancellable, fixed term operating leases expiring between 2001 to 2019. Generally, the leases to a single tenant or group of affiliated tenants are cross-collateralized, cross-defaulted, cross-guaranteed and provide for renewal terms at existing rates followed by several market rate renewal terms. The triple net leases generally require the lessee to provide all property management services.

The future minimum lease payments to be received during the current terms of the leases as of December 31, 1997, are approximately $62.7 million in 1998, $63.1 million in 1999, $63.8 million in 2000, $63.8 million in 2001, $66.2 million in 2002 and $726.1 million thereafter.

                        CERTAIN SENIOR HOUSING PROPERTIES
                     (wholly owned by HRPT Properties Trust)
                     NOTES TO COMBINED FINANCIAL STATEMENTS



Note 4.  Real Estate Mortgages

                                                          December 31,
                                                 --------------------------
                                                    1996            1997
                                                 --------         ---------
                                                     (dollars in thousands)

Mortgage notes receivable due December 2016       $1,723           $1,736
Mortgage notes receivable due December 2016        6,964            7,064
Note receivable due January 2013                     883              883
                                                  -----------------------
                                                  $9,570           $9,683
                                                  =======================

At December 31, 1997, the interest rates on the mortgage investments ranged from 9% to 13.75% per annum.

Note 5.  Commitments and Contingencies

At December 31, 1997,  the  Properties had total  commitments  aggregating  $6.2 million to fund or finance improvements to certain leased or mortgaged properties. In December 1998, HRP agreed to purchase and lease 14 new senior housing properties for an aggregate amount of $193.8 million (unaudited). Upon completion of the Offering the Company will assume these commitments. The acquisition of these properties is subject to various closing conditions customary in real estate transactions and no assurances can be given as to when or if this transaction will be consummated.

Note 6.  Transactions with Affiliates

HRP has entered an investment advisory agreement with REIT Management & Research, Inc. ("RMR"), an affiliate of HRP. RMR provides investment, management and administrative services to HRP, and will provide similar services to the Company. Prior to December 31, 1997, such services were provided by HRPT Advisors, Inc. ("Advisors") on similar terms. RMR and Advisors are each owned by Gerard M. Martin and Barry M. Portnoy, who also serve as managing trustees of HRP and will serve as Managing Trustees of the Company. RMR and Advisors are paid by HRP based on a formula amount of gross invested assets of HRP. Investment advisory fees paid by HRP during 1995, 1996, and 1997 with respect to the Properties would have been $2.9 million, $3.2 million and $3.5 million, respectively. RMR is also entitled to an incentive fee paid in restricted shares of common stock based on a formula. Concurrent with the Offering, the Company will enter a separate agreement with RMR on substantially similar terms.

                        CERTAIN SENIOR HOUSING PROPERTIES
                     (wholly owned by HRPT Properties Trust)
                     NOTES TO COMBINED FINANCIAL STATEMENTS


Note 7.  Fair Value of Financial Instruments and Commitments

The financial statements presented include mortgage investments, rents receivable, other liabilities and security deposits. Except as follows, the fair values of the financial instruments and commitments were not materially different from their carrying values at December 31, 1997:


                               Carrying                 Fair Value
                                Amount                    Amount
                             ---------------------------------------
                                      (dollars in thousands)

Real estate mortgages            $9,683                  $10,364
Commitments                          --                    6,207

The fair values of the real estate mortgages are based on estimates using discounted cash flow analysis and currently prevailing rates. The fair value of the commitments represents the actual amounts committed.

Note 8.  Concentration of Credit Risk

The assets included in these financial statements are primarily invested in income producing real estate located throughout the United States. At December 31, 1996 and 1997, the investment in properties purchased from and operated by Marriott International, Inc. ("Marriott") was $325.5 million, representing 56% and 53%, respectively, of total investments included in these financial statements. During 1996 and 1997, the revenue from properties leased to Marriott was $30.5 million and $30.4 million, respectively, representing 58% and 47%, respectively, of total investments included in these financial statements.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Trustees and Shareholder of Senior Housing Properties Trust:

We have audited the accompanying balance sheet of Senior Housing Properties Trust as of December 21, 1998. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Senior Housing Properties Trust at December 21, 1998, in conformity with generally accepted accounting principles.




                                                       /s/ ERNST & YOUNG LLP

Boston, Massachusetts
December 22, 1998

                         Senior Housing Properties Trust
                                  Balance Sheet
                                December 21, 1998
                (dollars in thousands, except per share amounts)



                                ASSETS
Cash                                                                 $264
                                                                     ----
                                                                     $264
                                                                     ====
                 LIABILITIES AND SHAREHOLDER'S EQUITY
Common shares of beneficial interest, $.01 par value;
    50,000,000 shares authorized;
    26,374,760 shares issued and outstanding                         $264
Additional paid-in capital                                             --
                                                                     ----
    Total shareholder's equity                                        264
                                                                     ----
                                                                     $264
                                                                     ====

    See accompanying notes

                         Senior Housing Properties Trust
                             Notes to Balance Sheet
                                December 21, 1998

Note 1.  Organization

Senior Housing Properties Trust, a Maryland real estate investment trust (the "Company"), was organized on December 16, 1998. The Company is a wholly owned subsidiary of HRPT Properties Trust ("HRP"). The Company is in the process of an initial public offering pursuant to which it plans to issue approximately 11 million shares to the public and 350,000 shares to affiliates (collectively, the "Offering"). The Company intends to file a Form S-11 registration statement with the Securities and Exchange Commission in connection with the proposed Offering.

The Company has had no operations. Prior to the consummation of the Offering, the Company will enter into certain transactions (the "Formation Transactions") that are expected to result in the Company becoming a publicly traded real estate investment trust organized to acquire and own senior housing, congregate communities, assisted living properties and nursing homes that are leased to unaffiliated tenants.

Note 2.  Federal Income Taxes

The Company intends to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Accordingly, the Company expects not to be subject to federal income taxes provided it distributes its taxable income and meets certain other requirements for qualifying as a real estate investment trust. The Company will be subject to certain state and local taxes on its income and property.

Note 3.  The Formation Transactions

Prior to the consummation of the Offering, the Company will acquire 84 healthcare properties and certain related assets and liabilities from HRP. In addition, prior to the consummation of the Offering, the Company will assume from HRP an agreement to purchase and lease 14 new healthcare properties. The acquisition of these 14 healthcare properties is expected to occur upon the closing of the Offering.

Concurrently with the closing of the Offering, the Company will distribute, as a dividend, 13.2 million of its shares to HRP shareholders on the basis of one share of the Company for 10 shares of HRP. HRP will retain 13.2 million shares as an equity investment in the Company. At the conclusion of the Offering, 36% of the Company will be owned by HRP and affiliates and 64% will be owned by the general public.

Immediately following the offering, the Company will mortgage finance 14 properties for $250 million. Proceeds will be used to repay debt to HRP created by the formation of the Company.

-------------------------------------------------------------------------------



                            11,000,000 Common Shares

                         Senior Housing Properties Trust

                                  Common Shares
                             of Beneficial Interest



                      ------------------------------------


                                   PROSPECTUS

                      ------------------------------------



                               Merrill Lynch & Co.








                                     , 1999




Through and including , 1999 (the 25th day after the date of this prospectus), all dealers effecting transactions in the common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                                              [ALTERNATE PAGE]
--------------------------------------------------------------------------------



                              350,000 Common Shares

                         Senior Housing Properties Trust

                                  Common Shares
                             of Beneficial Interest



                      ------------------------------------


                                   PROSPECTUS

                      ------------------------------------






                                     , 1999



Through and including , 1999 (the 25th day after the date of this prospectus), all dealers effecting transactions in the common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 31.   Other Expenses of Issuance and Section Distribution.

         The following table itemizes the expenses incurred by the Registrant in connection with the offering of the common shares being registered. All the amounts shown are estimates except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. fee and the New York Stock Exchange listing fee.

         Item                                                        Amount

         SEC Registration Fee......................................  $72,280
         NASD Fee..................................................   26,500
         New York Stock Exchange Listing Fee.......................   *
         Transfer Agent's and Registrar's Fees.....................   *
         Printing and Engraving Fees...............................   *
         Legal Fees and Expenses (other than Blue Sky).............   *
         Accounting Fees and Expenses..............................   *
         Blue Sky Fees and Expenses (including fees of counsel)....   *
         Miscellaneous Expenses....................................   *
                                                                    --------
         Total.....................................................   *
                                                                    ========

--------------------------
* To be provided by Amendment

Item 32.   Sales to Special Parties.

         See Item 33.

Item 33.   Recent Sales of Unregistered Securities.

         On December 16, 1998, Senior Housing Properties Trust (the "Trust") was initially capitalized through the issuance of 26,374,760 shares to HRPT Properties Trust ("HRP") in exchange for $263,747.60. HRP is currently the sole shareholder of the Trust. The 26,374,760 shares currently outstanding were purchased for investment and for the purpose of organizing the Trust. The Trust believes that the issuance and sale of such securities are exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Item 34.   Indemnification of Directors and Officers.

         The Maryland REIT law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of the Trust contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT law.

         The Declaration of Trust of the Trust authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former trustee or officer or (b) any individual who, while a trustee of the Trust and at the request of the Trust, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former Trustee or officer of the Trust. The By-laws of the Trust obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a Trustee or officer of the Trust and at the request of the Trust, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. The Declaration of Trust and By-laws also permit the Trust to indemnify and advance expenses to any person who served a predecessor of the Trust in any of the capacities described above and to any employee or agent of the Trust or a predecessor of the Trust. The Bylaws require the Trust to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

         The Maryland REIT law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the "MGCL") for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

         The form of Underwriting  Agreement to be filed by amendment as Exhibit
1.1 to this Registration Statement will provide for the reciprocal indemnification by the Underwriters of the Trust, and its trustees, officers and controlling persons and by the Trust of the Underwriters, and their respective directors, officers and controlling persons, against certain liabilities under the Securities Act.

Item 35.    Treatment of Proceeds From Stock Being Registered.

     The consideration to be received by the Trust for the common shares registered will be credited to the appropriate capital stock account.

Item 36.    Financial Statements and Exhibits.

(a)  Financial Statements

         Reference is made to Page F-1 of the Prospectus filed as part of this Registration Statement.

(b)  Exhibits

1.1      Form of Underwriting Agreement. (To be filed by amendment)

2.1      Form of Transaction Agreement. (To be filed by amendment)

3.1 Declaration of Trust of the Trust dated December 16, 1998. (Previously filed as an exhibit to the registration statement filed on December 24,
         1998)

3.2      By-laws  of  the  Trust.   (Previously  filed  as  an  exhibit  to  the
         registration statement filed on December 24, 1998)

4.1 Stock certificate representing common shares of the Trust. (To be filed by amendment)

5.1      Opinion of Sullivan & Worcester LLP. (To be filed by amendment)

5.2 Opinion of Ballard, Spahr, Andrews & Ingersoll, LLP. (To be filed by amendment).

8.1 Opinion of Sullivan & Worcester LLP re: tax matters. (To be filed by amendment)

10.1     Form of Advisory Agreement. (To be filed by amendment)

10.2     Form of Incentive Share Award Plan.  (To be filed by amendment)

10.3 Form of Subscription Agreement among Barry M. Portnoy, Gerard M. Martin and the Trust. (To be filed by amendment)

10.4     Form of Intercompany Note.  (To be filed by amendment)

10.5     Form of $100 million Credit Agreement.  (To be filed by amendment)

10.6     Form of $250 million Credit Agreement.  (To be filed by amendment)

10.7     Leases.  (To be filed by amendment)

21.1     Subsidiaries. (To be filed by amendment)

23.1     Consent of Ernst & Young LLP.  (Filed herewith)

23.2     Consent of Sullivan & Worcester  LLP.  (Contained  in Exhibits  5.1 and
         8.1)


24.1 Power of Attorney. (See signature page to the registration statement filed on December 24, 1998)

27.1 Financial Data Schedule. (Previously filed as an exhibit to the registration statement filed on December 24, 1998)

99.1 Consent of Bruce M. Gans, M.D. to being named as a Trustee nominee. (Previously filed as an exhibit to the registration statement filed on December 24, 1998)

99.2 Consent of Arthur G. Koumantzelis to being named as a Trustee nominee. (Previously filed as an exhibit to the registration statement filed on December 24, 1998)


Item 37.   Undertakings.

     The Trust hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers and controlling persons of the Trust pursuant to the foregoing provisions, or otherwise, the Trust has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Trust of expenses incurred or paid by a trustee, officer or controlling persons of the Trust in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Trust will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on the January 7, 1999.


                                   SENIOR HOUSING PROPERTIES TRUST



                                   By:   *
                                       David J. Hegarty
                                       President and
                                       Chief Operating Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Trust and in the capacities and on the dates indicated.



Signature                           Title                             Date
---------                           -----                             ----


/s/ Barry M. Portnoy           Managing Trustee                  January 7, 1999
Barry M. Portnoy



    *                          Managing Trustee                  January 7, 1999
Gerard M. Martin



    *                          President and Chief Operating     January 7, 1999
David J. Hegarty               Officer



/s/ Ajay Saini                 Chief Financial Officer and       January 7, 1999
Ajay Saini                     Treasurer


*By:    /s/ Barry M. Portnoy
        Barry M. Portnoy
        Attorney-in-Fact for such persons
        pursuant to powers of attorney
        dated December 24, 1998